  As filed with the Securities and Exchange Commission on April 2, 1999.

                                                Registration No. 333-72093

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  -----------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  -----------
                               NRT INCORPORATED
            (Exact Name of Registrant as Specified in Its Charter)

       Delaware                      6531                  33-0769705
   (State or Other       (Primary Standard Industrial   (I.R.S. Employer
   Jurisdiction of        Classification Code Number) Identification No.)
   Incorporation or
    Organization)

                                 6 Sylvan Way
                         Parsippany, New Jersey 07054
                                (973) 496-5700
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                            Steven L. Barnett, Esq.
             Senior Vice President, General Counsel and Secretary
                               NRT Incorporated
                                 6 Sylvan Way
                         Parsippany, New Jersey 07054
                                (973) 496-5700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  -----------

                                  Copies to:
     Stephen F. Arcano, Esq.                   Mark L. Weissler, Esq.
 Skadden, Arps, Slate, Meagher &
             Flom LLP                 Milbank, Tweed, Hadley & McCloy LLP
                                              One Chase Manhattan Plaza
         919 Third Avenue                     New York, New York 10005
     New York, New York 10022                      (212) 530-5000
          (212) 735-3000                        (212) 530-5219 (fax)
       (212) 735-2000 (fax)

                                  -----------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                                  -----------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                  -----------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the registration statement filed with the Securities and Exchange Commission + +relating to these securities has been declared "effective" by the SEC. This + +prospectus is not an offer to sell these securities or our solicitation of + +your offer to buy these securities in any State or other jurisdiction where +
+that would not be permitted or legal.                                         +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                      SUBJECT TO COMPLETION--      , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus

     , 1999

                                NRT Incorporated

                     14,062,500 Shares of Common Stock

--------------------------------------------------------------------------------

    NRT Incorporated:      The Offering:
                           . NRT is offering
    . NRT is the largest   9,375,000 of
    residential real       the shares and
    estate brokerage       Apollo is offering
    company in the         4,687,500 of the
    United States.        shares.

    . Affiliates of        . The underwriters
    Apollo Management,     have an option to
    L.P. and Cendant       purchase an
    Corporation            additional 2,109,375
    currently own all of   shares from Cendant
    NRT's outstanding      (upon conversion of
    common and preferred   its convertible
    stock.                 preferred stock of
                           NRT) and Apollo to
                           cover
                           over-allotments.

    . Principal
    Executive Offices:
    NRT Incorporated

    6 Sylvan Way
    Parsippany, New
    Jersey 07054           . This is NRT's
    (973) 496-5700         initial public
                           offering, and
                           no public market
                           currently exists for
                           NRT's shares. NRT
                           estimates that the
                           price of the shares
                           will be between $15
                           and $17 per share.

    Proposed Symbol &
    Market:

    . _____________/


                           . NRT plans to use
                           the proceeds from
                           this offering to
                           repurchase shares of
                           its preferred stock
                           held by Apollo and
                           Cendant and for
                           general corporate
                           purposes, which may
                           include
                           acquisitions.
                           NRT will not receive
                           any proceeds from
                           the shares sold by
                           the selling
                           stockholders.

                           . Closing:        ,
                           1999.

    --------------------------------------------

                                         Per
                                        Share Total
    -----------------------------------------------
     Public offering price:             $     $
     Underwriting fees:                 $     $
     Proceeds to NRT:                   $     $
     Proceeds to selling stockholders:  $     $
    -----------------------------------------------

  This investment involves risk. See "Risk Factors" beginning on Page 11.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette
     Bear, Stearns & Co. Inc.

           BT Alex. Brown

                 Lehman Brothers
                      Merrill Lynch & Co.
                                                     Morgan Stanley Dean Witter

[MAP APPEARS HERE]


  NRT and its subsidiaries own and operate franchised real estate brokerage offices under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names. COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) are registered service marks of a wholly owned subsidiary of Cendant Corporation. As used in this prospectus, unless the context otherwise requires:

  .""NRT'' means NRT Incorporated and its subsidiaries and predecessors;

  .""Cendant'' means Cendant Corporation and its subsidiaries and predecessors; and

  . ""Apollo'' means Apollo Management, L.P. and its affiliated investment funds, Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (UK) Partners III, L.P.

                                 ------------

                               TABLE OF CONTENTS

Prospectus Summary...................    3
Risk Factors.........................   11
Special Note Regarding Forward-
 Looking Statements..................   19
Use of Proceeds......................   20
Dividend Policy......................   20
Dilution.............................   21
Capitalization.......................   22
Unaudited Pro Forma Condensed
 Consolidated Financial Information..   23
Selected Consolidated Financial
 Data................................   30
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................   31
Business.............................   41

Management..........................   55
Principal and Selling Stockholders..   65
Related Party Transactions..........   67
Description of Capital Stock........   81
Description of Indebtedness.........   90
Shares Eligible for Future Sale.....   92
United States Federal Tax
 Considerations Relating to Non-U.S.
 Holders............................   93
Underwriting........................   96
Notice to Canadian Residents........  100
Legal Matters.......................  103
Experts.............................  103
Additional Information..............  105
Index to Financial Statements.......  F-1

                               PROSPECTUS SUMMARY

  This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. Unless otherwise indicated, the information contained in this prospectus gives effect to a 1.875-for-1 split of NRT's common stock that will occur immediately before the closing of the offering and assumes the underwriters' over-allotment option is not exercised. Statistical information on the residential real estate brokerage industry has been derived from publicly available sources, which NRT has not independently verified but believes to be reliable.

                             NRT Incorporated

  NRT is the largest residential real estate brokerage company in the United States based on home sales volume. NRT operates approximately 685 full service real estate brokerage offices nationwide under the franchised COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names.



  . NRT believes it is approximately five times larger than its next largest competitor, based on home sales volume.

  . NRT operates in 18 of the 30 largest domestic markets measured by population and believes it has a leading market presence in each of the markets in which it operates.

  . NRT believes it is the only national residential real estate brokerage company.

  . NRT believes it markets more homes on the internet than any other residential real estate brokerage company.

  As a full service brokerage, NRT offers, either directly or through third party arrangements, a wide variety of homeowner services in addition to traditional real estate brokerage services, including mortgage, title, escrow and relocation services, home warranties, home security systems and other services. NRT believes it benefits from:

  .  operating economies of scale;

  .  national brand identity;

  .  training programs for its sales associates;

  .  offering a wide variety of brokerage-related services; and

  .  access to capital.




  NRT was formed in August 1997 by Apollo and Cendant. Shortly after its formation, NRT acquired the assets of National Realty Trust, which included the former real estate brokerage operations of Coldwell Banker Corporation. Although NRT had only recently been formed, the operations acquired from National Realty Trust provided NRT with a strong core operating business. NRT has grown rapidly since the National Realty Trust acquisition, completing
75 acquisitions representing a total of over 500 brokerage offices. NRT has acquired five of the fifteen largest residential real estate brokerage companies in the United States, based on home sales volume before being acquired by NRT.

                                Growth Strategy


  Internal Growth Strategy. NRT will seek to expand its market presence and increase its revenues and profitability through initiatives that are intended to:

  . capitalize on the benefits provided by operating under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names;

  . increase ancillary revenues by offering a broad range of services to the homeowner;

  .  recruit, retain and develop high-quality sales associates; and

  .  enhance productivity with information technology.

  Acquisition Strategy. NRT will seek to take advantage of acquisition opportunities in the highly fragmented real estate brokerage industry by continuing to:

  . expand its presence within its existing markets through acquisitions of local and regional brokerages;

  . enter new markets by selectively acquiring high-quality, leading real estate brokerage firms; and





  . improve operations of acquired companies through the elimination of duplicative operations and costs.






                               The Industry

  . NRT estimates that in 1998, the domestic residential real estate brokerage industry generated over $50 billion of real estate commissions, based on information reported by the National Association of Realtors and the United States Census Bureau.

  . According to the National Association of Realtors, since 1990, home sales volume in the domestic residential real estate brokerage industry has grown at an average annual rate of 9.4%.

  . According to the latest edition of Real Facts, an industry publication, the 20 largest residential real estate brokerage companies in the United States represented less than 14% of home sales volume for 1997.

                   Relationship with Apollo and Cendant

  Control by Apollo and Cendant. Apollo and Cendant currently own all of the common and preferred stock of NRT. After giving effect to the offering, the intended repurchase of 575,000 shares of common stock from Apollo before the closing of the offering and the repurchase by NRT of shares of convertible preferred stock from Cendant following the closing of the offering and assuming the conversion of all of the convertible preferred stock of NRT then held by Cendant, Apollo will beneficially own approximately 40.2% and Cendant will beneficially own approximately 17.9% of NRT's outstanding common stock. As a result, Apollo and Cendant will have the power to elect the entire Board of Directors and approve other matters submitted to a vote of stockholders. In addition, Apollo, Cendant and NRT are parties to a stockholders agreement relating to the voting, transfer and registration of the shares of NRT's capital stock held by Apollo and Cendant. Under this agreement, both Apollo and Cendant have agreed to vote their shares of NRT's capital stock in favor of a Board of Directors consisting of five directors nominated by Apollo, five directors nominated by Cendant and two directors nominated by a majority of the Board of Directors.

  Acquisition Cooperation Agreement. NRT and Cendant have entered into an acquisition cooperation agreement under which NRT and Cendant cooperate to jointly fund brokerage acquisitions in which Cendant agrees to participate. Under this agreement, when NRT and Cendant jointly fund an acquisition, NRT acquires the brokerage operations and Cendant acquires the trademarks and, in most cases, any mortgage operations of the acquired brokerage. While Cendant can decline to participate in any brokerage acquisition, it has participated in each of NRT's brokerage acquisitions to date and has provided more than 50% of the total acquisition cost for all of NRT's brokerage acquisitions, excluding the National Realty Trust acquisition. Cendant has agreed to provide approximately $1.445 billion for brokerage acquisitions, of which $443 million has already been provided. Under the acquisition cooperation agreement, $500 million of Cendant's commitment will not become available before February 9, 2004, unless Cendant agrees otherwise.


  Other Operational Agreements and Arrangements. NRT has entered into a number of other agreements with Cendant relating to NRT's operations, including:

  . franchise agreements between NRT and subsidiaries of Cendant under which NRT licenses the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names;

  . a program outsourcing agreement under which Cendant acts as NRT's exclusive agent in negotiating arrangements with third party service and product providers;

  . a marketing agreement relating to the marketing of Cendant's mortgage origination services;

  . a relocation management arrangement under which NRT provides brokerage services to relocating employees referred to it by Cendant Mobility Services Corporation;

  . an acquisition services agreement under which NRT provides acquisition related services to Cendant in connection with NRT's brokerage acquisitions;

  . lease agreements under which NRT leases its executive offices from Cendant; and

  . a support agreement under which Cendant provides NRT with computer and data related information services.


  The relationships between NRT and each of Apollo and Cendant could result in potential conflicts of interest. For a discussion of these potential conflicts of interest, you should refer to "Risk Factors--NRT's relationship with Apollo and Cendant could result in potential conflicts of interest."

                                  The Offering

  The number of shares of common stock to be outstanding after the offering:

  . includes approximately 6,006,023 shares of common stock issuable upon conversion of convertible preferred stock held by Cendant, after giving effect to the repurchase by NRT of 725.4 shares of convertible preferred stock from Cendant following the closing of the offering (based on an assumed initial public offering price of $16 per share, the mid-point of the estimated initial public offering price per share);

  . gives effect to the intended repurchase by NRT of 574,500 shares of common stock from Apollo before the closing of the offering; and

  . excludes 3,399,141 shares of common stock currently reserved for issuance under NRT's stock option plan, under which a total of 4,687,500 shares are authorized for issuance (the weighted average exercise price of outstanding options under the stock option plan is $4.17 per share).

Common stock offered by:
  NRT...................   9,375,000 shares
  Apollo................   4,687,500 shares
    Total...............  14,062,500 shares
Common stock to be
 outstanding after the
 offering...............  33,556,523 shares
Use of proceeds.........  NRT intends to use the net proceeds of the offering to redeem all outstanding shares of NRT's Series C junior
                          preferred stock held by Apollo and repurchase 725.4
                          shares of NRT's Series B convertible preferred stock held
                          by Cendant. The remainder of the net proceeds will be
                          used for general corporate purposes, which may include
                          acquisitions. NRT will not receive any of the proceeds
                          from the sale of shares by the selling stockholders.
Proposed trading
 symbol.................

                        Summary Financial and Other Data

  The following tables present summary historical, combined and pro forma data of NRT. For additional information, you should refer to "Selected Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of NRT and its predecessors and related notes. The combined and pro forma data are provided for informational purposes only and are not necessarily indicative of the financial position or the results of operations of NRT had the events described below occurred on the dates specified. In addition, the pro forma data are not indicative of NRT's future financial condition or results of operations.

  In May 1996, Cendant acquired Coldwell Banker Corporation and contributed the real estate brokerage operations owned by Coldwell Banker Residential Brokerage Corporation to National Realty Trust. In August 1997, NRT was formed and acquired all of the real estate brokerage operations owned by National Realty Trust, including real estate brokerage offices acquired after May 1996.

Historical Data

                                          Predecessors
                          ---------------------------------------------
                             Coldwell Banker
                          Residential Brokerage  National Realty Trust      NRT Incorporated
                          --------------------- ----------------------- -------------------------
                                                   Seven       Eight        Four
                               Five Months         Months      Months      Months        Year
                                  Ended            Ended       Ended       Ended        Ended
                                 May 31,        December 31, August 31, December 31, December 31,
                                  1996              1996        1997        1997         1998
                          --------------------- ------------ ---------- ------------ ------------
                                         (in thousands, except per share amounts)
Statement of Operations
 Data:
Real estate
 commissions............        $228,005          $400,076    $570,150    $446,134    $2,010,123
Other revenues..........           7,810            12,101      14,636      17,380       110,879
                                --------          --------    --------    --------    ----------
  Total revenues........         235,815           412,177     584,786     463,514     2,121,002
Commissions and
 royalties(a)...........         141,404           276,364     393,235     330,169     1,482,719
Selling, general and
 administrative
 expenses...............          93,532           119,862     168,863     124,785       571,938
Amortization of
 goodwill...............             482               104       1,162         637         3,403
Acquisition related
 costs..................              26            22,188      10,735      78,462        61,150
                                --------          --------    --------    --------    ----------
  Operating income
   (loss)...............             371            (6,341)     10,791     (70,539)        1,792
Interest expense, net...              11                44         117      (2,843)       (1,819)
Provision (benefit) for
 income taxes...........             156               --        4,432     (25,453)        2,302
                                --------          --------    --------    --------    ----------
  Net income (loss).....        $    204          $ (6,385)   $  6,242    $(42,243)   $    1,309
                                ========          ========    ========    ========    ==========
Loss applicable to
 common shareholders....                                                              $  (35,309)
                                                                                      ==========
Pro forma loss per
 common share
 basic and diluted(b)...                                                              $    (1.64)
Pro forma weighted
 average shares
 outstanding basic and
 diluted(b).............                                                                  21,563
Depreciation............        $  3,812          $  1,129    $  3,026    $  2,998    $   18,909
Acquisition related
 costs:
Amortization of pending
 real estate sales
 contracts and real
 estate listing
 contracts..............        $     26          $ 21,449    $  9,314    $ 69,896    $   44,153
Office conversion
 costs..................             --                739       1,421       8,566        16,997
                                --------          --------    --------    --------    ----------
  Total acquisition
   related costs........        $     26          $ 22,188    $ 10,735    $ 78,462    $   61,150
                                ========          ========    ========    ========    ==========

Other Data:


                                              (footnotes on following page)

(continued from previous page)

(a)Royalties were not payable by Coldwell Banker Residential Brokerage during the five months ended May 31, 1996.

(b)Before the closing of the offering, NRT intends to effect a 1.875-for-1 split of its common stock. Additionally, NRT declared a cash dividend of $45 million on its common stock in 1999, all of which will be paid before the closing of the offering. Because 1998 earnings were insufficient to cover these cash dividends, historical earnings per share information has been excluded and replaced with pro forma loss per share information. Pro forma loss per common share reflects the stock split and the assumed issuance of 2,812,500, shares, which equals the $45 million dividend on common stock divided by $16, the mid-point of the estimated range of the initial public offering price per share. Pro forma loss per common share is not presented for other periods because such per share information would not be meaningful.

Combined and Pro Forma Data

  The data presented below for the years ended December 31, 1996, 1997 and 1998 consist of the following:

 . combined data for the year ended December 31, 1996, which combine the historical results of Coldwell Banker Residential Brokerage Corporation from January 1, 1996 through May 31, 1996 and National Realty Trust from June 1, 1996 through December 31, 1996;

 . combined data for the year ended December 31, 1997, which combine the historical results of National Realty Trust from January 1, 1997 through August 31, 1997 and NRT from September 1, 1997 through December 31, 1997;

 .  historical data of NRT as of and for the year ended December 31, 1998; and

 . pro forma data as of and for the year ended December 31, 1998, which give effect to (1) the offering and the application of the estimated net proceeds, (2) the payment of a $45 million cash dividend on its common stock to Apollo before the closing of the offering, (3) the receipt of $30 million payment on February 10, 1999 from Cendant for services to be performed by NRT under an acquisition services agreement in connection with future acquisitions, (4) the repurchase of 574,500 shares of common stock from Apollo before the closing of the offering, (5) additional royalties that will be payable to NRT's franchisors following the closing of the offering and (6) the acquisitions, all described under "Unaudited Pro Forma Condensed Consolidated Financial Information."


  Although the historical data combines the historical periods of NRT and/or its predecessors, due to the nature of NRT's business, management believes that the presentation of combined data provides a relevant means of comparing annual operating and other data, specifically with respect to revenues, commissions and royalties, selling, general and administrative expenses, EBITDA, cash flows and the other real estate brokerage data presented below. The effect on comparability of combining the historical periods of NRT and its predecessors with respect to amortization of goodwill, acquisition related costs, interest expense and income taxes is addressed under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                      Pro Forma
                             Combined     Combined                   As Adjusted
                            Year Ended   Year Ended   Year Ended      Year Ended
                           December 31, December 31, December 31,    December 31,
                               1996         1997         1998            1998
                           ------------ ------------ ------------    ------------
                                (in thousands, except per share amounts)

 Statement of Operations
  Data:
 Real estate
  commissions............    $628,081    $1,016,284   $2,010,123      $2,315,367
 Other revenues..........      19,911        32,016      110,879         146,902
                             --------    ----------   ----------      ----------
    Total revenues.......     647,992     1,048,300    2,121,002       2,462,269
 Commissions and
  royalties..............     417,768       723,404    1,482,719       1,760,462
 Selling, general and
  administrative
  expenses...............     213,394       293,648      571,938         646,564
 Amortization of
  goodwill...............         586         1,799        3,403           4,270
 Acquisition related
  costs(a)...............      22,214        89,197       61,150          66,347
                             --------    ----------   ----------      ----------
   Operating income
    (loss)...............      (5,970)      (59,748)       1,792         (15,374)
 Interest expense, net...          55        (2,726)      (1,819)         (1,066)
 Provision (benefit) for
  income taxes...........         156       (21,021)       2,302          (4,955)
                             --------    ----------   ----------      ----------
   Net income (loss).....    $ (6,181)   $  (36,001)  $    1,309      $   (9,353)
                             ========    ==========   ==========      ==========
 Loss applicable to
  common shareholders....                             $  (35,309)     $  (24,791)
                                                      ==========      ==========
 Pro forma loss per common share
   basic and diluted.....                             $    (1.64)(e)  $    (0.88)(f)

 Pro forma weighted
  average
  shares outstanding
   basic and diluted ....                                 21,563 (e)      28,125 (f)
 Other Data:
 EBITDA(b)...............    $ 21,032    $   27,285   $   68,257      $   59,937
 Net cash provided by
  operating activities...      34,665        30,152       31,977             --
 Net cash used in
  investing activities...     (33,190)     (152,270)    (186,651)            --
 Net cash provided by
  financing activities...      10,624       294,067       42,015             --
 Sides(c)................     109,994       154,066      300,229             --
 Average sales price per
  home...................    $    205    $      239   $      245             --
 Home sales volume (in
  millions)..............      22,593        36,822       73,686             --
 Average sales
  commission per side as
  a percentage of home
  sales volume(d)........        2.78%         2.76%        2.73%            --
 Number of offices (at
  period end)............         353           463          692             --
 Number of sales
  associates (at period
  end) ..................      13,765        19,914       30,658             --
 Real estate listing
  contracts (at period
  end) ..................      27,170        33,256       54,614             --

                                                   As of December 31, 1998
                                                   ----------------------------
                                                    Historical       Pro Forma
                                                   --------------   -----------
                                                        (in thousands)
Balance Sheet Data:

Cash and cash equivalents..............  $ 52,701   $       68,796
Total assets...........................   530,712          546,807
Long-term debt.........................    16,791           16,791
Redeemable preferred stock.............   252,047          184,712
Stockholders' deficit..................   (69,541)         (16,111)

                                              (footnotes on following page)

(continued from previous page)

(a) Acquisition related costs reflect primarily the amortization of acquired companies' pending real estate sales contracts and real estate listing contracts and office conversion costs. Office conversion costs include primarily signage change, name change advertising and other transitional costs. NRT amortizes acquired companies' pending real estate sales contracts over a three-month period and real estate listing contracts over a six-month period.

(b) EBITDA is defined as operating income (loss) plus depreciation and amortization of goodwill and other intangibles. EBITDA is calculated as follows:

                                                                    Pro Forma
                                                                   As Adjusted
                              Combined     Combined       Year         Year
                             Year Ended   Year Ended     Ended        Ended
                            December 31, December 31, December 31, December 31,
                                1996         1997         1998         1998
                            ------------ ------------ ------------ ------------
                                                  (in thousands)
   Operating income
    (loss).................   $(5,970)     $(59,748)    $ 1,792      $(15,374)
   Depreciation............     4,941         6,024      18,909        21,691
   Amortization of
    goodwill...............       586         1,799       3,403         4,270
   Amortization of pending
    real estate contracts
    and real estate listing
    contracts..............    21,475        79,210      44,153        49,350
                              -------      --------     -------      --------
   EBITDA..................    21,032        27,285      68,257        59,937
   Office conversion
    costs..................       739         9,987      16,997        16,997
                              -------      --------     -------      --------
   EBITDA before office
    conversion costs.......   $21,771      $ 37,272     $85,254      $ 76,934
                              =======      ========     =======      ========

  Management believes that EBITDA is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance. Management uses EBITDA as a supplementary tool to measure NRT's ability to generate operating cash flow. Management also uses EBITDA to establish performance goals and related bonuses for its employees. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. NRT understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation.





(c) Each real estate transaction has two sides, the selling side and the buying side. NRT may participate as broker on one or both sides of a transaction.


(d) Represents the average sales commission rate received by NRT per side in home sale transactions in which NRT participated as broker. This amount is calculated by dividing NRT's real estate commissions by NRT's home sales volume.

(e) Before the closing of the offering, NRT intends to effect a 1.875-for-1 split of its common stock. Additionally, NRT has declared a cash dividend of $45 million on its common stock in 1999, which will be paid prior to the closing of the offering. Because 1998 earnings were insufficient to cover the cash dividend, historical loss per share information has been excluded and replaced with pro forma loss per share information. Pro forma loss per common share reflects the intended stock split and the assumed issuance of 2,812,500 shares, which equals the $45 million dividend on common stock divided by $16, the mid-point of the estimated range of the initial public offering price per share. Pro forma earnings per common share is not presented for other periods because such per share information would not be meaningful.

(f) In addition to the stock split described in (e) above, pro forma loss per common share, as adjusted, gives effect to acquisitions by NRT, additional royalties that will be payable to NRT's franchisors following the closing of the offering, the additional shares that will be outstanding as a result of the offering and the application of the proceeds of the offering, all described under "Unaudited Pro Forma Condensed Consolidated Financial Information."

                                  RISK FACTORS

  Set forth below is a description of material risks to investors considering an investment in the common stock. You should consider carefully the following factors and other information in this prospectus before deciding to invest in shares of common stock.

NRT has a limited operating history upon which an evaluation of NRT and its prospects can be based

  While NRT's predecessors have conducted real estate brokerage operations for a significant period of time, NRT has conducted operations only since August 1997, when it acquired the assets of National Realty Trust. NRT has completed 75 acquisitions, including 9 acquisitions in 1997, 55 acquisitions in 1998 and 11 acquisitions in 1999. As a result, NRT and its acquired operations have a limited operating history on a combined basis upon which an evaluation of NRT and its prospects can be based.

NRT has recorded operating losses in the past and may record operating losses in the future

  NRT recorded an operating loss of approximately $70.5 million for the four months ended December 31, 1997. NRT's operating loss was due primarily to the large number of acquisitions completed by NRT and NRT's amortization of a significant portion of the purchase price for these acquisitions during the first year following completion of the acquisition. NRT may incur significant operating losses in the future, particularly if it continues to make acquisitions.

NRT is required to make substantial royalty payments

  As a franchisee of the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) real estate franchise systems, NRT is required to pay royalties to its franchisors. NRT paid royalties of $121.3 million for the year ended December 31, 1998. Under its franchise agreements, following the closing of the offering, NRT will incur additional royalties that were not incurred during prior periods. If NRT had incurred these additional royalties beginning on January 1, 1998, NRT's royalty payments to its franchisors would have increased by approximately $23.1 million and net income would have been reduced by $13.8 million for the year ended December 31, 1998.

NRT's business activities are restricted by its franchise agreements

  As a franchisee, NRT operates each of its offices under one of its franchisors' brand names, but does not own any of the brand names under which it operates. The franchisors have significant rights over the use of the franchised service marks by NRT and the conduct of NRT's business. Under the franchise agreements, NRT is not permitted to engage in any business other than the residential real estate brokerage business and businesses permitted under its program outsourcing agreement with Cendant. In addition, the franchise agreements require NRT to:

  . coordinate with the franchisors on significant matters relating to NRT's operations, including the opening and closing of offices;

  . contribute significant amounts to national advertising funds maintained by the franchisors;

  . indemnify the franchisors against losses arising out of the operation of NRT's business under the franchise agreements; and

  . maintain standards and comply with guidelines relating to its operations which are applicable to all franchisees of the franchisors' real estate franchise systems.

  NRT's franchise agreements restrict NRT's ability to incur indebtedness and pay dividends. They also permit NRT's franchisors to prevent NRT's acquisition of one or more new offices if the acquisition would have an adverse impact on other existing franchisees of NRT's franchisors. In addition, under the acquisition cooperation agreement, Cendant has the right to cause NRT to sell one or more of the brokerage offices that were acquired in connection with a brokerage acquisition.

Termination of any of NRT's franchise agreements would adversely affect NRT

  NRT's franchisors have the right to terminate NRT's franchise if any of the following occur:

  . a bankruptcy or insolvency event affecting NRT;

  . a transfer by NRT of any right or obligation under the franchise agreements;

  . a change in control of NRT;

  . NRT's affiliation with another real estate franchisor that is not an affiliate of NRT's existing franchisors; or

  . NRT's failure to promptly pay amounts due under the franchise agreements.

  If a franchisor terminates NRT's franchise due to a material breach of its franchise agreement, the franchisor could require NRT to pay damages equal to the franchisor's lost future royalties for the remaining term of the franchise agreement, up to 25 years. The franchisors could also seek damages and/or equitable relief for other violations of the franchise agreements. Any termination of one or more of the franchise agreements would have a material adverse effect on NRT.

The cyclical nature of the residential real estate market could adversely affect NRT's business

  In recent years, existing home sales have risen to their highest levels in history. However, the residential real estate market tends to be cyclical and typically is affected by changes in general economic conditions which are beyond NRT's control. Any of the following could have a material adverse effect on NRT's business by causing a general decline in the number of home sales and/or prices which, in turn, would adversely affect revenues and profitability:

  . periods of economic slowdown or recession;

  . rising interest rates;

  . decreasing home ownership rates; or

  . declining demand for real estate.

  As a result, NRT would be adversely affected if economic conditions do not continue to be favorable or an economic slowdown were to occur in the United States or elsewhere. The National Association of Realtors has forecasted that existing home sales will be lower in 1999 than in 1998.

Seasonal fluctuations in the residential real estate brokerage business could adversely affect NRT

  The residential real estate brokerage business is subject to seasonal fluctuations. Historically, NRT's revenues have been strongest in the second and third quarters of the calendar year. While NRT pays commissions to its sales associates only upon the sale of a home, many of NRT's other expenses, such as rent and personnel, are fixed and cannot be reduced during a seasonal slowdown. As a result, NRT may be required to borrow cash in order to fund its operations during seasonal slowdowns or at other times. Since the terms of NRT's franchise agreements and bank facility restrict the ability of NRT to incur indebtedness, NRT cannot assure that it would be able to borrow cash. NRT's inability to finance its funding needs could have a material adverse effect on NRT.

NRT's operations are concentrated in metropolitan areas

  NRT owns real estate brokerage offices located in and around 18 large metropolitan markets in the United States. NRT's offices operate principally within these markets. Local and regional economic conditions in these markets could differ materially from prevailing conditions in other parts of the country. While NRT believes that its offices are located in geographically diverse metropolitan markets of the United States, NRT has more offices and realizes more of its revenues in Northern and Southern California and the New York metropolitan area than any other regions of the country. In 1998, NRT realized approximately 44% of its gross commission income in Northern and Southern California and the New York metropolitan area. A downturn in residential real estate markets or economic conditions in these regions could have a material adverse effect on NRT.

NRT cannot assure its ability to complete future acquisitions

  NRT has pursued an active acquisition strategy as a means of entering or strengthening its position within metropolitan markets and has sought to integrate acquisitions into NRT's operations to achieve economies of scale. As a result, NRT has derived a substantial portion of its revenues and profits from acquired brokerages. The success of NRT's future acquisition strategy will continue to depend upon NRT's ability to find suitable acquisition candidates on favorable terms and to finance and complete these transactions. The inability of NRT to complete brokerage acquisitions could have a material adverse effect on NRT's growth strategy.

  NRT's ability to complete future acquisitions will also depend in large part on Cendant's continued participation in such acquisitions under the acquisition cooperation agreement. Cendant is not required to participate in any brokerage acquisition. As a result, NRT cannot assure that Cendant will participate in any future brokerage acquisition or that NRT will obtain alternative sources of financing if Cendant does not participate in any brokerage acquisition.
In addition, due to a change in the purchase price calculation applicable to Cendant's agreement to fund future brokerage acquisitions under the acquisition cooperation agreement, NRT expects to pay a higher percentage of the total purchase price in its brokerage acquisitions than in the past. Furthermore, Cendant and NRT may agree to pursue an acquisition on terms different from those set forth in the acquisition cooperation agreement, in which case NRT could be required to pay a greater share of the total purchase price than it otherwise would pay.

  The franchise agreements limit the ability of NRT to incur indebtedness and open new offices. These restrictions may prevent NRT from completing acquisitions that it otherwise wishes to pursue.

NRT cannot assure that it will realize anticipated benefits from future acquisitions

  Upon completion of an acquisition, NRT encounters risks related to the possible inability of NRT to integrate the acquired business into NRT's operations, the possible defection of a significant number of sales associates, the increased amortization of intangibles, the diversion of management's attention and unanticipated problems or liabilities. These risks may adversely affect NRT's ability to realize anticipated cost savings and revenue growth from its acquisitions.

The program outsourcing agreement restricts NRT's ability to pursue alternative third party purchasing and marketing programs

  Under its program outsourcing agreement with Cendant, NRT has appointed Cendant as its exclusive outsourcing agent to negotiate the terms of NRT's participation in purchasing and marketing programs. The program outsourcing agreement restricts the ability of NRT to pursue alternative marketing arrangements and product and service providers. Under the program outsourcing agreement, Cendant negotiates with third party providers fee arrangements applicable to each program (which typically include fees payable by third parties to Cendant), as well as the other terms of such arrangements. In addition, Cendant may cancel or modify existing programs in its sole discretion. The inability of NRT to pursue alternative arrangements or the termination or modification of any program or fee arrangement could have a material adverse effect on NRT. The terms of the programs established under the program outsourcing agreement could differ materially from the terms of programs that NRT could have obtained absent the program outsourcing agreement.

The marketing agreement restricts NRT's ability to pursue alternative third party mortgage marketing arrangements

  Under its marketing agreement with Cendant Mortgage Corporation, NRT assists in the marketing of Cendant Mortgage's mortgage origination services. The marketing agreement restricts the ability of NRT to pursue and enter into alternative mortgage marketing arrangements with other parties. NRT intends to enter into a joint venture with Cendant to provide mortgage services, at which time the marketing agreement will be terminated. The terms of the marketing agreement (and the anticipated mortgage joint venture with Cendant that would replace the marketing agreement) could differ materially from the terms of any arrangements that NRT could have obtained from third parties.


The loss of key employees and sales associates could adversely affect NRT

  The ability of NRT to continue to expand its business largely depends on the skills, experience and efforts of its key employees and sales associates. The loss of the services of NRT's key employees or a significant number of sales associates could have a material adverse effect on NRT's growth and development.

Changes in government regulation could adversely affect NRT

  NRT's business activities are subject to substantial regulation by governmental authorities. The jurisdictions in which NRT does business have established requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses. In addition, the federal Real Estate Settlement Procedures Act and comparable state statutes impose restrictions on the manner in which NRT may conduct its business. NRT could be adversely affected by current laws, regulations or interpretations. In addition, more restrictive laws, regulations or interpretations could be adopted in the future that could make compliance more difficult or expensive. Furthermore, regulatory authorities have broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, these regulatory authorities could prevent or temporarily suspend NRT from carrying on some or all of its activities or otherwise penalize NRT if its practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of these requirements by the regulatory authority. NRT's failure to comply with any of these requirements or interpretations could have a material adverse effect on NRT's operations and financial performance.

Year 2000 problems could disrupt NRT's business

  Many existing computer systems and software products are coded to accept only two-digit entries in the date code field and cannot properly recognize dates in the year 2000 and beyond. Consequently, these systems and software products need to be either upgraded or replaced to function properly from and after January 1, 2000.

  If, due to hardware or software problems, NRT's systems were unable to operate due to year 2000 problems, NRT would face the risks of incurring additional costs to correct its year 2000 problems or losing revenue due to its inability to deliver services to its customers. These costs or losses, if incurred, could have a material adverse effect on NRT. However, NRT believes that it is taking the necessary steps to eliminate or reduce these risks where possible and that year 2000 issues will not have a material effect on NRT's financial condition or results of operations. For a description of NRT's year 2000 compliance efforts, you should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."


  NRT is speaking with third party vendors and service providers regarding their year 2000 compliance. NRT's major software and hardware vendors and service providers, including Cendant, have indicated that their systems currently are or will be year 2000 compliant prior to December 31, 1999. NRT is in the process of contacting all of its other major vendors and service providers, including multiple listing service providers, to confirm their systems will be year 2000 compliant in a timely manner. NRT expects to have this assessment complete and a contingency plan in place by the end of the third quarter of 1999. However, NRT cannot assure that the systems of those companies will be converted in a timely manner or that the third parties will mitigate the effects of noncompliance or that any failure to convert by another company would not have an adverse effect on NRT.

The terms of NRT's bank credit facility restrict NRT's business activities

  The terms and conditions of NRT's bank credit facility restrict NRT's ability to incur debt, pay dividends and other distributions, create liens, sell assets and make investments. The terms of the bank credit facility also require NRT to maintain specified financial ratios. These provisions will limit NRT's ability to obtain additional funds for its operations or future acquisitions and pay dividends, which could have a material adverse effect on NRT and the rights of holders of NRT's common stock.

The absence of a trading market for the common stock could make it difficult for investors to resell their shares at or above the initial public offering price

  Prior to the offering, there has been no trading market for the common stock. Although NRT intends to apply to have the common stock approved for listing on
the            , it does not know whether its listing application will be approved or, if it is approved, whether a liquid trading market for the common stock will develop. Investors may not be able to resell their shares at or above the initial public offering price. The initial public offering price for the shares of common stock will be determined through negotiations among NRT, Apollo, Cendant and representatives of the underwriters. The initial public offering price may not be indicative of the market price of the common stock after the offering.

New investors will experience immediate and substantial dilution

  The initial public offering price of the common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock. As a result, NRT currently expects that new investors will experience immediate dilution of $16.80 per share in the net tangible book value per share of the common stock from the initial public offering price, assuming an initial public offering price of $16 per share, the mid-point of the estimated range of initial public offering price per share. If NRT issues additional shares of common stock in the future, investors may experience further dilution. In addition, NRT has outstanding options which, if exercised, could result in further dilution.

NRT does not expect to pay dividends on its common stock

  NRT does not anticipate paying any cash dividends on its common stock in the foreseeable future. Any payment of future dividends and the amounts thereof will depend upon NRT's earnings, financial requirements and other factors deemed relevant by NRT's Board of Directors. Future dividends will be subject to the terms of NRT's bank credit facility, which restricts NRT's ability to pay dividends on its common stock. In addition, NRT's franchise agreements prevent NRT from incurring indebtedness to pay dividends and prohibit the payment of extraordinary dividends unless financial ratio tests are satisfied. The terms of NRT's preferred stock also restrict the ability of NRT to pay dividends on its common stock. Although NRT has declared a $45 million cash dividend on its common stock to Apollo, which will be paid before the closing of the offering, this dividend is not indicative of the dividends, if any, that may be paid by NRT in the future.

NRT's relationship with Apollo and Cendant could result in potential conflicts of interest

  The ownership of NRT's capital stock by Apollo and Cendant, the ownership of Cendant's common stock or options to purchase Cendant's common stock by directors and officers of NRT and the service by directors of NRT as directors or officers of both NRT and Apollo or Cendant could result in potential conflicts of interest when those directors and officers are faced with decisions that could have different implications for NRT and Apollo or Cendant. Such decisions could impact:

  .potential acquisitions;

  .the issuance of additional securities;

  .the entry into or modification of contractual or other arrangements;

  .the election of directors; and

  .the payment of dividends by NRT.

NRT has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise among NRT, Apollo, Cendant and their affiliates. However, under Delaware law, officers and directors of NRT owe fiduciary duties to NRT and its stockholders.

  In addition, NRT has entered into agreements with Cendant, including the following:

  .the franchise agreements;

  .the stockholders agreement (to which Apollo is also a party);

  .the acquisition cooperation agreement (to which Apollo is also a party);

  .the program outsourcing agreement;

  .the marketing agreement;

  .the acquisition services agreement;

  .lease agreements; and

  .the support agreement.

These agreements were entered into when Cendant and Apollo owned all of NRT's outstanding capital stock. NRT and Cendant also intend to implement a joint venture that will provide mortgage services, at which time the marketing agreement will be terminated. The terms of these agreements may be materially different from the terms that would have been obtained absent the stock ownership by Cendant and Apollo.

Cendant's discovery of accounting irregularities could adversely affect NRT

  After discovering accounting irregularities in the former CUC International Inc. business units of Cendant, Cendant restated its earnings for 1998 and prior years and experienced a significant decline in its market capitalization. In addition, lawsuits have been filed against Cendant, its predecessor, HFS Incorporated, their current and former officers and directors and others, including Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, asserting claims under the federal securities laws and state common and statutory law. If, as a result of its accounting irregularities, the resulting decline in market capitalization or an adverse outcome in the pending lawsuits, Cendant is unable to perform its obligations under its agreements with NRT, including its obligations under the acquisition cooperation agreement, its failure to perform could have a material adverse effect on NRT's operations and financial performance, including NRT's ability to implement its growth strategy.

The control of NRT by Apollo and Cendant could reduce the ability of other stockholders to influence NRT

  Immediately following the offering, assuming the repurchase by NRT of 725.4 shares of Series B convertible preferred stock held by Cendant after the closing of the offering and the conversion of all of the Series B convertible preferred stock then held by Cendant into shares of common stock:

  . Apollo will beneficially own 40.2% of NRT's common stock (35.8% if the underwriters' over-allotment option is exercised in full);

  . Cendant will beneficially own 17.9% of NRT's common stock (16.0% if the underwriters' over-allotment option is exercised in full); and

  . NRT's other stockholders will beneficially own 41.9% of NRT's common stock (48.2% if the underwriters' over-allotment option is exercised in full).

As a result, Apollo and Cendant, acting together, will have the power to elect the entire Board of Directors of NRT and approve other matters submitted to a vote of NRT's stockholders, including extraordinary corporate matters. In addition, under the stockholders agreement, NRT's Board of Directors will consist of twelve directors, including:

  .five directors nominated by Apollo;

  .five directors nominated by Cendant; and

  .two directors nominated by a majority of the Board of Directors.

  Apollo and Cendant have agreed to vote all of their shares in favor of the other's director nominees. As a result of these agreements, the restrictions imposed by NRT's franchise agreements on acquisitions of shares by third parties, and the exclusivity provisions of the program outsourcing agreement and the marketing agreement, Apollo and Cendant will likely continue to exercise substantial influence over NRT and its operations for the foreseeable future.

The availability of a significant number of shares for future sale by Apollo and Cendant could adversely affect the market price of the common stock

  Subject to applicable federal securities laws, the transfer restrictions of the stockholders agreement and restrictions contained in the underwriting agreement with the underwriters, Apollo and Cendant may sell any or all of the shares of common stock (or, in the case of Cendant, convertible preferred stock) owned by them. In addition, under the stockholders agreement, Apollo and Cendant have registration rights with respect to the shares of common stock and convertible preferred stock owned by them, which would facilitate any future disposition. Sales in the public market of substantial amounts of common stock, or the perception that such sales could occur, could cause the prevailing market prices for the common stock to fall. NRT cannot predict the period of time during which Apollo and Cendant will maintain their ownership of common stock following the offering.

Provisions of NRT's charter and by-laws and agreements with Cendant and Apollo could deter takeover attempts

  Following the offering, provisions of NRT's certificate of incorporation and by-laws could delay or impede the removal of incumbent directors or discourage a third party from attempting to acquire control of NRT. Such provisions could limit the price that investors might be willing to pay for shares of the common stock. Similarly, the stockholders agreement limits Apollo's ability to transfer its shares of common stock to persons that Cendant believes may have an intent to acquire or influence control of NRT. In addition, NRT's franchise agreements include as an event of default the acquisition by any person or group, other than Apollo and Cendant, of over 30% of the outstanding common stock generally. The franchise agreements provide that damages based on lost future royalties would be payable by NRT if any person or group acquired beneficial ownership of over 30%. As a result, in addition to effectively restricting a third party from acquiring over 30% of NRT's outstanding common stock generally, the franchise agreements could effectively restrict Apollo's ability to transfer significant amounts of its shares of common stock to parties other than Cendant.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These statements may be found under "Prospectus Summary," "Risk Factors," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements contain the words "believes," "anticipates," "expects" and words of similar import. Because these statements involve risks and uncertainties, actual results could differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause these differences include those discussed under "Risk Factors" in this prospectus. The forward-looking statements are made as of the date of this prospectus. NRT assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                USE OF PROCEEDS

  NRT estimates the net proceeds to NRT from the offering, after deducting applicable underwriting discounts and commissions and estimated offering expenses payable by NRT, to be approximately $137.0 million. NRT expects that:

  . approximately $84.5 million of the net proceeds from the offering will be used to redeem all of the outstanding shares of Series C junior preferred stock of NRT held by Apollo, including a redemption premium of $12.3 million;

  . approximately $10.7 million of the net proceeds from the offering will be used to repurchase 725.4 shares of Series B convertible preferred stock of NRT held by Cendant, plus accrued dividends; and

  . the remainder of the net proceeds of the offering to NRT will be used for general corporate purposes, which may include acquisitions of real estate brokerages and their related service businesses. NRT does not currently have any specific plans for the use of these proceeds.

NRT will not receive any proceeds from the sale of shares by the selling stockholders.

                                DIVIDEND POLICY

  NRT does not anticipate paying cash dividends to its common stockholders in the foreseeable future after the offering. The timing, amount and form of any dividends will be at the discretion of NRT's Board of Directors and will depend on NRT's results of operations, financial condition, cash requirements and other factors considered relevant by the Board of Directors. NRT's ability to pay dividends is restricted under its franchise agreements, the terms of its preferred stock and its bank credit facility.

  NRT has paid dividends to Cendant as the sole holder of NRT's Series A senior preferred stock and Series B convertible preferred stock and to Apollo as the sole holder of NRT's Series C junior preferred stock and common stock. Through February 15, 1999, NRT has paid a total of $20.2 million of dividends on its Series A senior preferred stock, $1.7 million of dividends on its Series B convertible preferred stock and $19.2 million of dividends on its Series C junior preferred stock. NRT has declared a $45.0 million cash dividend on its common stock held by Apollo, which will be paid before the closing of the offering. This dividend is not indicative of the dividends, if any, that may be paid by NRT in the future.

  NRT intends to continue to pay regularly scheduled quarterly dividends on its Series A senior preferred stock at the annual rate of 9.00% of its then face amount (or $14.5 million per year based on the current amount outstanding) and its Series B convertible preferred stock at the annual rate of 5.00% of its then face amount (or $1.2 million per year based on the current amount outstanding).

                                    DILUTION

  At December 31, 1998, the net tangible book value of NRT, after giving effect to the intended 1.875-for-1 stock split, was approximately $(13.1) million, or $(0.70) per share. Net tangible book value is defined as the book value of all assets of NRT, less all liabilities and intangible assets. NRT's intangible assets consist primarily of goodwill, pending real estate contracts and real estate listing contracts. Without taking into account any changes in net tangible book value after December 31, 1998, other than to give effect to the offering, the application of the estimated net proceeds, the $45 million cash dividend on NRT's common stock and the intended repurchase of 574,500 shares of common stock from Apollo, the pro forma net tangible book value of NRT's common stock as of December 31, 1998 would have been approximately $(27.0) million, or $(0.80) per share. The following table gives effect to the offering as if it had occurred on December 31, 1998 at an assumed initial public offering price of $16 per share (the mid-point of the estimated range of initial public offering price per share). The table illustrates the immediate decrease in net tangible book value of $0.10 per share to NRT's existing stockholders and an immediate dilution of $16.80 per share to new investors:

   Public offering price per share............................          $16.00
   Net tangible book value per share as of December 31, 1998..  ($0.70)
   Decrease in net tangible book value per share attributable
    to the offering...........................................   (0.10)
                                                                ------
   Pro forma net tangible book value per share as of December
    31, 1998, after giving effect to the offering.............          $(0.80)
                                                                        ------
   Immediate dilution per share to new investors..............          $16.80
                                                                        ======

  The calculation in the table above includes 6,006,023 shares issuable upon conversion of the convertible preferred stock held by Cendant after the repurchase by NRT of 725.4 shares of convertible preferred stock from Cendant, but excludes 3,432,343 shares reserved for issuance under NRT's 1997 Equity Participation Plan.

  The following table presents as of December 31, 1998, on a pro forma basis after giving effect to the offering, the positions of existing common stockholders assuming the conversion of Cendant's convertible preferred stock, the repurchase of 574,500 shares of common stock from Apollo and the repurchase of 725.4 shares of convertible preferred stock from Cendant, and new investors with respect to the number of shares of common stock purchased from NRT, the total consideration paid and the average price paid per share, at an assumed initial public offering price of $16 per share (the mid-point of the estimated range of initial public offering price per share).

                               Shares Purchased   Total Consideration  Average
                            --------------------- ------------------- Price per
                              Number   Percentage  Amount  Percentage   Share
                            ---------- ---------- -------- ---------- ---------
                                                      (dollars in
                                                   thousands, except
                                                  per share amounts)
   New investors........... 14,062,500    41.9 %  $225,000    91.1 %   $16.00
   Existing common
    stockholders........... 19,494,023    58.1      22,075     8.9       1.13
                            ----------   -----    --------   -----     ------
     Total................. 33,556,523   100.0 %  $247,075   100.0 %
                            ==========   =====    ========   =====

                                 CAPITALIZATION

  The following table sets forth NRT's cash and cash equivalents, short-term debt and capitalization as of December 31, 1998 on an actual basis and on a pro forma basis after giving effect to:

  .the offering and the application of the estimated net proceeds;

  . the payment of a $45 million cash dividend by NRT on its common stock to Apollo before the closing of the offering;

  . the receipt of a $30 million payment on February 10, 1999 from Cendant for services to be performed by NRT under an acquisition services agreement in connection with future acquisitions by NRT; and

  . the intended repurchase by NRT of 574,500 shares of common stock from Apollo before the closing of the offering and 725.4 shares of convertible preferred stock from Cendant following the closing of the offering.

You should read this table together with the consolidated financial statements and the related notes, "Unaudited Pro Forma Condensed Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                      As of December 31, 1998
                                                      --------------------------
                                                        Actual      Pro Forma
                                                      -----------  -------------
                                                           (in thousands)
Cash and cash equivalents...........................  $    52,701  $     68,796
                                                      ===========  ============
Restricted cash(a)..................................  $    93,878  $     93,878
                                                      ===========  ============
Short-term debt:
  Cash secured bank loans(a)........................  $    93,878  $     93,878
  Mortgage warehousing loan(b)......................       22,756        22,756
  Other.............................................       10,581        10,581
                                                      -----------  ------------
    Total short-term debt...........................  $   127,215  $    127,215
                                                      ===========  ============
Long-term debt......................................  $    16,791  $     16,791
Redeemable preferred stock, $0.01 par value, 405,000
shares authorized:
  9.00% Series A Cumulative Senior Redeemable
   Preferred Stock, 157,591 shares issued and
   outstanding......................................      161,137       161,137
  5.00% Series B Cumulative Convertible Redeemable
   Preferred Stock, 24,000 shares issued and
   outstanding (actual); 23,275 shares outstanding
   (pro forma)......................................       24,300        23,575
  18.00% Series C Cumulative Junior Redeemable
   Preferred Stock, net, 68,510 shares issued and
   outstanding (redemption value of $84,457)........       66,610           --
                                                      -----------  ------------
    Total redeemable preferred stock................      252,047       184,712
                                                      -----------  ------------
Stockholders' deficit:
  Common Stock, $0.01 par value, 50,000,000 shares
   authorized; 18,750,000 shares issued and
   outstanding (actual); 33,556,523 shares
   outstanding (pro forma)..........................          100           172
  Additional paid-in capital........................          --         98,358
  Accumulated deficit...............................      (69,641)     (114,641)
                                                      -----------  ------------
    Total stockholders' deficit.....................      (69,541)      (16,111)
                                                      -----------  ------------
    Total capitalization............................     $199,297      $185,392
                                                      ===========  ============

---------------------


(a) Restricted cash, which represents proceeds from cash secured bank loans, is invested in cash equivalents and cannot be used for purposes other than to repay the cash secured bank loans.

(b) Mortgage warehousing loans are collaterized by mortgage loans held for sale and are generally repaid within 60 days.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma condensed consolidated financial information of NRT presents the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 and the pro forma condensed consolidated balance sheet as of December 31, 1998.


  The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998 gives effect to the following transactions, as if they occurred on January 1, 1998: the offering at an assumed offering price per share of $16, the mid-point of the estimated range of the initial public offering price per share, the payment of $45 million of cash dividends on NRT's common stock to Apollo, the application of the estimated net proceeds from the offering, the additional royalties payable to NRT's franchisors following the closing of the offering and the following acquisitions during 1998 of brokerages with annual gross commission income in excess of $5 million.

  .Buckhead Brokers of Georgia, Inc.    .Joseph J. Murphy Realty, Inc.

  .Burnet Financial Group               .Moore and Company

  .Carriage Properties, Ltd.            .O'Conor, Piper & Flynn, Inc.

  .Coker Ewing Cook                     .Pardoe Real Estate, Inc.

  .Coldwell Banker 1st American Realtors, L.L.C.

                                         .Polley, Polley & Madsen, Inc.
  .Gimelstob Realty, Inc.
                                         .Premier Van Schaak, Inc. (Denver
  .Graham Realty, Inc.                  operations)

  .Higgins & Heath, Inc.                .Steve Schmidt & Co.

  .Hunneman Real Estate Corporation     .TAM-BAY Realty, Inc.

                                            .Waterside Property Sales, Inc.

The pro forma statement of operations does not give effect to the interest income that would have been earned on proceeds of the offering that are not used by NRT or the initial capitalization of NRT had such transactions occurred on January 1, 1998.

  The unaudited pro forma condensed consolidated balance sheet as of December 31, 1998 gives effect to the following transactions as if they occurred on December 31, 1998:

 .the receipt of the estimated net proceeds to NRT from the offering;

 .the redemption of all outstanding shares of NRT's Series C junior preferred stock;

 . the receipt by NRT on February 10, 1999 of a $30 million payment from Cendant for services that NRT is obligated to perform under the acquisition services agreement in connection with future acquisitions by NRT;

 . the payment by NRT of a $45 million cash dividend before to the closing of the offering; and

 . the intended repurchase by NRT of 574,500 shares of common stock from Apollo before the closing of the offering and 725.4 shares of convertible preferred stock from Cendant after the closing of the offering.

  NRT's acquisitions have been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values, which are subject to further refinement, including appraisals and other analyses. Management does not expect that the final allocations of the purchase prices for the acquisitions will differ materially from the preliminary allocations. NRT has also completed smaller transactions that did not have a material effect on NRT's financial condition or results of operations and are not reflected in the unaudited pro forma condensed consolidated statement of operations.

  The pro forma adjustments reflect NRT's determination of all adjustments necessary to present fairly NRT's pro forma financial position and results of operations. These adjustments are based on available information and assumptions NRT considers reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. This information is not necessarily indicative of the financial position or the results of operations of NRT had the transactions referred to above occurred on the dates specified. In addition, this information is not necessarily indicative of the financial condition or results of operations which may exist in the future. You should read the unaudited pro forma condensed consolidated financial information together with the historical consolidated financial statements of NRT, its predecessors and acquired companies and the related notes included elsewhere in this prospectus.

                                NRT INCORPORATED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       Year Ended December 31, 1998

                 (in thousands, except per share amounts)

                                                                          Pro Forma
                                                                           Before      Pro Forma
                                                           Pro Forma      Offering     Offering      Pro Forma
                                                          Acquisition      Related      Related          As
                             Historical     Acquisitions  Adjustments    Adjustments  Adjustments     Adjusted
                             ----------     ------------  -----------    -----------  -----------    ----------
REVENUES:
Real estate commissions....  $2,010,123       $293,875     $ 11,369 (a)  $2,315,367                  $2,315,367
Other revenues.............     110,879         36,023                      146,902                     146,902
                             ----------       --------     --------      ----------    --------      ----------
 Total revenues............   2,121,002        329,898       11,369       2,462,269                   2,462,269
EXPENSES:
Commissions and royalties..   1,482,719        230,497        8,709 (a)   1,737,337    $ 23,125 (b)   1,760,462
                                                             15,412 (c)
Selling, general and
 administrative............     571,938         74,626                      646,564                     646,564
Amortization of goodwill...       3,403                         867 (d)       4,270                       4,270
Acquisition related costs..      61,150                       5,197 (d)      66,347                      66,347
                             ----------       --------     --------      ----------    --------      ----------
 Operating income (loss)...       1,792         24,775      (18,816)          7,751     (23,125)        (15,374)
Interest expense, net......      (1,819)           753                       (1,066)                     (1,066)
Provision (benefit) for
 income taxes..............       2,302          9,729(e)    (7,620)          4,411      (9,366)(e)      (4,955)
                             ----------       --------     --------      ----------    --------      ----------
 Net income (loss).........  $    1,309       $ 14,293     $(11,196)     $    4,406    $(13,759)     $   (9,353)
                             ==========       ========     ========      ==========    ========      ==========
Per share information:
Pro forma loss per share
 basic and diluted.........  $    (1.64)(f)                                                          $    (0.88)(g)
Pro forma weighted average
 shares outstanding
 basic and diluted.........      21,563 (f)                                                              28,125 (g)

      See notes to unaudited pro forma condensed consolidated statement of operations.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                          STATEMENT OF OPERATIONS


  (a) Reflects adjustments to recognize revenue and the related commission and royalty expense upon the closing of real estate transactions for acquired companies that recognized revenue on a different basis prior to being acquired.

  (b) Reflects adjustment to give effect to additional royalties payable to NRT's franchisors following the closing of the offering. These royalties are equal to:

  . approximately 1.1% of NRT's monthly gross commission income, subject to an annual maximum currently estimated at $21.3 million; plus

  .$156,250 per month.

  (c) Reflects adjustment to give effect to royalties payable to NRT's franchisors under the franchise agreements as if the acquired companies were subject to such agreements from January 1, 1998 through their dates of acquisition. Under the franchise agreements, royalties are payable by NRT based upon a percentage of NRT's gross commission income (6% for all of NRT's offices, other than NRT's CENTURY 21(R) offices in Northern California for which NRT currently pays 4.89%). All of NRT's acquired brokerages are franchised under one of the franchisors' franchised brand names and are required to pay the applicable royalties.

  (d) Reflects the additional amortization of intangible assets that would have been recognized had the acquisitions occurred on January 1, 1998. The amortization period and pro forma adjustments are summarized as follows (dollars in thousands):

                           Amortization Pro Forma
Intangible assets             Period    Adjustment
-----------------          ------------ ----------
Pending real estate
 contracts................   3 months     $2,829
Real estate listing
 contracts................   6 months      2,368
                                          ------
  Intangible assets,
   excluding goodwill.....                $5,197
                                          ======
Excess of cost over fair
 value of net assets
 acquired.................   40 years     $  867
                                          ======

  (e) The tax rate applied to the pro forma adjustments consists of the federal statutory rate, adjusted for state taxes net of federal benefit. The adjustment applies a provision for taxes for acquired company operations, the majority of which operated as S corporations.

  (f) Because 1998 earnings were insufficient to cover the $45 million dividend, historical earnings per share information has been excluded and replaced with pro forma loss per share information. Pro forma basic loss per share gives effect to NRT's intended 1.875-for-1 stock split and the assumed issuance of 2,812,500 shares, which equals the $45 million dividend declared on NRT's common stock divided by $16, the mid-point of the estimated range of the initial public offering price per share.

  (g) Pro forma as adjusted loss per share gives effect to the 1998 acquisitions by NRT, additional royalties that will be payable to NRT's franchisors following the closing of the offering, the additional shares which will be outstanding as a result of the offering and the application of the net proceeds from the offering. The reconciliation of pro forma loss per share to pro forma as adjusted loss per share is as follows:

                                                                   Pro Forma
                                                                  As Adjusted
                                Year Ended      Pro Forma         Year Ended
                             December 31, 1998 Adjustments     December 31, 1998
                             ----------------- -----------     -----------------
                                (in thousands, except per share amounts)
Historical net income.......     $  1,309       $(10,662)(i)       $ (9,353)
Dividends on cumulative
 redeemable and cumulative
 convertible redeemable
 preferred stock............      (29,910)        14,472(ii)        (15,438)
Accretion of Series C
 preferred stock discount
 and
 redemption premium.........       (6,708)         6,708(ii)            --
                                 --------       --------           --------
Historical loss applicable
 to common shareholders.....     $(35,309)      $ 10,518           $(24,791)
                                 ========       ========           ========
Pro forma weighted average
 shares outstanding.........       21,563          6,562(iii)        28,125
Pro forma basic loss per
 common share...............     $  (1.64)                         $  (0.88)

  (i) Represents the net effect of all pro forma adjustments included in the pro forma condensed consolidated statement of operations for the year ended December 31, 1998.

  (ii) Reflects adjustment to give effect to the redemption of the Series C junior preferred stock as if the redemption took place on January 1, 1998. Accordingly, historical dividends declared and accretion of stock discount and the redemption premium on the Series C junior preferred stock during 1998 of $14.5 million and $6.7 million, respectively, have been eliminated. The pro forma adjustments exclude the one-time impact related to the redemption premium on the Series C junior preferred stock as if the redemption took place on January 1, 1998.

                                                                (in thousands)
                                                                --------------
Redemption value of cumulative junior preferred stock..........    $84,457
Carrying value of cumulative junior preferred stock as of
 January 1, 1998...............................................     56,267
                                                                   -------
                                                                   $28,190
                                                                   =======

  (iii) Reflects adjustment to give effect to the additional shares that will be outstanding as a result of the offering, net of the effect of the $45 million dividend described in Note (f).

                                NRT INCORPORATED
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             December 31, 1998
                                 (in thousands)

                                                         Pro Forma
                                             Historical Adjustments    Pro Forma
                                             ---------- -----------    ---------
ASSETS:
Cash and cash equivalents...................  $ 52,701   $137,000 (a)  $ 68,796
                                                          (84,457)(b)
                                                           30,000 (c)
                                                          (45,000)(d)
                                                          (21,448)(e)
Restricted cash.............................    93,878                   93,878
Commissions and accounts receivable, net....    24,119                   24,119
Mortgage loans held for sale................    23,157                   23,157
Other current assets........................    42,766                   42,766
                                              --------   --------      --------
    Total current assets....................   236,621     16,095       252,716
Property and equipment, net.................    94,127                   94,127
Goodwill and other intangibles, net.........   195,564                  195,564
Other assets................................     4,400                    4,400
                                              --------   --------      --------
    Total assets............................  $530,712   $ 16,095      $546,807
                                              ========   ========      ========
LIABILITIES AND STOCKHOLDERS' DEFICIT:
Accounts payable and accrued expenses.......  $180,670                 $180,670
Restricted cash bank loans..................    93,878                   93,878
Mortgage warehousing loan...................    22,756                   22,756
Notes payable, current portion..............    10,581                   10,581
                                              --------                 --------
    Total current liabilities...............   307,885                  307,885
Deferred revenues...........................       --    $ 30,000(c)     30,000
Notes payable ..............................    16,791                   16,791
Other liabilities ..........................    23,530                   23,530
Redeemable preferred stock, net:
  9.00% Series A Cumulative Senior Redeem-
   able Preferred...........................   161,137                  161,137
  5.00% Series B Cumulative Convertible
   Redeemable Preferred.....................    24,300       (725)(e)    23,575
  18.00% Series C Cumulative Junior
   Redeemable Preferred.....................    66,610    (66,610)(b)       --
                                              --------   --------      --------
    Total redeemable preferred stock, net...   252,047    (67,335)      184,712
                                              --------   --------      --------
Stockholders' deficit
  Common stock..............................       100         75 (a)       172
                                                               (3)(e)
  Additional paid-in capital................       --     136,925 (a)    98,358
                                                          (17,847)(b)
                                                          (20,720)(e)
  Accumulated deficit.......................   (69,641)   (45,000)(d)  (114,641)
                                              --------   --------      --------
    Total stockholders' deficit ............   (69,541)    53,430      (16,111)
                                              --------   --------      --------
Total liabilities and stockholders' deficit
 ...........................................  $530,712   $ 16,095      $546,807
                                              ========   ========      ========

     See notes to unaudited pro forma condensed consolidated balance sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

  (a) Reflects the receipt of the estimated net proceeds to NRT from the offering at an assumed initial public offering price of $16 per share, the mid-point of the estimated range of the initial public offering price per share, less estimated fees and expenses of $13.0 million to be paid by NRT, and the issuance of common stock.

  (b) Reflects the redemption of all outstanding shares of NRT's Series C junior preferred stock, including the redemption premium, upon the closing of the offering.

  (c) Reflects the receipt by NRT on February 10, 1999 of a $30 million payment from Cendant for services that NRT is obligated to perform under the acquisition services agreement in connection with future acquisitions by NRT. This payment is expected to be recognized as revenue over a ten-year period as NRT performs the required services and is refundable to Cendant if required services are not performed.

  (d) Reflects the payment by NRT of a cash dividend of $45 million on its common stock to Apollo before to the closing of the offering.

  (e) Reflects the intended repurchase by NRT of 574,500 shares of common stock from Apollo and 725.4 shares of convertible preferred stock from Cendant for a total of $21.4 million.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data as of December 31, 1994 and for the year ended December 31, 1994 are derived from unaudited financial statements of Coldwell Banker Residential Brokerage Corporation. The selected consolidated financial data presented below as of December 31, 1995, 1996, 1997 and 1998 and for the year ended December 31, 1995, the five-month period ended May 31, 1996, the seven-month period ended December 31, 1996, the eight-month period ended August 31, 1997, the four-month period ended December 31, 1997 and the year ended December 31, 1998 are derived from the audited consolidated financial statements of NRT and its predecessors, Coldwell Banker Residential Brokerage Corporation and National Realty Trust.

  The operating results of NRT and its predecessors include the results of operations of companies that were acquired in 1996, 1997 and 1998 and accounted for by the purchase method of accounting. Accordingly, the results of operations of the acquired companies have been included in the consolidated operating results of NRT only from their dates of acquisition. The consolidated financial statements of Coldwell Banker Residential Brokerage Corporation have been prepared from separate records maintained by Coldwell Banker Residential Brokerage Corporation and from the records of Coldwell Banker Corporation. These financial statements are not necessarily indicative of the conditions that would have existed if Coldwell Banker Residential Brokerage Corporation had operated as an independent entity.

  You should read the financial data presented below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of NRT and its predecessors and the related notes included in this prospectus.

                                                Predecessors
                         ----------------------------------------------------------
                            Coldwell Banker Residential
                                     Brokerage               National Realty Trust     NRT Incorporated
                         ---------------------------------- ----------------------- -----------------------
                                                     Five      Seven       Eight        Four
                                                    Months     Months      Months      Months       Year
                          Year Ended   Year Ended   Ended      Ended       Ended       Ended       Ended
                         December 31, December 31, May 31,  December 31, August 31, December 31,  December
                             1994         1995       1996       1996        1997        1997      31, 1998
                         ------------ ------------ -------- ------------ ---------- ------------ ----------
                                                    (in thousands, except per share amounts)
Statement of Operations
 Data:
Real estate
 commissions...........    $526,229     $540,302   $228,005   $400,076    $570,150    $446,134   $2,010,123
Other revenues.........      17,620       16,042      7,810     12,101      14,636      17,380      110,879
                           --------     --------   --------   --------    --------    --------   ----------
 Total revenues........     543,849      556,344    235,815    412,177     584,786     463,514    2,121,002
Commissions and
 royalties.............     322,694      333,869    141,404    276,364     393,235     330,169    1,482,719
Selling, general and
 administrative........     198,907      212,013     93,532    119,862     168,863     124,785      571,938
Amortization of
 goodwill..............         --           532        482        104       1,162         637        3,403
Acquisition related
 costs.................         --         4,240         26     22,188      10,735      78,462       61,150
                           --------     --------   --------   --------    --------    --------   ----------
 Operating income
  (loss)...............      22,248        5,690        371     (6,341)     10,791     (70,539)       1,792
Interest expense, net..        (686)        (137)        11         44         117      (2,843)      (1,819)
Provision (benefit) for
 income taxes..........       4,796        2,459        156        --        4,432     (25,453)       2,302
                           --------     --------   --------   --------    --------    --------   ----------
 Net income (loss).....    $ 18,138     $  3,368   $    204   $ (6,385)   $  6,242    $(42,243)  $    1,309
                           ========     ========   ========   ========    ========    ========   ==========
 Net loss applicable to common shareholders..................................................... $  (35,309)
                                                                                                 ==========
 Pro forma loss per common share--basic and diluted............................................. $    (1.64)

                                        Predecessors        NRT Incorporated
                                  ------------------------  ------------------
                                                                  As of
                                     As of December 31,       December 31,
                                  ------------------------  ------------------
                                    1994    1995    1996      1997      1998
                                  -------- ------- -------  --------  --------
                                                (in thousands)
Balance Sheet Data:
Cash and cash equivalents........ $  1,202 $    89 $11,087  $165,360  $ 52,701
Total assets.....................  119,999  65,519  71,296   416,671   530,712
Long-term debt...................      843     785   1,152     4,844    16,791
Redeemable preferred stock.......      --      --      --    237,858   252,047
Stockholders' equity (deficit)...   21,278  24,646  (1,385)  (34,232)  (69,541)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  NRT has been in existence since August 1997. Its consolidated financial statements present the results of operations of NRT and its predecessors separately for the periods presented as required by generally accepted accounting principles. However, to facilitate comparability, these historical periods have been combined on a calendar year basis. Due to the nature of NRT's business, management believes that the presentation of combined data provides a relevant means of comparing annual operating and other data, specifically with respect to revenues, commissions and royalties and selling, general and administrative expenses. The effect on comparability of combining the historical periods of NRT and its predecessors with respect to acquisition related costs, interest expense and income taxes is addressed in the following discussion and analysis of these captions.

  Specifically, the combined periods reflect the following:

  . the results of operations of NRT for the year ended December 31, 1998 compared with the combined results of operations of NRT's predecessor, National Realty Trust, for the eight months ended August 31, 1997 and NRT for the four months ended December 31, 1997; and

  . the combined results of operations of National Realty Trust for the eight months ended August 31, 1997 and NRT for the four months ended December 31, 1997 compared with the combined results of operations of National Realty Trust's predecessor, Coldwell Banker Residential Brokerage Corporation, for the five months ended May 31, 1996 and National Realty Trust for the seven months ended December 31, 1996.


General

  In May 1996, Cendant acquired Coldwell Banker Corporation and contributed the real estate brokerage operations of Coldwell Banker Residential Brokerage Corporation to National Realty Trust. Cendant retained ownership of all trademarks utilized in connection with the transferred real estate brokerage operations and licensed the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names owned by it to National Realty Trust. NRT was formed in August 1997. Shortly after its formation, NRT acquired the real estate brokerage operations owned by National Realty Trust.

  NRT earns real estate commissions for providing brokerage services to customers in the purchase and sale of new and existing homes. Real estate commissions typically range from approximately 5% to 7% of the sales price. When NRT acts as a broker on one side of a transaction (either the buying side or the selling side) and a third-party broker acts as a broker on the other side of the transaction, NRT generally must share with the other broker 50% of the sales commission. When NRT is the sole broker, NRT generally receives 100% of the sales commission.

  In addition to real estate brokerage services, NRT generates revenues through:

  . mortgage origination services provided under a marketing arrangement with Cendant Mortgage Corporation;

  . title services for which NRT receives a fee from title insurance underwriters;

  . escrow and other closing services for which NRT typically receives a fee from home buyers;

  . relocation services through an arrangement with Cendant Mobility Services
    Corporation, for which NRT receives fees from Cendant Mobility, and NRT's own relocation company, for which NRT receives fees from customers; and

  . a wide variety of other brokerage-related services through marketing and purchasing programs established by Cendant with leading service providers, including home warranties, home security systems, temporary housing, temporary storage, moving truck rentals and telephone services, for which NRT generally receives fees.

  Real estate commissions are recorded as revenues and the related sales associate commissions and franchise royalty fees are recorded as expenses upon the closing of the home sale transaction. Revenues derived from NRT's brokerage-related services are recorded as revenue at the time that the services are performed.

  Commissions and royalties payable by NRT include commissions paid to NRT's sales associates and royalties paid to its franchisors. Commissions paid to sales associates have averaged 60% to 67% of real estate commissions in recent years. Because the commissions paid to sales associates vary by region and by office, the average commission rate paid to NRT's sales associates is affected by NRT's acquisitions. NRT's royalty expenses are 6% of gross commission income (currently 4.89% for NRT's CENTURY 21(R) offices in Northern California), plus $166,667 per month. In February 1999, NRT entered into new franchise agreements with its franchisors, which require NRT to pay additional royalties of:

  .$156,250 per month following the closing of the offering;

  .until the closing of the offering, a monthly royalty which has averaged
   $273,900 per month for the first three months of 1999;

  .upon the closing of the offering, approximately 1.1% of NRT's monthly gross commission income, subject to an annual maximum currently estimated at $21.3 million; and

  .0.15% of NRT's total revenue per quarter for each quarter (up to a total of 20 quarters) in which NRT's EBITDA for the prior twelve months exceeds $225 million.

  Selling, general and administrative expenses consist primarily of employee compensation, advertising and marketing, occupancy costs, general office expenses and depreciation of property and equipment.

  Acquisition related costs consist of office conversion costs and amortization of pending real estate sales contracts and real estate listing contracts of acquired brokerages. Office conversion costs include primarily signage change, name change advertising and other transitional costs. NRT amortizes the acquired companies' pending real estate sales contracts over a three-month period and real estate listing contracts over a six-month period, reflecting the respective periods over which NRT estimates that such contracts will result in closed real estate transactions.

  NRT believes that pending real estate sales contracts are an indicator of revenues to be recognized in the near future. Pending real estate sales contracts represent transactions in which a binding contract of sale has been signed, but the home sale has not yet closed. NRT considers real estate contracts to be binding only after any rescission period expires, a good faith deposit is placed in escrow and the only remaining significant conditions are financing and property inspection. Historically, an average of approximately 13% of NRT's pending real estate sales contracts have failed to close.

  NRT's real estate brokerage business is subject to seasonal fluctuations. Historically, revenues have been strongest in the second and third quarters of the calendar year. While commissions are paid to sales associates only upon the sale of a home, many of NRT's other expenses, such as rent and personnel, are fixed. As a result, the relationship between NRT's expenses and revenues is subject to significant fluctuation on a quarter-to-quarter basis.

Results of Operations

  The following table presents statement of operations and other data for the years ended December 31, 1996, 1997 and 1998.

  . Financial information for the year ended December 31, 1996 represents the combined historical results of operations of Coldwell Banker Residential Brokerage Corporation from January 1, 1996 through May 31, 1996 and National Realty Trust from June 1, 1996 through December 31, 1996.

  . Financial information for the year ended December 31, 1997 represents the combined historical results of operations of National Realty Trust from January 1, 1997 through August 31, 1997 and NRT from September 1, 1997 through December 31, 1997.

  . Financial information for the year ended December 31, 1998 represents the historical results of operations of NRT.

                                             Years Ended December 31,
                             --------------------------------------------------------------
                                   1996                 1997                  1998
                             ------------------  --------------------  --------------------
                                         % of                  % of                  % of
                             Dollars   Revenues   Dollars    Revenues   Dollars    Revenues
                             --------  --------  ----------  --------  ----------  --------
                                                      (dollars in thousands)
REVENUES
Real estate commissions....  $628,081    96.9%   $1,016,284    96.9%   $2,010,123    94.8%
Other revenues.............    19,911     3.1        32,016     3.1       110,879     5.2
                             --------   -----    ----------   -----    ----------   -----
 Total revenues............   647,992   100.0     1,048,300   100.0     2,121,002   100.0
EXPENSES
Commissions and royalties..   417,768    64.5       723,404    69.0     1,482,719    69.9
Selling, general and
 administrative............   213,394    32.9       293,648    28.0       571,938    27.0
Amortization of goodwill...       586     0.1         1,799     0.2         3,403     0.2
Acquisition related costs..    22,214     3.4        89,197     8.5        61,150     2.9
                             --------   -----    ----------   -----    ----------   -----
 Total expenses............   653,962   100.9     1,108,048   105.7     2,119,210    99.9
                             --------   -----    ----------   -----    ----------   -----
 Operating income (loss)...    (5,970)   (0.9)      (59,748)   (5.7)        1,792     0.1
Interest expense, net......        55     --         (2,726)   (0.3)       (1,819)   (0.1)
Income tax provision.......       156     --        (21,021)   (2.0)        2,302     0.1
                             --------   -----    ----------   -----    ----------   -----
 Net income (loss).........  $ (6,181)   (1.0)%  $  (36,001)   (3.4)%  $    1,309     0.1%
                             ========   =====    ==========   =====    ==========   =====
EBITDA(a)..................  $ 21,032     3.2%   $   27,285     2.6%   $   68,257     3.2%
Net cash provided by
 operating activities......  $ 34,665            $   30,152            $   31,977
Net cash used in investing
 activities................   (33,190)             (152,270)             (186,651)
Net cash provided by
 financing activities......    10,624               294,067                42,015

                                               (footnote on following page)

(continued from previous page)


(a) EBITDA is defined as operating income plus depreciation and amortization, plus amortization of goodwill and other intangible assets. EBITDA is calculated as follows:

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1996      1997      1998
                                                   --------  --------  --------
                                                         (in thousands)
  Operating income (loss)......................... $ (5,970) $(59,748) $  1,792
  Amortization of goodwill........................      586     1,799     3,403
  Acquisition related costs.......................   22,214    89,197    61,150
  Depreciation and amortization...................    4,941     6,024    18,909
                                                   --------  --------  --------
  EBITDA before office conversion costs........... $ 21,771  $ 37,272  $ 85,254
  Office conversion costs.........................     (739)   (9,987)  (16,997)
                                                   --------  --------  --------
  EBITDA.......................................... $ 21,032  $ 27,285  $ 68,257
                                                   ========  ========  ========



  Management believes that EBITDA is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance. Management uses EBITDA as a supplementary tool to measure NRT's ability to generate operating cash flow. Management also uses EBITDA to establish performance goals and related bonuses for its employees. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. NRT understands that while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used in this prospectus, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Year Ended December 31, 1998 Compared to Combined Year Ended December 31, 1997

  Revenues. Total revenues increased 102.3% to $2,121.0 million for the year ended December 31, 1998 from $1,048.3 million for the year ended December 31, 1997. Real estate commissions increased 97.8% to $2,010.1 million for the year ended December 31, 1998 from $1,016.3 million for the year ended December 31, 1997, due primarily to increased real estate commissions generated by operations acquired during 1998 and the second half of 1997 and the effects of a strong residential real estate market throughout the United States. Other revenues increased to $110.9 million for the year ended December 31, 1998 from $32.0 million for the year ended December 31, 1997, due primarily to:

  .  revenues from newly acquired title and escrow operations;

  . increased revenues derived from NRT's existing title and escrow operations; and

  .  increased fees from NRT's marketing agreement with Cendant.

  Commissions and Royalties. Commissions and royalties as a percentage of total revenues increased to 69.9% for the year ended December 31, 1998 from 69.0% for the year ended December 31, 1997. This increase was due primarily to the acquisition of operations that pay a greater percentage commissions to sales associates.

  Selling, General and Administrative. Selling, general and administrative expenses increased $278.3 million to $571.9 million for the year ended December 31, 1998 from $293.6 million for the year ended December 31, 1997. The increase in these expenses reflects primarily the selling, general and administrative expenses associated with operations acquired during 1997 and 1998. As a percentage of total revenues, selling, general and administrative expenses decreased to 27.0% for the year ended December 31, 1998 from 28.0% for the year ended December 31, 1997. The decrease in selling, general and administrative expenses as a percentage of total revenues reflects the relatively low costs associated with the revenue growth of NRT's existing business and cost savings obtained by NRT through the consolidation of acquired office locations.

  Amortization of Goodwill. Amortization of goodwill increased $1.6 million to $3.4 million for the year ended December 31, 1998 from $1.8 million for the year ended December 31, 1997, reflecting primarily the amortization of goodwill of the acquired companies.

  Acquisition Related Costs. Acquisition related costs were $61.2 million for the year ended December 31, 1998 compared to $89.2 million for the year ended December 31, 1997. These amounts reflect the volume and timing of acquisitions during the respective periods. Acquisition related costs include amortization of pending real estate contracts and listing contracts capitalized in connection with NRT's acquisition of the assets of National Realty Trust. This amortization totaled $3.5 million for 1998 and $52.3 million for 1997.

  Operating Income (Loss). NRT had operating income of $1.8 million for the year ended December 31, 1998 compared to an operating loss of $59.7 million for the year ended December 31, 1997, as a result of the factors discussed above.

  Interest Expense, Net. NRT recognized net interest income of $1.8 million in 1998 compared to $2.7 million in 1997. The decrease in 1998 reflects the continued utilization of proceeds received from NRT's issuance of common and preferred stock in 1997.

  Income Taxes. NRT's effective income tax rate was 63.7% for 1998 compared to a benefit of 36.9% for 1997. These rates reflect the effect of non-deductible expenses.

  EBITDA. EBITDA increased to $68.3 million for the year ended December 31, 1998 from $27.3 million for the year ended December 31, 1997. As a percentage of total revenues, EBITDA increased to 3.2% for the year ended December 31, 1998 from 2.6% for the year ended December 31, 1997. These increases resulted from the factors discussed above.

  Pending Real Estate Sales Contracts. At December 31, 1998, NRT had pending real estate sales contracts representing approximately 52,300 sides, reflecting an increase of 94.4% from the 26,900 sides represented by NRT's pending real estate contracts at December 31, 1997. NRT's pending real estate sales contracts at December 31, 1998 represented approximately $349.9 million of real estate commissions, reflecting an increase of 97.2% from the $177.4 million of real estate commissions represented by NRT's pending real estate sales contracts at December 31, 1997. These increases reflect the effects of NRT's acquisitions, the continued strength of the residential real estate market throughout the United States and an increase in NRT's average home sales price.

Combined Year Ended December 31, 1997 Compared to Combined Year Ended December 31, 1996

  Revenues. Total revenues increased 61.8% to $1,048.3 million for 1997 from $648.0 million for 1996. Real estate commissions increased 61.8% to $1,016.3 million for 1997 from $628.1 million for 1996, primarily as a result of operations acquired during 1997 and the effects of a strong residential real estate market in the United States. Excluding the impact of acquired businesses, real estate commissions increased 42.1% to $892.5 million in 1997 from $628.1 million in 1996. Other revenues increased 60.8% to $32.0 million for 1997 from $19.9 million for 1996, primarily as a result of:

  . revenues from newly acquired title and escrow operations;

  . an increase in sales volume by NRT's existing title operations; and

  . an increase in its revenues associated with other brokerage-related services.

  Commissions and Royalties. Commissions and royalties as a percentage of total revenues increased to 69.0% in 1997 from 64.5% in 1996. NRT did not begin making royalty payments until May 31, 1996, when National Realty Trust was formed and Cendant acquired the rights to franchise the COLDWELL BANKER(R) brand name. However, if NRT had been required to make such royalty payments throughout 1996, total commissions and royalties as a percentage of total revenues would have increased to 69.0% in 1997 from 66.6% in 1996. This increase is due primarily to the acquisition of operations that pay a greater share of commissions to sales associates.

  Selling, General and Administrative. Selling, general and administrative expenses increased $80.3 million to $293.6 million in 1997 from $213.4 million in 1996. The increase in expenses reflects the additional costs associated with operations acquired during 1996 and 1997. As a percentage of total revenues, selling, general and administrative expenses decreased to 28.0% in 1997 from 32.9% in 1996. The decrease in selling, general and administrative expenses as a percentage of total revenues reflects the relatively low costs associated with revenue growth relating to NRT's existing business and cost savings achieved through the consolidation of acquired office locations.

  Amortization of Goodwill. Amortization of goodwill increased to $1.8 million in 1997 from $586,000 in 1996, reflecting primarily the amortization of goodwill of the acquired companies.

  Acquisition Related Costs. Acquisition related costs were $89.2 million for 1997 compared to $22.2 million for 1996, reflecting the significantly increased volume of acquisitions during 1997 compared to 1996. Acquisition related costs for the year ended December 31, 1997 include $52.3 million representing amortization of pending real estate contracts and real estate listing contracts capitalized in connection with NRT's acquisition of the assets of National Realty Trust. Acquisition related costs for the year ended December 31, 1996 includes $18.2 million representing amortization of pending real estate contracts and real estate listing contracts capitalized in connection with the contribution of Coldwell Banker Corporation's residential real estate brokerage operations to National Realty Trust.

  Operating Loss. Operating loss increased to $59.7 million in 1997 from $6.0 million in 1996, as a result of the factors discussed above.

  Interest Expense, Net. NRT recognized $2.7 million of net interest income in 1997 compared to $55,000 of net interest expense in 1996. The interest income in 1997 reflects the investment of the proceeds from NRT's issuance of common and preferred stock.

  Income Taxes. The effective income tax benefit rate was 36.9% for 1997 compared to a tax rate of 2.6% in 1996. Such rates reflect the effect of nondeductible expense and the existence of different legal entities for periods during 1996 and 1997.

  EBITDA. EBITDA increased to $27.3 million in 1997 from $21.0 million in 1996 and, as a percentage of total revenues, decreased to 2.6% for 1997 from 3.2% for 1996, as a result of the factors discussed above.


Liquidity and Capital Resources

  NRT's operating cash requirements consist principally of working capital requirements, capital expenditures, acquisitions and dividends payable on its preferred stock. NRT currently believes that cash flows from operating activities will be adequate to meet NRT's working capital, capital expenditure and dividend requirements.

  Net cash provided by operating activities was $34.7 million in 1996, $30.2 million in 1997 and $32.0 million in 1998. The increase in cash flows provided by operating activities in 1998 compared to 1997 was due primarily to the operations acquired in 1997 and 1998 partially offset by the funding of mortgage loans held for sale and cash used to fund liabilities incurred in connection with NRT's acquisitions. The decrease in net cash provided by operating activities in 1997 compared to 1996 was due primarily to the payment of a full year of royalties by NRT to NRT's franchisors in 1997, compared to only seven months of royalty payments during 1996. To a lesser extent, NRT's net cash provided by operating activities was increased by net cash inflows from operations of acquired companies in 1997 and 1998, partially offset by cash used to fund liabilities incurred in connection with NRT's acquisitions.



  Net cash used in investing activities was $33.2 million for 1996, $152.3 million for 1997 and $186.7 million in 1998. Cash paid by NRT in connection with acquisitions and the acquisition of National Realty Trust's assets was $13.8 million in 1996, $111.5 million in 1997 and $97.1 million in 1998. Investments of restricted cash were $11.2 million during 1996, $29.0 million during 1997 and $53.6 million during 1998. This cash can be used only to repay the loans entered into to fund the restricted cash. Capital expenditures were $8.4 million in 1996, $11.8 million in 1997 and $36.2 million in 1998. The increased capital expenditures in 1997 and 1998 are due primarily to additional operations acquired by NRT as well as new information technology systems and replacement of personal computers.

  Net cash inflows from financing activities were $10.6 million for 1996, $294.1 million for 1997 and $42.0 million in 1998. During 1997, NRT was funded with $255.6 million in capital contributions from its stockholders, which were used to fund NRT's acquisitions in 1997. Additionally, during 1997, Cendant made an advance of $20.0 million to National Realty Trust and Coldwell Banker Residential Brokerage Corporation, which is being forgiven over a 40-year period. NRT received approximately $11.2 million in 1996, $29.0 million in 1997 and $53.6 million in 1998 in proceeds from amounts loaned to NRT by financial institutions. These loans are secured by and payable from such investments. Additionally, during 1998, NRT paid $22.1 million of dividends on its preferred stock and received $17.9 million under its mortgage warehousing loan to fund mortgage loans held for sale.

  NRT had restricted cash totaling $40.3 million at December 31, 1997 and $93.9 million at December 31, 1998, which can be used only to repay loans entered into to fund investments by NRT. These loans are included with the current portion of notes payable.


  NRT believes that it will have sufficient capital resources over both the long and short term to facilitate its acquisition strategy. These resources include cash generated from operations, proceeds from the offering, NRT's bank credit facility, future public offering or private placements of equity or debt securities and Cendant's participation in acquisitions under the acquisition cooperation agreement.

  As a result of an amendment to the calculation of the purchase price payable by Cendant under the acquisition cooperation agreement, the percentage of the total purchase price payable by Cendant in future NRT brokerage acquisitions is likely to be lower than in the past. This may adversely affect NRT's ability to find acquisition candidates on terms acceptable to NRT and to finance and complete such transactions.

  NRT is party to a $95 million bank credit facility. Borrowings may be used for NRT's general working capital needs in the ordinary course of business and permitted acquisitions. NRT is seeking to expand the available borrowing capacity under this facility.


  Upon its formation, NRT issued senior preferred stock and convertible preferred stock to Cendant and junior preferred stock to Apollo. Each class of preferred stock is mandatorily redeemable. NRT intends to use approximately $84.5 million of the net proceeds of the offering to redeem all outstanding shares of the junior preferred stock held by Apollo and $10.7 million to repurchase 725.4 shares of convertible preferred stock from Cendant. In addition, NRT intends to repurchase 574,500 shares of common stock from Apollo for $10.7 million.

  In February 1999, NRT received a $30.0 million advance in connection with entering into an acquisition services agreement with Cendant. Under the terms of this agreement, NRT will provide advisory services to Cendant relating to the identification of potential acquisition candidates, the negotiation of agreements and other services in connection with future brokerage acquisitions in which Cendant participates. NRT will earn fees under the agreement based on the size of the brokerage acquisitions.

  NRT declared a $45 million cash dividend on its common stock to Apollo, of which $30 million was paid during the first quarter of 1999.

Year 2000 Compliance


  Many existing computer systems and software products are coded to accept only two digit entries in the date code field and cannot properly recognize dates in the year 2000 and beyond. Consequently, these systems and software products need to be either upgraded or replaced to function properly from and after January 1, 2000. NRT has established a year 2000 program to evaluate, confirm compliance and identify any necessary changes to its information technology and other systems. In 1997, NRT evaluated the information technology systems acquired from National Realty Trust for the ability to meet the future needs of NRT. NRT determined that the existing systems did not contain the features and capacity necessary to implement its business plan. Accordingly, during 1998 NRT replaced all of its significant information technology systems. The hardware and software related to the new systems are year 2000 compliant.

  NRT is in the process of assessing and inventorying the year 2000 compliance of its non-critical information technology systems and other systems. NRT has identified certain of these systems which are not year 2000 compliant and plans to correct these systems before September 30, 1999. NRT believes the total costs associated with correcting these systems will be less than $5 million, consisting mostly of computer hardware and system software.

  NRT is in the process of contacting third party vendors and service providers on whom it relies, including Cendant and multiple listing service providers, to confirm that their systems will be year 2000 compliant in a timely manner. NRT expects to have this assessment complete and a contingency plan in place by the end of the third quarter of 1999. However, NRT cannot assure that the systems of third parties upon which it relies will be year 2000 compliant in a timely manner or that third parties' contingency plans will mitigate the effects of non-compliance.

  Based upon the progress of its comprehensive plan, NRT expects that it will not experience a disruption of its operations as a result of year 2000 issues. In a reasonable worst case scenario, the failure by NRT or a third party vendor or service provider to be year 2000 compliant on a timely basis could negatively impact NRT's ability to market homes and offer brokerage-related services and require NRT to devote more resources and capital to resolve year 2000 problems.

  In connection with each of NRT's acquisitions, NRT evaluates the systems of the acquired company to determine whether its systems are year 2000 compliant. If an acquired company's systems are not year 2000 compliant, NRT will prepare a plan to bring the systems into compliance. While NRT cannot guarantee that all acquired companies will be year 2000 compliant on a timely basis, the cost of bringing such companies into compliance is not expected to have a material adverse effect on NRT's financial condition or results of operations.

Impact of New Accounting Pronouncements

  NRT adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, on January 1, 1998. SFAS 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. NRT does not have any comprehensive income components requiring separate disclosure.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosure about products and services, geographic areas and major customers. NRT conducts its business activity in a single operating segment. Brokerage operations comprised approximately 97%, 97% and 95% of total revenues during 1996, 1997 and 1998, respectively. Operations related to ancillary real estate services amounted to 3%, 3% and 5% of total revenues during 1996, 1997 and 1998, respectively.

Impact of Inflation

  Generally, inflation causes the value of residential real estate to increase. While increases in the value of residential real estate typically lead to corresponding increases in NRT's commissions, inflation could also cause interest rates to increase. Higher interest rates tend to reduce sales of existing single family homes, which may offset NRT's increased commission revenues.

                                    BUSINESS

Company Overview

  NRT is the largest residential real estate brokerage company in the United States based on home sales volume. NRT operates approximately 685 full service real estate brokerage offices nationwide. As a full service brokerage, NRT offers, either directly or through third party arrangements, a wide variety of homeowner services in addition to traditional real estate brokerage services, including mortgage, title, escrow and relocation services, home warranties, home security systems and other services.






  . NRT believes it is approximately five times larger than its next largest competitor, based on home sales volume.

  . NRT operates in 18 of the 30 largest domestic markets measured by population and NRT believes that it has a leading market presence in each of the markets in which it operates.

  . NRT believes that it is the only national residential real estate brokerage company.

  . NRT believes that it markets more homes on the internet than any other residential real estate brokerage company.

  NRT operates all of its brokerage offices under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names pursuant to franchise agreements with subsidiaries of Cendant. NRT operates approximately 85% of its offices under the COLDWELL BANKER(R) brand name, 13% of its offices under the ERA(R) brand name and 2% of its offices under the CENTURY 21(R) brand name. NRT operates its COLDWELL BANKER(R) offices throughout the country, its ERA(R) offices in New Jersey and the Mid-Atlantic region and its CENTURY 21(R) offices in Northern California. NRT believes that the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names provide NRT with consumer recognition and credibility on a national and international basis. Based on publicly available information, COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) are three of the five largest national real estate franchise systems in the United States, measured by the number of franchised real estate brokerage offices.

  Shortly after its formation in August 1997, NRT acquired the assets of National Realty Trust, which included the former real estate brokerage operations of Coldwell Banker Corporation. Although NRT had only recently been formed, the operations acquired from National Realty Trust provided NRT with a strong core operating business. NRT has grown rapidly, completing 75 acquisitions, representing a total of over 500 brokerage offices. NRT's larger acquisitions to date include the following:

  . Jon Douglas Real Estate Services Group, Inc., the third largest residential real estate brokerage company;

  . Burnet Financial Group, the fourth largest residential real estate brokerage company;

  . Hunneman Real Estate Corporation, the ninth largest residential real estate brokerage company;

  . Cornish & Carey Residential, Inc., the tenth largest residential real estate brokerage company; and

  . O'Conor, Piper & Flynn, Inc., the fifteenth largest residential real estate brokerage company.

Rankings are based on home sales volume during the last completed calendar year prior to being acquired by NRT, as reported by Real Facts, an industry publication. Cendant has participated in each of these transactions pursuant to the acquisition cooperation agreement (or its predecessor) with NRT.



The Industry

  Recent years have been among the strongest ever for existing home sales. Based on information reported by the National Association of Realtors and the United States Census Bureau:

  . NRT estimates that the 1998 domestic residential real estate brokerage industry generated over $50 billion of gross commission income, based on approximately $940 billion in home sales and assuming an average commission rate of 5 1/2%.

  . Existing home sales in the United States have exceeded 3.5 million homes sold every year since 1992 and over 4.0 million homes sold in each of 1996, 1997 and 1998.

  . Since 1991, the number of new and existing homes sold per year in the United States has grown at an average annual rate of 5.4%.

  . The 1993-1998 period represents six of the eight strongest years on record for annual existing home sales.

  Real estate brokerage companies typically realize revenues as a commission that is based on a percentage of the price of each home sold. As a result, the real estate brokerage industry generally benefits from rising home prices. In 1998, the national median price for existing, single-family homes, as reported by the National Association of Realtors, was $130,600, up 5.2% from 1997. Since 1981, median home prices have increased an average of 4.0% annually.

  Rising home ownership rates have also had a positive impact on the real estate brokerage industry. According to the United States Census Bureau, the 1998 national home ownership rate was 66.4%, the highest rate on record (statistics have been kept since 1900). The home ownership rate is rising in most areas of the country.

  The highly fragmented real estate brokerage industry consists primarily of a large number of relatively small brokerage companies, a small number of multi-office regional brokerage companies and one national real estate brokerage company, NRT. The 20 largest real estate brokerage firms included in the Real Facts listing of the largest real estate brokerage companies in the United States represented less than 14% of home sales volume in 1997. In addition, according to a 1996 report of the National Association of Realtors, approximately 87% of all real estate brokerage firms consisted of a single office.

  The following table contains data for the five largest residential real estate brokerage firms in the United States as of and for the year ended December 31, 1997:

                         Home Sales
        Company          Volume(a)  Sides(a) Offices(a)         Region
        -------          ---------- -------- ---------- ----------------------
                            (in
                         billions)
NRT Incorporated(b).....   $63.0    277,566     652     National
Weichert, Realtors......    13.0     63,500     200     Northeast/Mid-Atlantic
Long & Foster Real
 Estate, Inc. ..........     7.8     44,612     116     Mid-Atlantic
Prudential Florida
 Realty(c)..............     4.9     28,982      75     Florida
Fred Sands Realtors.....     4.4     12,018      20     California

---------------------
(a) Source: 1998 Edition of Real Facts.

(b) Includes Burnet Financial Group, Hunneman Real Estate Corporation and O'Conor, Piper & Flynn, Inc., which were acquired by NRT during 1998, but excludes all other acquisitions by NRT in 1998. If Burnet Financial Group were separately listed, it would be the fourth largest residential real estate brokerage company.

(c) On July 31, 1998, Prudential Florida Realty was acquired by The St. Joe Company. On March 1, 1999, it was renamed Arvida Realty Services, and it currently operates as a company unaffiliated with a national brand.

  NRT believes that the future of the real estate brokerage industry will be dominated by large companies offering multiple services and smaller, niche-oriented firms. NRT believes that larger firms, such as NRT, will benefit from their ability to offer consumers a "full service brokerage" approach to the complex process of purchasing or selling a home by offering home buyers and sellers a wide variety of homeowner services.

Growth Strategy

 Internal Growth Strategy

  NRT will seek to expand its market presence and increase its revenue and profitability through the following initiatives:

  Leverage Well Known, National Brand Names. NRT intends to capitalize on the benefits provided by operating under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names. Such benefits include:

  . the name recognition and reputation of the brands among consumers for quality and consistency;

  . access to the franchisors' sales associate training and educational programs; and

  . the approximately $65 million of annual marketing expenditures by national advertising funds promoting the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names.

NRT believes that brand recognition is important in the real estate business because home buyers and sellers are generally infrequent users of brokerage services and typically rely on reputation as well as word-of-mouth recommendations. NRT believes that brand reputation is also important to real estate sales associates. According to a study conducted by the National Association of Realtors, real estate sales associates believe that a brokerage firm's image with customers is its most important attribute.

  Increase Ancillary Revenues. NRT intends to capitalize on the purchasing power of home buyers and sellers and take advantage of the relationship between homeowners and NRT's sales associates to market a wide range of homeowner services. NRT believes that by offering a wide range of brokerage and related services it can improve the home purchase or sale experience, enhance its relationship with its customers and increase its service revenues. NRT intends to continue to broaden the range of services that it offers to strengthen NRT's position as a full service brokerage company and to capitalize on the high margin opportunities offered by these services.

  Recruit, Retain and Develop High-Quality Sales Associates. The success of NRT's business is largely driven by its ability to retain high-quality real estate sales associates. NRT believes that its reputation and its ability to provide its sales associates with extensive training and educational programs, marketing support, sophisticated information technology and other resources help NRT recruit, retain and develop high quality sales associates. NRT believes its sales associates generally have a reputation for quality of service and professionalism. While individual results vary widely, the productivity of NRT's sales associates increased by over 25% to an average of
10.3 closed sides per sales associate in 1998 from 8.2 closed sides per sales associate in 1996.

  Enhance Productivity with Information Technology. NRT's technology-based systems combine software applications with features such as prospective customer management, location mapping, financial analysis, property information, photographs and forms. NRT believes that these systems, which provide NRT's sales associates with quick access to current market information, are powerful productivity enhancing and marketing tools. NRT intends to continue to upgrade its information technology and use technology to enhance the productivity of its sales associates.

 Acquisition Strategy

  NRT will seek to continue to take advantage of consolidation opportunities in the highly fragmented real estate brokerage industry.

  Expand Within Existing Markets. NRT seeks to expand its presence within its existing markets through acquisitions of additional local and regional brokerages, as well as "roll-in" acquisitions of smaller firms often consisting of a single office. NRT believes that these businesses can be integrated into NRT's existing operations, resulting in the elimination of many duplicative costs such as advertising, rent and administrative support. By utilizing its existing infrastructure to support a broader network of sales associates and revenue base, NRT believes it can enhance the profitability of its consolidated operations. Since its formation, NRT has completed over 50 "roll-in" acquisitions.

  Enter New Markets. NRT intends to enter new markets by selectively acquiring high-quality, leading real estate brokerage firms that it believes will enable it to establish a strong presence in target markets. In evaluating potential acquisitions, NRT considers financial performance, the quality of management and sales associates, demographics and economic conditions of the new market and competitive position of the acquisition target.

  Improve Operations of Acquired Companies. NRT seeks to improve the operating profitability of its acquired companies through the consolidation of offices, elimination of duplicative costs, reduction in personnel and centralization of back office functions. The limited availability of capital has constrained expansion and modernization at many small and mid-sized real estate brokerage firms. NRT believes that it can increase internal growth at many of the acquired companies through its:

  .affiliation with nationally recognized brand names;

  .offering of a wide range of brokerage-related services;

  .improved use of information technology;

  .sales associate training and educational programs;

  .marketing and business promotion; and

  .  skilled senior management.

From September 1, 1997 through December 31, 1998, NRT completed 26 acquisitions of brokerages which each had over $5 million of annual gross commission income. Through December 31, 1998, NRT had taken actions to reduce the annual operating costs of the acquired companies by an aggregate of approximately $56.8 million, which represents approximately 13.8% of the acquired companies' selling, general and administrative expenses.

 Other Growth Opportunities

  NRT intends to pursue other growth opportunities and has identified the following areas for possible expansion.

  Commercial. Approximately 400 of NRT's sales associates concentrate principally on commercial real estate sales. NRT may pursue opportunities to expand its network of commercial real estate sales associates by making strategic acquisitions of regional and local commercial brokerage companies.

  International. NRT believes that the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names are highly regarded in a number of industrialized countries, including Canada, the United Kingdom and France, which have real estate brokerage industries that operate in a manner similar to the real estate brokerage industry in the United States. NRT may seek to enter such markets by:

  .acquiring master franchise rights in such markets;

  .entering into partnerships with brokers operating in such markets; or

  .making acquisitions of brokers operating in such markets.

Acquisitions

 Identification and Evaluation

  NRT has a dedicated group of professionals whose function is to identify, evaluate and complete acquisitions. In the ordinary course of business, NRT continuously evaluates possible acquisition candidates and from time to time conducts discussions with third parties regarding acquisitions.

  NRT conducts the following analyses when evaluating potential acquisition targets:

  . financial analyses of historical performance, comparisons to peers and NRT and potential cost reductions and synergy enhancements;

  . consolidation analyses of occupancy costs, employee count, advertising expenditures and conversion costs that an office is expected to incur in the consolidation process;

  . non-financial analyses of the quality of the target's management and sales associates and the target's competitive positioning; and

  . market analyses of the demographics and economic conditions of the geographic market and the relative position of the acquisition target compared to its competitors in such market.

  NRT's target markets fall into the following three categories:

  . Large Metropolitan Markets. NRT defines large metropolitan markets as markets with annual gross commission income of greater than $250 million. In these markets, NRT seeks to acquire firms with strong management and significant consolidation and cost saving opportunities. NRT estimates that there are currently 28 markets in the United States meeting these criteria, of which it operates in 16.

  . Feeder Markets. NRT defines feeder markets as those markets that are directly linked to NRT's large metropolitan markets. NRT seeks to make acquisitions in these markets if they exhibit fluid population movement and demographic strength and the acquisition targets exhibit consolidation and cost saving opportunities. NRT currently operates in two of these markets (and typically classifies such markets as part of the larger market into which they are directly linked).

  . Smaller Metropolitan Markets. NRT defines smaller metropolitan markets as markets with annual gross commission income of less than $250 million but greater than $100 million. In these markets, NRT seeks to acquire firms that exhibit significant consolidation and cost saving opportunities. NRT estimates that there are currently 14 markets in the United States meeting these criteria, of which it operates in two.

  Once NRT has established itself in a given market, it will then seek to make acquisitions of regional and local firms and "roll-in" acquisitions of smaller companies to take advantage of economies of scale and expand its market presence. NRT believes that by segmenting and applying different criteria to the markets that it analyzes, it can better identify and manage its acquisition opportunities, while generating an extensive list of acquisition targets.

 Integration

  Following completion of an acquisition, NRT further refines its consolidation analysis and consolidates the newly acquired operations with its existing operations. By consolidating operations, NRT significantly reduces or eliminates duplicative costs, such as advertising, rent and administrative support. By utilizing its existing infrastructure to support a broader network of sales associates and revenue base, NRT can enhance the profitability of its consolidated operations.

  NRT also seeks to enhance the profitability of newly acquired operations by increasing the productivity of the acquired brokerages' sales associates. NRT provides its sales associates with specialized tools, training and resources that are often unavailable at smaller firms, such as:

  . access to sophisticated information technology and ongoing technical support;

  . increased advertising and marketing support;

  . corporate relocation referrals; and

  . a wide offering of brokerage-related services.

Brokerage Services

  NRT provides real estate brokerage services in 18 of the 30 largest metropolitan markets throughout the United States based on population (based on statistics compiled by A.C. Nielsen). The following table contains data for the 10 largest markets in which NRT operates as of and for the year ended December 31, 1998:

                                                                Pro Forma(a)
                                                              ----------------
                                                              Gross Commission
                                     Offices Sales Associates      Income
                                     ------- ---------------- ----------------
Metropolitan Regions                                           (in thousands)
San Francisco/Northern California
 (b)................................    83        4,079        $      472,379
Los Angeles/Southern California
 (c)................................    68        3,384               413,315
New York Metropolitan Area..........   119        5,046               283,525
Chicago.............................    67        3,047               182,633
Minneapolis.........................    37        2,094               170,884
Washington DC/Baltimore.............    59        2,283               157,086
Boston..............................    68        1,594               130,660
Denver..............................    25        1,086               126,309
Tampa/West Central Florida (d)......    39        1,785               101,302
Miami/Southeast Florida.............    38        2,051                96,554

---------------------

(a) Assumes all 1998 acquisitions of brokerages with annualized gross commission income in excess of $5 million were completed on January 1, 1998.
(b) Includes Sacramento, California.
(c) Includes San Diego, California.
(d) Includes Orlando, Florida.

  In its residential real estate brokerage business, NRT provides services to consumers in the purchase and sale of new and existing homes. In assisting the seller in a real estate transaction, NRT's sales associates provide the seller with a full service marketing program, which includes:

  .developing a direct marketing plan for the property;

  .assisting the seller in pricing the property and preparing it for sale;

  . advertising the property, including listing it on multiple listing services and/or websites on the internet;

  .showing the property to prospective buyers;

  .assisting the seller in sale negotiations; and

  .assisting the seller in closing the transaction.

  When NRT assists the buyer in a real estate transaction, its sales associates provide the buyer with services, including:

  . assisting the buyer in locating specific properties that meet the buyer's personal and financial specifications;

  .  showing properties to the buyer;

  . where permissible, assisting the buyer in negotiating the terms of the contract to purchase;

  . assisting the buyer in closing the transaction, including assisting with mortgage qualification; and

  .  offering a wide range of brokerage related services.

 Commissions

  In a typical brokerage transaction, NRT receives its commission upon the closing of the transaction. Sales commissions typically range from approximately 5% to 7% of the sales price. In transactions in which NRT is acting as a broker one side of a transaction (either the buying side or the selling side) and a third-party broker is acting as broker on the other side of the transaction, NRT generally must share with the other broker 50% of the sales commission. In transactions in which NRT is acting as the sole broker, NRT generally receives 100% of the sales commission.

  The following table sets forth the gross commission income and related data of NRT and its predecessors during the periods indicated:

                                                       Years Ended
                                                       December 31,
                                              --------------------------------
                                                1996       1997        1998
                                              --------  ----------  ----------
                                                  (dollars in thousands)
Sides........................................  109,994     154,066     300,229
Average sales price per home.................     $205        $239        $245
Average commission rate per side.............     2.78%       2.76%       2.73%
Real estate sales commissions................ $628,081  $1,016,284  $2,010,123

  The commission earned by NRT's sales associates is based upon a percentage of the sales commissions earned by NRT. Typically, the percentage of the real estate commissions which is shared with NRT's sales associates will vary based on factors including sales associate productivity and rates that are paid to competing associates in the same local or regional market. The percentage of total commissions which NRT has shared with sales associates has averaged between 60% and 67% in recent years.

 Sales Associates

  The success of NRT's business largely depends upon its ability to recruit, retain and develop highly motivated and well trained sales associates. NRT believes that the reputation of particular sales associates, in addition to the reputation of NRT's local offices and brands, is an important factor for many consumers when choosing a brokerage. NRT currently has over 30,000 sales associates, substantially all of whom are independent contractors. Either NRT or the sales associate can terminate the independent contractor relationship at any time. In 1998, NRT experienced a turnover of sales associates who collectively generated less than 10% of NRT's gross commission income. NRT believes this level of turnover is no worse than the industry average. NRT generally replaces departing sales associates through the recruitment of sales associates.

  NRT is dedicated to the recruitment and retention of both new and experienced sales associates. NRT provides extensive programs aimed at both improving sales associates' marketing skills and increasing their knowledge and awareness of the issues and laws affecting the real estate industry. While individual results vary widely, the productivity of NRT's sales associates has increased by 25% to an average of 10.3 closed sides per sales associate in 1998 from 8.2 closed sides per sales associate in 1996.

  NRT provides extensive training programs for its sales associates in areas such as current marketing and selling techniques and customer service. New sales associates attend a four-week training program which prepares them for entry into the real estate brokerage industry. Additional training is provided after sales associates have worked in the field. Finally, more seasoned sales associates have access to an eight-week program which is structured to improve their business and professional skills. Sales associates are responsible for purchasing of the marketing tools they use in their business.

  There has been a significant change in the real estate industry over the last 20 years characterized by increasing productivity and professionalism of real estate sales associates and increasing demands placed on them by consumers to offer a greater range of services in connection with a home sale or purchase. In order to meet the increasing demands of customers and the needs of NRT's sales associates, NRT has diversified its offering of services. NRT believes that by offering a broad range of services, in addition to the marketing and technological assistance and training programs provided to sales associates, NRT will be able to continue to attract and retain productive, full-time real estate sales professionals.

 Referral Network

  Within its 18 markets, NRT has established an informal network of referral associates who refer home buyers and sellers to other sales associates of NRT. Referral associates generally are non-practicing, licensed real estate agents who pay NRT an annual membership fee to participate in NRT's referral network. By referring a home buyer or seller to the referral network, the referral associate earns a portion of the commission earned by NRT.

 Marketing and Information Technology

  NRT markets its real estate services and specific real estate listings through major area and local newspapers, the internet, real estate publications, magazines, luxury homes divisions of the brands, television, radio and outdoor advertising. NRT's newspaper advertising includes both traditional classified advertising to market each of NRT's listings and full-page advertisements with descriptions of selected homes in the market, typically with photographs of the properties. In addition to newspaper advertising, NRT publishes and distributes Buyers Guides, which display selected listings by region. NRT also markets its properties through a direct mail program implemented at the local level. NRT's sales associates may supplement NRT's direct mail programs with specialized programs that they fund on their own. NRT provides its sales associates with promotional materials which can be customized for those sales associates who choose to utilize this opportunity.

  NRT also participates in luxury marketing programs established by its franchisors, such as Coldwell Banker Previews, Century 21 Fine Homes & Estates and ERA International Collection. These programs provide special services for buyers and sellers of luxury homes. NRT has sales associates who specialize in marketing these homes. Properties covered in these programs are listed separately through:

  . newspaper advertisements;

  . in quarterly mailings to a qualified list of prospective purchasers throughout the metropolitan areas in which NRT operates; and

  . relocation companies for use by potential transferees to the area.

  In addition to NRT's direct expenditures on marketing, NRT contributes a portion of its gross commission income to segregated national advertising funds maintained by its franchisors. The national advertising funds collect marketing contributions from all of their franchisees and allocate such funds, together with funds contributed by the franchisors, for national media purchases and brand awareness and positioning campaigns. In 1998, the national advertising funds' expenditures on advertising promoting the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names totaled approximately $65 million.

  NRT believes that the use of information technology as a marketing tool will continue to increase. Accordingly, NRT has sought to become a leader among residential real estate brokerage firms in the use and application of information technology. Key features of NRT's information technology include:

  .access to information from any location;

  . integration of NRT's information systems with multiple listing services to provide information covering a large number of properties, including current prices, color photographs, on-line updates and a property tax database;

  . comparative market analyses;

  . mapping and preparation of property tours;

  . desktop publishing for personalized feature sheets and marketing materials; and

  . customized forms and contracts.

  NRT's internet presence features NRT's entire listing inventory in its regional and national markets, plus community profiles, home buying and selling advice, relocation tips and mortgage financing information. Customers are able to check NRT's listings by providing search parameters. A list of all available properties conforming to the user's search criteria is then generated with information relating to each property, including a photograph. In addition, the customer can contact NRT interactively as to his or her particular interest. NRT's internet presence enables its customers to familiarize themselves with NRT's sales associates, local markets and information on available homes from anywhere in the world prior to their arrival in a local market for a home search.

 Office Management

  NRT operates its brokerage offices in a decentralized manner, which permits significant marketing flexibility and management control at the local level. NRT believes that local management is better situated to understand local markets and is best able to tailor its services to those markets. Following an acquisition, NRT seeks to centralize the acquired company's finance, accounting, payroll, human resources and legal support functions, thereby eliminating duplicative operations and realizing economies of scale. By centralizing these functions, NRT is able to utilize its existing infrastructure to support an increased level of revenues without a corresponding increase in expenses.

Mortgage Services

  NRT markets mortgage origination services to its customers under its marketing agreement with Cendant Mortgage Corporation, the ninth largest mortgage originator in the United States. Cendant Mortgage provides mortgage services through a centralized inbound telemarketing mortgage origination service in most of NRT's offices and through loan officers located in other offices. This service includes providing the prospective home buyer with an immediate mortgage preapproval with respect to an anticipated home purchase. NRT believes that obtaining this mortgage preapproval makes the prospective home buyer more attractive to the seller. NRT earns marketing fees for the services it provides under the marketing agreement. NRT's agreement with Cendant Mortgage provides it with access to a nationwide mortgage underwriter believed to be well suited to provide mortgage services to clients of a large, geographically dispersed network of real estate offices. NRT intends to enter into a joint venture with Cendant to provide mortgage services, at which time the Marketing Agreement will be terminated.

Title, Escrow and Other Closing Services

  NRT operates full service title insurance agencies which provide real estate closing and title insurance services in a number of NRT's markets. NRT conducts title searches, updates abstracts, records closing documents, conducts closings and performs other services on behalf of the underwriters of the title insurance policy and issues title insurance for third party title insurance companies. As a title agent in such transactions, NRT does not underwrite the insurance, but retains a significant portion of the title insurance premium in consideration of the services it provides.

  NRT owns an escrow services company which is licensed as a full service escrow company in Southern California and provides a range of real estate closing services to home buyers and sellers. These services include escrowing funds and processing closing documentation. Revenues are generated by transaction fees, which tend to fluctuate with NRT's brokerage revenues.

Additional Services

 Brokerage-Related Services

  NRT offers, either directly or through marketing and purchasing arrangements with or established by Cendant under the program outsourcing agreement, brokerage-related services, including home warranties, home security systems, temporary housing, temporary storage and utility services. NRT generally earns fees for the marketing of such services. NRT believes that its offering of a wide range of brokerage-related services at competitive prices provides it with a significant point of differentiation from most other brokerages, which typically do not offer such services.

 Relocation Management

  NRT also offers relocation services to its customers either directly or through an arrangement with Cendant Mobility Services Corporation, the country's largest relocation company. Relocation services generally include:

  .home sale and marketing assistance programs;

                                                .mortgage services;

  .property rental management;
                                                .expense management;

  .closing services;
                                                .policy counseling;

  .home finding assistance;
                                                .consulting services; and

  .moving services;
                                                .group move management.

  .rental assistance;

  NRT also provides relocation services that focus on smaller and mid-size companies that can benefit from the services provided by a full service relocation company, yet may not be large enough to contract with Cendant Mobility or other large relocation company. When NRT provides its own relocation services, it receives fees from the client for its relocation services in addition to the commissions generated on the sale and/or purchase of the transferee's property.

  In addition, NRT has an arrangement with Cendant Mobility under which NRT provides its brokerage services to relocating employees of the clients of Cendant Mobility, which are typically large corporations and governmental agencies.

  When receiving a referral from Cendant Mobility, NRT seeks to assist the buyer in completing a home sale. Upon completion of a home sale, NRT receives a commission on the purchase or sale of the property but is obligated to pay Cendant Mobility a portion of such commission as a referral fee. NRT believes that these fees are comparable to the fees charged by other relocation companies.

Competition

  The residential real estate brokerage industry is highly competitive, particularly in the densely populated metropolitan markets in which NRT competes. In addition, the industry has relatively low barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as internet-based listing services. Companies compete for sales and marketing business primarily on the basis of services offered, reputation, personal contacts, and, to a lesser extent, brokerage commissions. NRT competes primarily with:

  .  franchisees of local and regional real estate franchisors;

  . franchisees of its franchisors and other national real estate franchisors, such as RE/MAX, Prudential Real Estate and Better Homes and Gardens;

  . regional independent real estate organizations, such as Weichert, Realtors, Long & Foster and Fred Sands Realtors; and

  .smaller niche companies competing in local areas.

Government Regulation

  NRT's businesses are subject to governmental regulation. The residential real estate brokerage business is subject to regulatory and licensing requirements of government agencies. As a result, NRT must be licensed as a broker and its sales associates must be licensed as sales associates in each state in which they operate. State statutes contain general standards for and prohibitions on the conduct of real estate brokers and sales associates and set standards in the areas of:

  . disclosure when acting in an agency and dual agency (representing a seller and a buyer in a transaction) capacity;

  .  commission collection;

  .  continuing broker and sales associate education;

  .  administration of trust funds;

  .  advertising; and

  .  disclosure of information in real estate forms.

Under state law, a real estate broker such as NRT has a duty to supervise and is responsible for the conduct of its sales associates.

  NRT is subject to the Real Estate Settlement Procedures Act, a federal law that requires timely disclosure of the relationships or financial interests between providers of real estate settlement services and fees and prohibits referral fees between providers of settlement services. NRT is also subject to similar state laws as well as other state laws and industry standards which impose additional restrictions or requirements on the manner in which NRT may conduct its business.

  NRT's title and escrow services businesses are regulated by state regulatory authorities that possess broad powers relating to the granting and revocation of licenses. These state authorities also regulate insurance rates and the form of the policies.

  NRT's business depends on the validity of, and NRT's continued good standing under, the licenses and approvals under which it operates, and NRT's compliance with pertinent regulations. NRT therefore devotes a significant amount of effort toward maintaining its licenses and ensuring compliance with applicable regulations.

Employees and Sales Associates

  As of March 1, 1999, NRT had over 4,000 full-time employees and over 30,000 sales associates (substantially all of whom are independent contractors). None of NRT's employees or sales associates is covered by a collective bargaining agreement. Management believes that NRT's relations with its employees and sales associates are good.

Properties

  NRT's principal executive offices are located in Parsippany, New Jersey, where NRT leases approximately 7,500 square feet from Cendant. NRT also leases approximately 35,000 square feet of office space from Cendant in Mission Viejo, California. NRT owns 18 of its approximately 690 brokerage offices. Owned offices represent a total of approximately 56,000 square feet of office space. NRT leases all remaining properties, which represent representing a total of approximately 3.4 million square feet. NRT believes that its present facilities are adequate for its current level of operations.

  NRT's office leases generally have initial terms of five years with an option to extend the lease for additional periods. The leases generally require NRT to pay for property taxes, utilities and maintenance.

Legal Proceedings

  In the ordinary course of business, NRT is involved in legal proceedings incident to its operations. In the opinion of management, NRT is not currently involved in any legal proceeding which it believes would have a material adverse effect on the operations or financial condition of NRT taken as a whole.

                                   MANAGEMENT

Directors and Executive Officers

  The following table sets forth information concerning the executive officers and directors of NRT as of March 1, 1998. There are no family relationships among any of NRT's executive officers and directors.

Name                     Age                           Position
Robert M. Becker........ 57  President, Chief Executive Officer and Director
Chandler B. Barton...... 65  Chairman of the Board and Director
Michael R. Good......... 49  Executive Vice President
Gregory W. Hunt......... 42  Senior Vice President, Chief Financial Officer and Treasurer
Steven L. Barnett....... 34  Senior Vice President, General Counsel and Secretary
Ralph W. Burnet......... 53  Senior Vice President--Midwest Region
Larry Knapp............. 52  Senior Vice President--Western Region
Bruce G. Zipf........... 42  Senior Vice President--Northeast Region
R. Scott Webber......... 45  Senior Vice President--Southeast Region
Terence W. Edwards...... 43  Director
Joshua J. Harris........ 34  Director
David M. Johnson........ 38  Director
Samuel L. Katz.......... 33  Director
Marc J. Rowan........... 36  Director
Richard A. Smith........ 45  Director
Michael L. Tarnopol..... 62  Director
Michael D. Weiner....... 46  Director

  The following biographical information of NRT's executive officers and directors is based on information provided by them.

  Robert M. Becker has been President and Chief Executive Officer of NRT since August 1997. Mr. Becker served as President and Chief Executive Officer of National Realty Trust from May 1997 to August 1997 and President and Chief Executive Officer of Coldwell Banker from May 1996 to May 1997. From 1994 to May 1996, Mr. Becker served as President and Chief Operating Officer of Coldwell Banker Schlott Realtors, a subsidiary of Coldwell Banker Corporation and one of the largest real estate brokerages in the United States with over 100 offices in New Jersey, Connecticut and Westchester County, New York and over 3,500 sales associates. Mr. Becker served as General Sales Manager of Coldwell Banker Schlott Realtors from February 1990 (when it was acquired by Coldwell Banker Corporation ) to 1994 and served in a similar capacity at the predecessor to Coldwell Banker Schlott Realtors from 1980 to February 1990.

  Chandler B. Barton has been Chairman of the Board and a director of NRT since August 1997. Mr. Barton served as Chairman of National Realty Trust from May 1996 to August 1997 and

President and Chief Executive Officer of Coldwell Banker Corporation from January 1989 to May 1996. Before October 1993, Mr. Barton also served as Chairman of the Board of Coldwell Banker Corporation. Mr. Barton was Executive Vice President of Coldwell Banker Corporation from 1988 to January 1989, Chief Executive Officer and a director of the mortgage, relocation, title and escrow companies owned by Coldwell Banker Corporation from 1986 to 1988 and Senior Vice President of Coldwell Banker Corporation's southeast region residential operations from 1982 to 1986. Mr. Barton joined Coldwell Banker Corporation in 1979 as part of its acquisition of Barton and Ludwig, at that time one of the largest real estate brokerage companies in the southern United States.

  Michael R. Good has been Executive Vice President of NRT since August 1998. Mr. Good was Senior Vice President--Southeastern Region of NRT from August 1997 to August 1998. Mr. Good served as Senior Vice President--Southeastern Region of National Realty Trust from June 1997 to August 1997. Before serving as an officer of National Realty Trust, Mr. Good served as President of Coldwell Banker Corporation's operations in West Central Florida from 1987 to 1997, with the exception of 1991 and 1992, during which he served as Vice President of Coldwell Banker Corporation. Mr. Good has been associated with Coldwell Banker Corporation since 1981 when his real estate brokerage was acquired by Coldwell Banker Corporation.

  Gregory W. Hunt has been Senior Vice President and Chief Financial Officer of NRT since January 1998 and Treasurer since September 1998. Before joining NRT, Mr. Hunt served as Managing Director for the CEENIS Property Fund, a venture capital and property investment fund, from September 1996 to December 1997. From August 1995 to August 1996, Mr. Hunt was Vice President, Finance and Chief Financial Officer of Culligan Water Technologies, Inc. He served as Vice President, Treasurer and Chief Financial Officer of Astrum International Corp., the holding company for Culligan Water Technologies, Inc., McGregor Corporation and Samsonite Corporation, from January 1991 to August 1995.

  Steven L. Barnett has been Senior Vice President, General Counsel and Secretary of NRT since April 1998. From May 1997 to April 1998, Mr. Barnett served as Associate General Counsel for Venator Group, Inc. From October 1989 to May 1997, Mr. Barnett was a mergers and acquisitions associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP in New York.

  Ralph W. Burnet has been Senior Vice President--Midwest Region of NRT since February 1998. Mr. Burnet was the founder and owner of Burnet Realty, the largest residential real estate brokerage in Minnesota and one of the largest residential real estate brokerages in the country, which was acquired by NRT in February 1998. Before joining NRT, Mr. Burnet served as Chairman and Chief Executive Officer of Burnet Realty from 1990 to February 1998 and as Eastern Region President for Merrill Lynch Realty Associates following its purchase of Burnet Realty from 1982 to 1990.

  Larry Knapp has been Senior Vice President--Western Region of NRT since August 1997. Mr. Knapp served as Senior Vice President--Western Region of National Realty Trust from June 1997 to August 1997 and as the President of Coldwell Banker Corporation's Northern California operations from 1985 to June 1997. From 1981 to 1985, Mr. Knapp served as Senior Vice President and Regional Manager for Coldwell Banker Corporation's Sacramento operations.

  Bruce G. Zipf has been Senior Vice President--Northeast Region of NRT since August 1997 and President and Chief Operating Officer of the Metro New York Region of NRT from August 1997 through November 1998. Mr. Zipf served as Senior Vice President--Northeast Region and President of the Metro New York Region of National Realty Trust from June 1996 to August 1997 and as Senior Vice President--Northeast Region and President and Chief Operating Officer of the Metro New York Region of National Realty Trust from May 1996 to August 1997. From 1994 to May 1996, Mr. Zipf was Senior Vice President of Finance and Administration for Schlott Realtors and served in a variety of senior management positions with Schlott Realtors after joining Schlott Realtors as Controller in 1986.

  R. Scott Webber has been Senior Vice President--Southeast Region of NRT since October 1998. Mr. Webber was the owner of Coldwell Banker Van Schaak and Company from March 1994 to October 1998. From October 1989 to October 1998, Mr. Webber was President of Premier Van Schaak, which includes Coldwell Banker Premier Realty in Salt Lake City and Las Vegas and Coldwell Banker Van Schaak in Denver. From October 1988 to October 1989, Mr. Webber served as Senior Vice President of the Rocky Mountain Region for Coldwell Banker Residential Real Estate.

  Terence W. Edwards has been a director of NRT since September 1997. Mr. Edwards has been President and Chief Executive Officer of Cendant Mortgage (and its predecessor PHH Mortgage Services Corporation) since February 1996. Mr. Edwards was Vice President, Investor Relations and Treasurer of PHH Mortgage from June 1995 to February 1996 and Senior Vice President, Secondary Marketing of PHH Mortgage from 1990 to February 1996, Vice President of PHH Mortgage from 1987 to 1990 and Director of Mortgage Finance of PHH Mortgage from 1984 to 1987. Mr. Edwards served as Treasury Operations Analyst of PHH Corporation from 1980 to 1984.

  Joshua J. Harris has been a director of NRT since August 1997. Mr. Harris is a principal of Apollo Management, L.P. and has served as an officer of certain affiliates of Apollo Management, L.P. since 1990. Mr. Harris also is a director of Alliance Imaging, Inc., Converse Inc., Florsheim Group Inc., Quality Distribution, Inc. and SMT Health Services Inc.

  David M. Johnson has been a director of NRT since December 1998. Mr. Johnson has served as Senior Executive Vice President and Chief Financial Officer of Cendant since November 1998. He was Executive Vice President-Finance of Cendant from April 1998 to November 1998. From July 1986 to April 1998, Mr. Johnson worked in the Investment Banking group of Merrill Lynch & Co., Inc., most recently as a Managing Director.

  Samuel L. Katz has been a director of NRT since August 1997. Mr. Katz has served as Executive Vice President, Strategic Development of Cendant since April 1998 and was Senior Vice President--Acquisitions of Cendant (and its predecessor HFS Incorporated) from January 1996 to April 1998. From June 1993 to December 1995, Mr. Katz was Vice President of Dickstein Partners Inc., a private investment firm. Mr. Katz is a director of Specialty Catalog Corp.

  Marc J. Rowan has been a director of NRT since September 1997. Mr. Rowan is one of the founding principals of Apollo Management, L.P. and has been a principal of Apollo Management, L.P. and an officer of certain affiliates of Apollo Management, L.P. since 1990. Mr. Rowan is a director of Samsonite Corporation, Quality Distribution, Inc. and Vail Resorts, Inc.

  Richard A. Smith has been a director of NRT since September 1997. Mr. Smith has been Chairman and Chief Executive Officer of the Real Estate Division of Cendant (and its predecessor HFS Incorporated) since October 1996 and served as Executive Vice President of Operations of HFS Incorporated from February 1992 to October 1996. Before joining HFS, Mr. Smith held various management positions at Days Inns of America ("Days Inns") over a period of 13 years, including corporate director of risk management, vice president of personnel, senior vice president of human resources and senior vice president of administration and also served as a member of the operating committee of Days Inns.

  Michael L. Tarnopol has been a director of NRT since September 1997 and was a trustee of National Realty Trust from May 1996 to July 2, 1997. Mr. Tarnopol has been Vice Chairman of Bear, Stearns & Co., Inc. since 1997, a Senior Managing Director of Bear, Stearns & Co. Inc. since 1985 and Chairman of the Investment Banking Division of Bear, Stearns & Co. Inc. since 1987.
Mr. Tarnopol is also a director of Avis Rent A Car, Inc. and Planet Hollywood International Inc.

  Michael D. Weiner has been a director of NRT since September 1997. Mr. Weiner has been an officer of certain affiliates of Apollo Management, L.P. since 1992. Before 1992, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius LLP. Mr. Weiner is also a director of Alliance Imaging, Inc., Continental Graphics Holdings, Inc., Converse Inc., Florsheim Group Inc., Quality Distribution, Inc., SMT Health Services Inc. and WMC Finance Co.

  Under the terms of the stockholders agreement to be in effect on the closing of the offering, Apollo and Cendant have agreed to vote their shares of NRT's voting stock in favor of a twelve-member Board of Directors consisting of five directors nominated by Apollo, five directors nominated by Cendant and two directors nominated by a majority of the Board. NRT's Board of Directors currently consists of ten directors, including four directors (Joshua J. Harris, Marc J. Rowan, Michael L. Tarnopol and Michael D. Weiner) nominated by Apollo, four directors (Terence W. Edwards, David M. Johnson, Samuel L. Katz and Richard A. Smith) nominated by Cendant, and two directors (Chandler B. Barton and Robert M. Becker) jointly nominated by Apollo and Cendant. Before the closing of the offering, a majority of the Board of Directors will nominate two additional directors who are "independent directors" (within the meaning of the rules of the New York Stock Exchange or interdealer quotation system on which NRT's common stock is listed). Before the closing of the offering, the Board of Directors will be divided into three classes of directors, each of which will be elected for a staggered term of three years. The initial term of the Class I directors will expire at the annual meeting of stockholders of NRT in 2000, the term of the Class II directors will expire in 2001 and the term of
the Class III directors will expire in 2002. Messrs.     ,      and     will be
Class I directors, Messrs.     ,      and      will be Class II directors and
Messrs.     ,     ,      and      will be Class III directors.

  Officers of NRT are elected at the first meeting of the Board of Directors held each year following the annual meeting of stockholders and serve at the discretion of the Board.

Committees of the Board of Directors

  NRT's Board of Directors currently has three standing committees, a compensation and human resource committee, an audit committee and an executive committee.

  NRT's compensation and human resource committee administers NRT's 1997 Equity Participation Plan and reviews and makes recommendations to the Board of Directors with respect to NRT's compensation and hiring programs and policies. The current members of the compensation committee are Messrs. Harris, Katz, Rowan and Smith.

  NRT's audit committee recommends the annual appointment of NRT's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by NRT in financial reporting, internal auditing procedures, and the adequacy of NRT's internal control procedures. The current members of the audit committee are Messrs. Harris and Katz. It is expected that the audit committee will be reconstituted prior to the closing of the offering to consist solely of independent directors of the Board.

  NRT's executive committee has certain selected powers and rights to exercise the authority of the Board of Directors between meetings of the Board of Directors. The current members of the executive committee are Messrs. Becker, Harris and Katz.

  NRT may establish other committees to facilitate the management of NRT.

Compensation of Directors

  Directors of NRT who are also employees receive no additional compensation for their service as a director. Non-employee directors receive, as compensation for their service as directors:

  . an annual retainer of $30,000, plus $4,000 for serving as chairman (if a chairman has been selected) of a committee and $2,000 for serving as a member of a committee other than as chairman;

  . $1,000 for each Board meeting attended and $500 ($1,000 for committee chairmen) for each Board committee meeting if held on the same day as a Board meeting and $1,000 ($2,000 for committee chairmen) for each Board committee meeting attended on a day on which there is no Board meeting; and

  . reimbursement for expenses incurred in attending meetings of the Board of Directors and committees.

  Under NRT's 1997 Equity Participation Plan, each non-employee director of NRT was granted options on December 13, 1998 to purchase 56,250 shares of common stock at an exercise price equal to $10.67 per share (with the exception of Mr. Katz, whose options, which were granted on September 6, 1997, have an exercise price of $.01 per share, subject to adjustment). With the exception of options to purchase 56,250 shares of common stock granted to Michael P. Monaco, who served as a director of NRT from September 1997 to December 1998, all of which are fully vested, all options granted to non-employee directors vest one-third on the date of grant, one-third on September 6, 1999 and the balance on September 6, 2000.

Executive Compensation

 Summary Compensation Table

  The following table sets forth the compensation earned by the Chief Executive Officer of NRT and the four other most highly paid executive officers of NRT who served as executive officers of NRT as of December 31, 1998, for the fiscal year ended December 31, 1998 and for NRT's first fiscal year, which commenced on September 1, 1997 and ended on December 31, 1997.

                                                    Long-Term
                                                   Compensation
                             Annual Compensation    Securities
                            ----------------------  Underlying     All Other
Name and Position           Year  Salary   Bonus    Options(1)  Compensation(2)
-----------------           ---- -------- -------- ------------ ---------------
Robert M. Becker .......... 1998
 President and Chief        1997 $337,994 $260,000    93,750      $  --
 Executive Officer               $108,336 $ 83,333   375,000      $  --
Chandler B. Barton......... 1998 $249,988 $312,500       --     $  4,000
 Chairman of the Board      1997 $ 83,328 $104,167   140,625    $  1,250
Gregory W. Hunt............ 1998 $243,435 $156,250   281,250      $  --
 Senior Vice President,     1997      --       --        --       $  --
 Chief Financial Officer
 and Treasurer
Michael R. Good............ 1998 $217,917 $138,021    46,875    $52,856
 Executive Vice President   1997 $ 63,333 $ 35,417    93,750    $ 1,250
Bruce G. Zipf.............. 1998
 Senior Vice President--    1997 $190,000 $125,000       --     $12,592
 Northeast Region                $ 62,864 $ 36,458    93,750    $ 3,937

---------------------

(1) Includes options to acquire shares of common stock of NRT. Option figures have been adjusted to give effect to the 1.875-for-1 split of the common stock which will occur prior to the closing. In addition to the options listed above, options to acquire 480,260 shares of common stock of Cendant were granted to Mr. Becker on April 30, 1997 for his services as an employee of Cendant.

(2) Includes matching contributions by NRT (based on NRT's current estimates) on behalf of the named executive officers under NRT's 401(k) savings plan as follows: Mr. Barton ($4,000 for 1998 and $1,250 for 1997); Mr. Good ($4,000 for 1998 and $1,250 for 1997); and Mr. Zipf ($4,000 for 1998 and
    $1,073 for 1997). Also included are car allowances of $8,592 for 1998 and $2,864 for 1997 for Mr. Zipf and a moving allowance and tax gross-up payment totalling $48,856 for 1998 for Mr. Good.

 Options Granted in Last Fiscal Year

  The following table sets forth information concerning stock options which were granted during the fiscal year ended December 31, 1998 to the executive officers named in the Summary Compensation Table.

                                                                              Potential
                                                                             Realizable
                                                                              Value at
                                    Percent of                                 Assumed
                                      Total                                 Annual Rates
                         Number of   Options                               of Stock Price
                         Securities Granted to                            Appreciation for
                         Underlying Employees   Exercise or                Option Term(3)
                          Options   in Fiscal  Base Price Per Expiration -------------------
Name                     Granted(1)    Year       Share(2)       Date       5%       10%
----                     ---------- ---------- -------------- ---------- -------- ----------
Robert M. Becker........   93,750      6.6%        $ 9.57       9/01/08  $628,895 $1,593,742
Chandler B. Barton......      --        --            --            --        --         --
Gregory W. Hunt.........  168,750     11.9%        $ 4.13       1/12/08   554,685  1,405,681
                           56,250      4.0%        $ 9.57       1/12/08   377,336    956,245
                           56,250      4.0%        $10.67      12/13/08   377,336    956,245
Michael R. Good.........   46,875      3.3%        $10.67      10/01/08   314,447    796,871
Bruce G. Zipf...........      --        --            --            --        --         --

---------------------

(1) Represents options granted under NRT's 1997 Equity Participation Plan, the terms of which are described under "--Equity Participation Plan." The number of options has been adjusted to give effect to the 1.875-for-1 split of the common stock that will occur prior to the closing of the offering.

(2) Exercise prices have been adjusted to give effect to the 1.875-for-1 split of the common stock that will occur prior to the closing of the offering. On September 28, 1998, NRT's Board of Directors approved adjustments to the exercise price of each option under the Equity Participation Plan outstanding as of such date to give effect to:

  . the payment of a $30 million dividend to Apollo; and

  . specified payments to NRT's franchisors under the franchise agreements.

  In no event, however, may the exercise price for such options be adjusted to less than $0.01 per share. Of the options reflected in the above table, the options granted to Mr. Becker and 225,000 of the options granted to Mr. Hunt are subject to, and their exercise prices give effect to the adjustments.

(3) The amounts shown in these two columns represent the potential realizable values using the options granted and the exercise price. The assumed rates of stock price appreciation are set by the Securities and Exchange Commission's executive compensation disclosure rules and are not intended to forecast the future appreciation of the common stock.

 Options Exercised in Last Fiscal Year; Fiscal Year End Option Values at Year
End

  No options were exercised during the year ended December 31, 1998. The following table presents information on the value of options held by the executive officers named in the Summary Compensation Table as of December 31, 1998.

                                 Fiscal Year End Option Values(1)
                      ------------------------------------------------------
                        Number of Securities        Value of Unexercised
                        Underlying Options at       In-the-Money Options
                         Fiscal Year End (#)       at Fiscal Year End ($)
Name                  Exercisable/Unexercisable Exercisable/Unexercisable(2)
----                  ------------------------- ----------------------------
Robert M. Becker....       37,500/431,250           $360,000/$3,240,000
Chandler B. Barton..       14,062/126,562            135,000/1,215,000
Gregory W. Hunt.....            0/281,250                  0/918,000
Michael R. Good.....        9,375/131,250             90,000/810,000
Bruce G. Zipf.......        9,375/84,375              90,000/810,000

---------------------

(1) Figures shown give effect to the 1.875-for-1 split of the common stock that will occur prior to the closing of the offering. Represents options to acquire shares of common stock granted under NRT's 1997 Equity Participation Plan. Fiscal year end option values are based on the difference between $16 (the mid-point of the estimated range of initial public offering price per share) and the exercise price of each option. In addition to the options listed above, at December 31, 1998, options to acquire shares of Cendant common stock were held by the named executive officers in connection with their former employment by Cendant as follows:
    Mr. Becker (374,940 shares); Mr. Good (24,031 shares); and Mr. Zipf (9,612 shares).

(2) Upon the closing of the offering, the number of exercisable options will double as a result of the conversion of performance-vesting options into time-vesting options.

Employment Agreements

  NRT does not have any employment or severance agreements with any of the executive officers named in the Summary Compensation Table.

Equity Participation Plan

 General

  The 1997 Equity Participation Plan authorizes an aggregate of 4,687,500 shares of common stock for awards (after giving effect to the 1.875-for-1 split of the common stock), of which 3,399,141 shares of common stock will be subject to options upon the closing of the offering. The primary purpose of the Equity Participation Plan is to provide an additional incentive to key employees, consultants and non-employee directors of NRT and its subsidiaries to further the growth, development and financial success of NRT and to enable NRT to obtain and retain the services of its employees, consultants and directors. The Equity Participation Plan is intended to qualify for the performance-based exclusion from the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended.

 Administration

  The Equity Participation Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee selects the recipients of awards under the Equity Participation Plan and makes determinations with respect to the participation of employees, consultants and non-employee directors in the Equity Participation Plan and the terms and conditions of all awards granted, including vesting schedules, performance criteria and post-termination exercise provisions. The Compensation Committee also interprets the provisions of the Equity Participation Plan.

 Awards

  The Equity Participation Plan provides for a variety of awards, including:

  .stock options;

  .stock appreciation rights;

  .restricted stock;

  .dividend equivalents; and

  .other equity-based awards.

  Stock options granted under the Equity Participation Plan may be incentive stock options or non-qualified stock options within the meaning of Section 422 of the Internal Revenue Code.

  The exercise price of each stock option granted under the Equity Participation Plan is fixed by the Compensation Committee (or the Board of Directors, in the case of options granted to non-employee directors), subject to the following limitations:

  . in the case of incentive stock options and options intended to be performance based compensation under Section 162(m)(4)(C) of the Internal Revenue Code, the exercise price may not be less than 100% of the fair market value of the common stock on the date the option is granted.

  . in the case of incentive stock options granted to an individual then owning over 10% of the total combined voting power of NRT's capital stock, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant.

The Compensation Committee may, in its discretion, permit the exercise of stock options granted under the Equity Participation Plan on a cashless basis. The term of each stock option granted under the Equity Participation Plan is set by the Compensation Committee (or the Board in the case of options granted to non-employee directors). However, the term may not be more than ten years from the date of grant, or five years from the date of grant in the case of an incentive stock option granted to an individual owning more than 10% of the total combined voting power of all classes of NRT's stock. No participant in the Equity Participation Plan may receive awards in any year with respect to more than 562,450 shares of common stock.

  As of the date of this prospectus, outstanding awards under the Equity Participation Plan consist solely of stock options with respect to 3,399,141 shares of common stock, with a weighted average exercise price of $5.00. In general:

  . upon the closing of the offering, all of the options granted to employees will be time vesting options that vest in equal installments over a five-year period and are fully exercisable at the end of the five-year period; and


  . options held by employees of NRT will become fully vested following a change in control if such employees are terminated within 12 months after the change in control without cause or in connection with the change in control.

  Each non-employee director of NRT was granted options on December 13, 1998 to purchase 56,250 shares of common stock at an exercise price (after giving effect to the 1.875-for-1 split of the common stock) equal to $10.67 per share (other than Mr. Katz, whose options were granted on September 6, 1997 and have an exercise price of $1.07 per share, subject to the adjustments described above). With the exception of an option to purchase 56,250 shares of common stock granted to Michael P. Monaco, who served as a director of NRT from September 1997 to December 1998 and whose options are fully vested, all options granted to non-employee directors vest as follows:

  .one-third on the date of grant;

  .one-third on September 6, 1999; and

  .  one-third on September 6, 2000.

All options held by non-employee directors will become fully vested upon a change in control of NRT occurring after the offering.

 Amendment/Termination

  The Board of Directors of NRT may amend or terminate the Equity Participation Plan, except that the consent of each participant is required for any amendment or termination that adversely affects the rights of the participant. In addition, to the extent required by any law, regulation or stock exchange rule, no amendment will be effective without the approval of NRT's stockholders.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee of the Board of Directors currently consists of Messrs. Harris, Katz, Rowan and Smith. Mr. Katz was President of NRT and Mr. Harris was Vice President and Treasurer of NRT at the time of NRT's formation in August 1997.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The table below presents information regarding the beneficial ownership of the common stock as of March 1, 1999 by:

 . each person known by NRT to be the beneficial owner of five percent or more of its outstanding common stock and convertible preferred stock;

 .each of the executive officers of NRT listed in the Summary Compensation
    Table above;

 .each of the directors of NRT; and

 . all directors and executive officers of NRT as a group.

  Unless otherwise indicated, NRT believes that each beneficial owner below has sole voting and investment power over such shares. The figures shown with respect to the common stock assume the conversion of all outstanding shares of convertible preferred stock held by Cendant and the intended repurchase by NRT of 574,500 shares of common stock from Apollo before the closing of the offering.

                           Beneficial Ownership              Beneficial Ownership  Beneficial Ownership of
                             of Common Stock                    of Common Stock     Convertible Preferred
                           Before the Offering               After the Offering(1)        Stock(1)
                          ----------------------  Shares of  --------------------- ---------------------------
                            Number                 Common    Number of              Number        Percentage
                           of Shares  Percentage Stock Being Shares of  Percentage    of              of
          Name            of Class(2)  of Class    Offered     Class     of Class   Shares           Class
          ----            ----------- ---------- ----------- ---------- ---------- ------------- -------------
Apollo Investment Fund
III, L.P.,
Apollo Overseas Partners
III, L.P. and
Apollo (UK) Partners
III, L.P.
c/o Apollo Management,
L.P.(3)
1301 Avenue of the
Americas
38th Floor
New York, New York
10019...................  18,175,500     73.4%    4,687,500  13,488,000    40.2%             --            --
Cendant Operations, Inc.
c/o Cendant
Corporation(4)
9 West 57th Street
New York, New York
10019...................   6,580,523     26.6%          --    6,006,023    17.9%          23,275           100%
Robert M. Becker........      75,000       *            --       75,000      *               --            --
Chandler B. Barton......      28,125       *            --       28,125      *               --            --
Gregory W. Hunt.........      45,000       *            --       45,000      *               --     --
Michael R. Good.........      18,750       *            --       18,750      *               --            --
Bruce G. Zipf...........      18,750       *            --       18,750      *               --     --
Terence W. Edwards(5)...      18,750       *            --       18,750      *               --            --
Joshua J. Harris(6).....      18,750       *            --       18,750      *               --            --
David M. Johnson(5).....      18,750       *            --       18,750      *               --            --
Samuel L. Katz(5).......      18,750       *            --       18,750      *               --            --
Marc J. Rowan(6)........      18,750       *            --       18,750      *               --            --
Richard A. Smith(5).....      18,750       *            --       18,750      *               --            --
Michael L. Tarnopol(7)..      18,750       *            --       18,750      *               --            --
Michael D. Weiner(6)....      18,750       *            --       18,750      *               --            --
All executive officers
 and directors as a
 group (17 persons).....     424,687      1.7%                  424,687     1.2%             --     --

                                                  (footnotes on following page)

(continued from previous page)

 * Less than one percent.

(1) Beneficial ownership of common stock after the offering and beneficial ownership of convertible preferred stock give effect to the repurchase of
    725.4 shares of convertible preferred stock held by Cendant. After giving effect to the offering, but before giving effect to the repurchase, Cendant would own 19.3% of the outstanding common stock.

(2) Includes options to acquire shares of common stock which are exercisable within 60 days following the closing of the offering as follows:

       . Mr. Becker (75,000)    . Mr. Knapp (23,437)   . Mr. Katz (18,750)
       . Mr. Barton (28,125)    . Mr. Zipf (18,750)    . Mr. Rowan (18,750)
       . Mr. Hunt (45,000)      . Mr. Webber (0)       . Mr. Smith (18,750)
       . Mr. Barnett (18,750)   . Mr. Edwards (18,750) . Mr. Tarnopol (18,750)
       . Mr. Burnet (28,125)    . Mr. Harris (18,750)  . Mr. Weiner (18,750)
       . Mr. Good (18,750)      . Mr. Johnson (18,750)

(3) Includes 16,569,264 shares held by Apollo Investment Fund III, L.P., 992,077 shares held by Apollo Overseas Partners III, L.P. and 614,159 shares held by Apollo (UK) Partners III, L.P., each of which is a private investment fund managed by Apollo Management, L.P. Under a participation agreement, dated as of August 11, 1997, Bear, Stearns & Co. Inc. is entitled to a 49% non-voting equity participation in Apollo's investment in NRT. Bear, Stearns & Co. Inc. is entitled to receive its pro rata share of any amounts received by Apollo in respect of the investment, including the proceeds to Apollo from the sale of shares of common stock in the offering. Bear, Stearns & Co. Inc. expressly disclaims beneficial ownership of the shares held by Apollo.

(4) Cendant Operations, Inc. is a wholly owned subsidiary of Cendant Corporation. Cendant, Apollo and NRT have agreed that if the underwriters' over-allotment option is exercised, up to 468,750 shares subject to the over-allotment option will be sold by Cendant and any remaining over-allotment shares will be sold 10% by Cendant and 90% by Apollo.

(5) Messrs. Edwards, Johnson, Katz and Smith are officers of Cendant and expressly disclaim beneficial ownership of any shares of NRT's capital stock owned by Cendant.

(6) Messrs. Harris, Rowan and Weiner are affiliated with Apollo Management, L.P. and expressly disclaim beneficial ownership of any shares of common stock owned by Apollo.

(7) Mr. Tarnopol is Vice Chairman and a Senior Managing Director of Bear, Stearns & Co. Inc. and expressly disclaims beneficial ownership of any shares of common stock beneficially owned by Bear, Stearns & Co. Inc. See
    Note 3 above.

                        RELATED PARTY TRANSACTIONS

  Immediately prior to the offering, Apollo beneficially owns 73.4% and Cendant beneficially owns 26.6% of the issued and outstanding shares of common stock, assuming the repurchase by NRT of shares of convertible preferred stock held by Cendant and conversion of all other outstanding shares of convertible preferred stock held by Cendant into common stock. Immediately following the offering and after giving effect to the intended repurchase by NRT of 574,500 shares of common stock from Apollo and 725.4 shares of convertible preferred stock from
Cendant:

  . Apollo will beneficially own approximately 40.2% (35.8% if the underwriters' over-allotment option is exercised in full); and

  . Cendant will beneficially own approximately 17.9% (16.0% if the underwriters' over-allotment option is exercised in full) of the outstanding shares of common stock (assuming the conversion of all outstanding shares of convertible preferred stock into common stock).

  Cendant was formed through the merger of HFS Incorporated and CUC International Inc. in December 1997. Within its three principal operating segments--real estate services, travel and alliance marketing--Cendant provides a wide range of complementary consumer and business services. The real estate segment assists in employee relocation, provides home buyers with mortgages and franchises real estate brokerage businesses; the travel segment facilitates vacation timeshare exchanges, manages corporate and government vehicle fleets and franchises car rental and hotel businesses; and the alliance marketing segment provides an array of value driven products and services through more than 20 membership clubs and client relationships. Cendant also offers tax preparation services, information technology services, credit information services and financial products. Headquartered in New York, New York, Cendant has more than 40,000 employees and operates in over 100 countries.

  Apollo comprises a number of private securities investment funds managed by Apollo Management, L.P., which, together with its affiliates, manages a portfolio of investments currently valued in excess of $8 billion.

  Apollo, Cendant, the franchisors and NRT have entered or will enter into agreements and arrangements setting forth their on going rights and responsibilities regarding the matters outlined below. The agreements summarized below are included as exhibits to the Registration Statement that contains this prospectus. The following summaries do not contain all of the information contained in the exhibits.

Franchise Agreements

  NRT's status as a franchisee is governed by its franchise agreements with its franchisors, Coldwell Banker Real Estate Corporation, ERA Franchise Systems, Inc. and Century 21 Real Estate Corporation, each of which is a wholly owned subsidiary of Cendant. Under the franchise agreements, NRT has the non-exclusive right to operate under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) real estate franchise systems at listed locations. Under a related license agreement, NRT has the right to operate under the trade names and trademarked operating names acquired by Cendant in acquisitions in which Cendant participates. On February 9, 1999, NRT entered into new franchise agreements with each of its franchisors. The new agreements superseded the franchise agreements then in effect. The following is a summary of the material terms of the new franchise agreements.

 General

  The franchise agreements impose restrictions on the business and operations of NRT and require NRT to comply with the operating standards set forth in the franchisors' operating manuals. NRT's failure to comply with these restrictions and standards could result in a termination of the franchise agreement. The franchise agreements also provide that NRT is entitled to participate in the programs established by its franchisors for the benefit of their franchisees, including:

  .marketing programs;

  .relocation services;

  .referral systems; and

  .orientation and training programs.

  Each of the franchise agreements has a 50-year term expiring on February 9, 2049. The initial term may be extended at NRT's option for an additional 50-year term on the same terms, so long as NRT is not then in violation of the terms of the franchise agreement.

 Royalties

  Under the franchise agreements, NRT has agreed to pay the franchisors a monthly royalty of 6% of NRT's gross commission income (with the exception of NRT's CENTURY 21(R) offices in Northern California, for which NRT is currently required to pay a royalty fee of 4.89% (subject to adjustment for acquisitions) of the gross commission income from such offices) plus $166,667. If NRT acquires or opens additional offices, NRT will generally be required to pay royalties for revenues generated by the additional offices at the 6% royalty rate. However, if NRT acquires offices in a transaction in which Cendant does not participate under the acquisition cooperation agreement after NRT has requested Cendant to participate, the franchise royalty rate will be between 2% and 4%, depending on the acquired brokerage's gross commission income for the twelve months prior to its acquisition by NRT. If the acquired brokerage operates in a territory in which NRT then operates, the franchise royalty rate will be either 2% or 3% depending on the acquired brokerage's gross commission income for the twelve months prior to its acquisition.

  Upon exhaustion of the amounts Cendant has agreed to provide for NRT's acquisitions under the acquisition cooperation agreement, the franchise royalty rate for brokerages acquired without Cendant's participation will be either 3% or 4% depending on the acquired brokerage's gross commission income for the twelve months prior to its acquisition and whether the acquired brokerage operates in a territory in which NRT then has operations.



  Under the franchise agreements, NRT is also required to pay the following additional royalties:

  .$156,250 per month;


  . if Cendant acquires the stock of the brokerage being acquired by NRT and then sells the brokerage assets to NRT under the acquisition cooperation agreement, a monthly royalty equal to one-tenth of the federal income tax payable by Cendant on the sale of the assets to

    NRT in the acquisition, divided by 12, as payment to Cendant for the stepped-up tax basis received by NRT for the assets acquired;

  . until the closing of the offering, a royalty that has averaged $273,900 per month over the first three months of 1999;

  . following the closing of the offering, a royalty equal to approximately
    1.1% of NRT's monthly gross commission income, subject to a maximum of approximately $21.3 million per year (which maximum may decrease in any year in which NRT's gross commission income falls below specified threshold amounts); and

  . 0.15% of NRT's total revenue per quarter payable for each quarter (up to a total of 20 quarters) in which NRT's EBITDA for the preceding twelve months exceeds $225 million.

  NRT paid franchise royalties to its franchisors totaling approximately $24.0 million during 1996 (from May 31, 1996), $57.7 million during 1997 and $121.3 million during 1998. If the additional royalties described in the first and fourth bullets above had been incurred by NRT during the year ended December 31, 1998, NRT's royalties for that year would have increased by $23.1 million.


 Additional Offices

  Under the franchise agreements, NRT is required to give Cendant prior notice before opening or acquiring new brokerage offices. The franchisors may prevent the opening or acquisition of such new brokerage offices if:

  .the opening or acquisition would have an adverse impact on other existing franchisees of NRT's franchisors;

  . the opening or acquisition would result in the franchisor being in violation of any agreement with its other franchisees; or

  . the office proposed to be acquired was previously affiliated with a Cendant-owned real estate brand.

  To compensate the franchisors for any actual administrative costs incurred in connection with the acquisition process and for the benefits to be received by NRT resulting from newly acquired or opened offices, NRT is required to pay the franchisors, subject to a maximum of $100,000 per acquisition:

  . an initial fee of $4,000 for each newly acquired or opened office not previously affiliated with the franchisors; and

  . with respect to each brokerage acquisition in which Cendant's franchise sales force is involved, NRT is required to pay Cendant an additional fee of $3,500 per office acquired.

  Each acquired office is required to be operated under one of the franchisor's brands, unless the office is closed within one year of its acquisition under a business plan presented to NRT's Board of Directors and Cendant at the time of acquisition. NRT has incurred approximately $1.6 million in initial office fees payable to Cendant for new offices opened since August 1997, of which Cendant has provided $1.3 million pursuant to the acquisition cooperation agreement.

 Office Closings

  In the event that NRT wishes to sell or close one or more of its real estate brokerage offices, it will be required to obtain the franchisor's consent prior to the intended closure. However, NRT has the right to close the following offices without the franchisor's consent:

  . offices acquired by NRT from National Realty Trust, which represent a total of no more than $150 million of annual gross commission income;

  . offices closed within one year of being acquired by NRT, if the offices were identified to Cendant at the time of acquisition and were not operating under any of the franchisors' brands at any time; and

  . other offices to the extent that the total gross commission income for the 12-month period prior to closure for those offices closed (excluding offices otherwise permitted to be closed) does not exceed the sum of 3% of NRT's aggregate gross commission income for the preceding calendar year (pro forma for new offices opened and office closings) and any unused amounts under this 3% cap for the two prior years (commencing in August 1997).

NRT may close offices under the previous sentence only if all fees payable to the franchisors have been paid, the franchise for the closed offices is not being assigned and the closure does not reduce any of the brands' market share for the applicable market by more than 10%.

 Advertising

  NRT is required to make monthly contributions to national advertising funds maintained by its franchisors for the creation and development of advertising, public relations and programs promoting the franchisors' brands. Under the CENTURY 21(R) and ERA(R) franchise agreements, NRT is required to pay a monthly fee of 2% of NRT's gross commission income. Under the COLDWELL BANKER(R) franchise agreement, NRT is required to pay a monthly fee of 2 1/2% of NRT's gross commission income. Under each agreement, however, these fees are subject to minimum and maximum advertising fees per brokerage office. In addition, the fees payable under the COLDWELL BANKER(R) franchise agreement are subject to temporary abatement for acquired offices with gross commission income of over $750,000. As a result of the maximum advertising fee limitation, NRT paid an average of 0.33% in 1997 and 0.27% in 1998 of its gross commission income to the national advertising funds. NRT contributed to these advertising funds a total of $1.4 million during 1996 (from May 31, 1996), $3.4 million during 1997 and $5.5 million during 1998. Cendant has informed NRT that substantially all amounts contributed to the national advertising funds maintained by the franchisors have been spent on the franchisors' marketing and advertising programs.

 Indemnification

  NRT has agreed to indemnify the franchisors and their subsidiaries, affiliates, parents, directors, officers and employees and all of their other franchisees against liabilities arising out of the operation of NRT's business under the franchise agreements. However, no indemnification is required for liabilities arising out of the affirmative acts of the franchisors or their employees or for matters that do not arise out of the operation of NRT's business, including those that arise out of disputes under any agreement between Cendant and NRT (other than disputes involving successful claims for indemnification under the franchise agreements).

 Change in Control of NRT

  Each franchise agreement provides that the franchisor's consent will be required for any issuance or transfer of NRT's voting stock that results in any person or group acquiring beneficial ownership of more than 30% of the outstanding common stock and/or securities convertible into or exercisable for shares of common stock. Any transfer which is made without first obtaining the franchisor's consent will result in an event of default under the franchise agreement (unless caused by Cendant) which could result in NRT being required to pay damages based on the franchisor's lost future royalties.

 Limitations on Indebtedness and Dividends

  Under the franchise agreements, NRT is not permitted to incur indebtedness (including acquired indebtedness) if the incurrence would cause NRT's pro forma ratio of debt to EBITDA for the preceding 12-month period to exceed 2.0 to 1. NRT is permitted, however, to incur:

  . loans from financial institutions that are secured by and payable from the proceeds of the loans in the ordinary course of business;

  . working capital revolving loans equal to or less than 2% of gross commission income for the preceding 12-month period;

  . letters of credit and hedging obligations in the ordinary course of business;

  . indebtedness to refinance existing debt no greater than the debt being refinanced; and

  . other debt equal to or less than 1% of gross commission income over the preceding 12-month period.

  The maximum permitted ratio of debt to EBITDA will increase to 3.0 to 1 from
2.0 to 1 if the amounts that Cendant has agreed to provide under the acquisition cooperation agreement have been provided in full, so long as Cendant has not then agreed to provide additional funds on substantially similar economic terms. Immediately prior to incurring any debt, NRT is required to furnish Cendant with a certificate to the effect that the incurrence would not be in violation of the maximum ratio of debt to EBITDA and that the ratio of debt to EBITDA would not reasonably be expected to exceed 2.0 to 1 or 3.0 to 1, as applicable, for the following 12 months.

  Under the franchise agreements, debt includes redeemable preferred stock but does not include:

  . pay-in-kind preferred stock that does not require NRT to make any cash payments (other than upon liquidation) or include sanctions for the non-payment of cash;

  . perpetual preferred stock that pays cash dividends and does not impose penalties for the non-payment of required amounts other than the right to elect with all other preferred stock no more than two directors of NRT, if the annual dividend rate on such preferred stock does not exceed 13% and, at the time of issuance, NRT would have been permitted to incur debt with fixed charges equal to the fixed charges of the preferred stock; and

  . NRT's existing preferred stock (including any shares issued as dividends on the preferred stock).

  In addition, NRT's franchise agreements prohibit NRT from incurring debt to finance the payment of dividends on its common or preferred stock. NRT is also prohibited from declaring or paying any dividend that exceeds 20% of NRT's net income for the year in which declared or paid

(less any dividends paid during such period) and is not a regularly scheduled quarterly dividend consistent with past practice, unless NRT's ratio of debt to EBITDA is 1.0 to 1 or less.

 Termination

  The franchise agreements may be terminated, either in their entirety or with respect to specific offices, upon mutual consent of the parties or by the franchisors upon the occurrence of one of the following events (subject to notice and an opportunity to cure):

  . a material violation by NRT of the terms of the franchise agreements (including those violation set forth under "--Termination Damages" below);

  . the suspension or revocation of NRT's real estate brokerage license;

  . NRT's failure to conduct its business in accordance with applicable ethical standards;

  . NRT's failure to produce gross commission income per office during any six-month period equal to at least 50% of the average gross commission income per office generated by all franchisees during any six-month period in the same local area;

  . insolvency or bankruptcy events involving NRT; and

  . a change in control of NRT.

 Termination Damages

  The franchise agreements provide that NRT must pay its franchisors damages upon the occurrence of an early termination of the franchise agreements by the franchisors due to:

  . a change in control of NRT (other than a change in control caused by Cendant);

  . the affiliation by NRT with another real estate brokerage franchisor that is not an affiliate of the franchisors;

  . the failure of NRT to operate one or more of its offices under one of its franchisors' brands or the closing of any offices in willful violation of the franchise agreements (or if 20 or more offices are involved, regardless of whether such violation was willful);

  .  any payment default under the franchise agreements; and

  . any other breach of any of the franchise agreements by NRT that has a material adverse effect on, or which is reasonably expected to have a material adverse effect on, the franchisor's brand, in each case after notice and an opportunity to cure.

  The damages payable in the event of a termination described above are equal to the franchisor's lost future royalties, based on the average monthly royalty payments paid by NRT, for up to 25 years. In addition, any damages with respect to any failure to operate one or more offices under any of the franchisors' brands or closure in violation of the franchise agreements will be limited to the lost future royalties relating to the offices involved. In case of any other breaches of the franchise agreements by NRT, the franchisors are entitled to seek other forms of legal and equitable relief.

Acquisition Cooperation Agreement

  On February 9, 1999, NRT and Cendant entered into an acquisition cooperation agreement relating to the funding of NRT's brokerage acquisitions in which Cendant agrees to participate, which superseded the provisions of a stockholders agreement then in effect. Under the acquisition cooperation agreement, Cendant agreed, subject to its approval of each brokerage acquisition in

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


which it participates, to purchase the trade names, trademarked operating names and, so long as the marketing agreement is in effect, any mortgage operations of the brokerage being acquired by NRT. Cendant pays a substantial portion of the purchase price that would otherwise be payable by NRT. NRT purchases all other assets of the acquired brokerage. Cendant is not required to participate in any brokerage acquisition.

  NRT has agreed to operate each office that it acquires (with or without Cendant's participation) in one of its existing franchisors' real estate brokerage franchise systems at the royalty rates set forth in the franchise agreements. If Cendant does not participate in a brokerage acquisition in which NRT has requested Cendant to participate, NRT will have the right to complete the brokerage acquisition without Cendant's participation, subject to Cendant's right to prohibit the transaction based on a determination that the acquisition will adversely affect other franchisees. The franchise royalty rate with respect to any such acquired brokerage will be lower than the 6% royalty rate that generally applies to NRT's offices.

  When NRT was formed in August 1997, Cendant agreed to provide approximately $445 million for NRT's brokerage acquisitions. Cendant has agreed to provide an additional $1 billion for future brokerage acquisitions in which Cendant agrees to participate under the acquisition cooperation agreement. The first $500 million of Cendant's additional $1 billion commitment is currently available (of which $23 million has been provided). The second $500 million will be available after the first $500 million has been contributed by Cendant but in no case earlier than February 9, 2004, unless Cendant agrees otherwise.

  Brokerage acquisitions in which Cendant agrees to participate under the acquisition cooperation agreement generally are completed in one of two ways:

  . If NRT elects to acquire a brokerage directly through the purchase of assets, Cendant purchases the trade names, trademarked operating names and any mortgage operations of the acquired brokerage in exchange for a cash payment either to the seller of the brokerage or to NRT.

  . In other brokerage acquisitions, Cendant (rather than NRT) purchases a brokerage from the seller and immediately sells to NRT the acquired brokerage's assets other than trade names, trademarked operating names and any mortgage operations.

Purchases and sales of assets between NRT and Cendant are typically completed under one or more purchase and sale agreements between NRT and Cendant.

  Under the acquisition cooperation agreement, Cendant's portion of the total acquisition cost is equal to 100% (or 125% with respect to Cendant's original commitment of approximately $445 million) of the additional royalty fees that would have been payable to NRT's franchisors during the prior 12 months had the acquisition occurred at the beginning of the period, multiplied by an acquisition multiple.

  . The acquisition multiple is calculated by dividing the cost of the acquisition by the acquired brokerage's pro forma EBITDA before anticipated cost savings and before royalty payments.

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


  . Cendant's share of the acquisition cost is subject to an adjustment based on the amount of EBITDA (after deducting interest expense) generated by the acquired brokerage's mortgage operations for the twelve months prior to the acquisition. If the mortgage operations' EBITDA is greater than $1 million, Cendant's acquisition cost will be increased (or decreased if the following amount is negative) by an amount equal to the acquisition multiple multiplied by the difference between the mortgage operations' EBITDA and the product of $58.37 and the number of the acquired brokerage's closed transaction sides for the twelve months prior to the acquisition.

  . Cendant's share of the acquisition cost may not exceed 90% of the total acquisition cost of the brokerage acquisition.

  From September 1, 1997 through December 31, 1998, Cendant participated in each of NRT's 64 acquisitions. Through December 31, 1998, Cendant paid NRT or the seller a total of approximately $443 million, and NRT paid a total of $227 million, in transactions in which Cendant has participated. If the change in calculation of the purchase price payable by Cendant had been in effect since September 1, 1997, Cendant would have paid a total of approximately $363 million and NRT would have paid a total of approximately $307 million in such brokerage acquisitions.

  Under the acquisition cooperation agreement, following the closing of the offering, Cendant will have the right to pay up to 50% of its acquisition cost by cancelling a portion of its senior preferred stock. Cendant may exercise this right only if NRT has at least $50 million in available borrowing capacity under the debt to EBITDA test under the franchise agreements. In addition, if NRT does not have available funds to close the brokerage acquisition without Cendant's participation, NRT will have the right to postpone the cancellation of preferred stock for up to 90 days following the brokerage acquisition. Cendant would then be required to pay its share of the acquisition cost in cash.

  Cendant has the right under the acquisition cooperation agreement, no later than 60 days after each brokerage acquisition, to require NRT to sell to Cendant or its designee one or more of the brokerage offices acquired by NRT unless the offices' pro forma revenues or EBITDA before royalties over the preceding 12-month period are greater than 5% (10% with Apollo's consent) of the acquired brokerage's pro forma revenues or EBITDA before royalties over the preceding 12-month period. The purchase price for any such offices will be equal to the product of the acquisition multiple and the greater of:

  . the difference between the pro forma EBITDA before royalties for the acquired brokerage before giving effect to the sale of offices and the pro forma EBITDA before royalties after giving effect to the sale of offices; and

  . the gross revenues of the offices to be sold multiplied by pro forma
    EBITDA before royalties divided by the gross revenues of the acquired brokerage over the preceding 12-month period.

To date, Cendant has not exercised this right.

Stockholders Agreement

  When NRT was formed, NRT, Apollo and Cendant entered into a stockholders agreement to govern the relationship among Apollo and Cendant and their respective affiliates as stockholders of NRT. Immediately prior to the closing of the offering, the stockholders agreement will be amended and restated. The following is a summary of the new stockholders agreement.

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

 Voting Agreement

  The stockholders agreement provides that Apollo and Cendant will vote all of their voting stock of NRT in favor of a Board of Directors consisting of:

  . five directors to be nominated by Cendant;

  . five directors to be nominated by Apollo; and

  . two directors to be nominated by the majority of the Board of Directors, each of whom must be an "independent director" within the meaning of the rules of the New York Stock Exchange or other interdealer quotation system on which the common stock is listed.

One of the directors nominated by Cendant and one of the directors nominated by Apollo must not be an employees of, consultants to, or officers or directors of Cendant, Apollo or any of their affiliates (other than NRT). Upon notice by either stockholder that it desires to remove a director nominated by it, Apollo and Cendant will vote all of their shares of voting stock of NRT in favor of the removal of that director.

 Registration Rights

  NRT has granted to Apollo and Cendant registration rights for the registration under the Securities Act of 1933 of the shares of common stock owned by them or to be acquired by them upon conversion or exercise of securities convertible into or exercisable for shares of common stock. Under the stockholders agreement, upon Apollo's or Cendant's request, NRT is required to use its best efforts to register the shares requested to be registered. During the three-year period following the closing of the offering, in any registration requested by Apollo or Cendant, Apollo will have the right to register in such offering up to the greater of:

  . 80% of the shares to be sold in the offering; and

  . a number of shares such that Apollo will have sold 70% of all shares sold by Apollo and Cendant in all offerings by Apollo and Cendant following the offering.

  After the third anniversary of the closing, each of Apollo and Cendant will be entitled to sell 50% of the total number of shares to be sold in any secondary offering of shares by Cendant or Apollo. If Apollo beneficially owns less than 5% of the outstanding common stock, Cendant will have the right to sell up to 100% of any secondary offering, subject to Apollo's reasonable piggyback rights. In addition, during the three-year period following the closing of the offering, Cendant may not sell shares of common stock, except that it will have the right to demand that NRT register up to $25 million of its common stock per quarter, but no more than $50 million of its common stock in any twelve-month period.

  Apollo and Cendant are each entitled to request four registrations. In addition, Apollo and Cendant may request NRT to use its reasonable efforts to register shares of common stock held by them in other registrations initiated by NRT on its own behalf or on behalf of any other stockholder of NRT. All reasonable out-of-pocket costs and expenses (other than underwriting discounts and commissions) of any registration under the stockholders agreement will be paid by NRT. The stockholders agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights in connection with the registration of common stock on behalf of Apollo and Cendant.

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

 Restriction on Transfer of Shares Held by Apollo

  Apollo has agreed under the stockholders agreement that it will not, without Cendant's consent:

  . transfer its shares of common stock, other than transfers to or among its affiliates, if the proposed transferee would acquire beneficial ownership of 20% or more of the common stock or securities convertible into or exchangeable for common stock; or

  . transfer beneficial ownership of 10% or more of the outstanding common stock or securities convertible into or exchangeable for common stock to any person or group without the consent of Cendant.

Cendant's consent to a proposed transfer may not be unreasonably withheld unless the proposed transferee would acquire 30% or more of the common stock or securities convertible into or exercisable for common stock (in which case Cendant may withhold its consent in its absolute discretion). Reasonable grounds for withholding consent include if Cendant believes that the proposed transferee may be acquiring such securities with the purpose of acquiring, changing or influencing control of NRT (or facilitating any such acquisition, change or influence of control). Cendant's belief may be based on the proposed transferee's failure to disclaim any present control intention or any previous history or a reputation of seeking to acquire, change or influence control of a company. Apollo will otherwise be free to transfer common stock to any person or group if such person or group would not, as a result of such transfer, become the beneficial owner of 30% or more of the common stock or securities convertible into or exercisable for common stock.

 Termination

  Unless terminated earlier by mutual agreement of the parties, the stockholders agreement will terminate when either Cendant or Apollo ceases to beneficially own any shares of common stock or convertible preferred stock, except that:

  . the voting provisions of the stockholders agreement will terminate at such time as either Cendant or Apollo owns less than 5% of the outstanding voting stock of NRT;

  . the registration rights provisions of the stockholders agreement will terminate when neither Cendant nor Apollo owns any of the outstanding voting stock of NRT; and

  . so long as any of the franchise agreements is in place, Cendant will continue to have the right to nominate at least one director to the Board of Directors.

Acquisition Services Agreement

  On February 9, 1999, NRT and Cendant entered into the acquisition services agreement, under which NRT has agreed to provide advisory services to Cendant relating to the identification of potential acquisition candidates, the negotiation of agreements and other services in connection with future brokerage acquisitions by NRT. In exchange for advisory services, Cendant paid NRT $30 million as an advance against the fees that are payable to NRT under the acquisition services agreement. The fees payable under the acquisition services agreement are based upon the size of NRT's future brokerage acquisitions. Cendant will not be required to pay any additional amounts to

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


NRT for these advisory services. The fees advanced but not earned under the acquisition services agreement are refundable to Cendant if services under the acquisition services agreement are not performed. The acquisition services agreement has a ten-year term, unless the parties agree to an earlier termination.

Lease Agreements

  NRT leases from Cendant a total of approximately 42,500 square feet of office space for its offices in Parsippany, New Jersey and Mission Viejo, California. Each lease has an initial term of five years commencing on September 1, 1997, with an option exercisable by NRT to extend the term for an additional five years upon 30 days' written notice to Cendant. Under the leases, Cendant is responsible for property taxes, maintenance and insurance and ancillary services. Rent is payable under each lease at a rate equal to Cendant's total annual actual costs of operating the leased premises. In addition, NRT is permitted to amend the lease to increase or reduce the square footage of the premises as needed and as space becomes available, so long as it gives 60 days' advance notice to Cendant of its intent to do so and the rental amount is adjusted accordingly. Each lease may be terminated by either party for any reason upon 180 days' written notice to the other party. NRT paid Cendant a total of $529,000 during 1997 and $853,000 during 1998 under these leases.

Marketing Agreement

  Under the marketing agreement, NRT markets Cendant Mortgage's mortgage programs and products through NRT's real estate brokerage offices. NRT receives a fee for marketing Cendant Mortgage's services. The term of the marketing agreement is 40 years unless terminated earlier by Cendant Mortgage for any reason or at NRT's option if Cendant Mortgage materially breaches the marketing agreement or if a nationwide third party provider of mortgage services meeting certain conditions offers NRT a comparable marketing agreement on economic terms more favorable to NRT than those in the marketing agreement and Cendant Mortgage declines to match the economic terms. During the term of the marketing agreement, NRT may not enter into any similar arrangement with another party. During the four-month period in 1997 when the marketing agreement was in effect, Cendant Mortgage paid NRT a total of $699,000 under the marketing agreement. During 1998, Cendant Mortgage paid NRT a total of $11.2 million under the marketing agreement. For each of the first four quarters of its term, the marketing agreement provided for the payment of less than the otherwise applicable marketing fee for the quarter to account for the phase-in of the services to be provided. NRT intends to enter into a joint venture with Cendant to provide mortgage services, at which time the marketing agreement will be terminated.

Program Outsourcing Agreement

  In order to generate additional brokerage-related service revenues and obtain more advantageous pricing in the purchase and sale of products and services through purchasing and marketing programs established by Cendant with third party vendors, on February 9, 1999 NRT entered into a program outsourcing agreement with Cendant, which supersedes a preferred alliance agreement, dated as of August 11, 1997, between NRT and Cendant. Under the program outsourcing agreement, NRT has appointed Cendant as NRT's exclusive outsourcing agent to negotiate the terms of NRT's participation in purchasing relationships and programs, including corporate purchasing relationships, with vendors and programs through which NRT markets vendors' products or services to its customers. NRT is generally not permitted to enter into or pursue any purchasing relationships or marketing programs (other than the programs established by Cendant) and is required to refer to Cendant all program opportunities and parties with which NRT would enter into such a relationship.

  NRT has agreed to participate, and to encourage its sales associates to participate, in existing and new programs established by Cendant with vendors. NRT has also agreed to make these programs available to its employees and sales associates and to provide program training to its sales associates. NRT is not required to participate in a program if:

  . the program does not afford NRT terms at least as advantageous taken as a whole as those afforded to any other franchisees of Cendant's real estate brokerage systems; and

  . NRT is already participating in a program covering a similar good or service as a program established by Cendant.

  No title insurance agency or escrow service business serving NRT will be required to participate in any marketing program established by Cendant. In addition, the provisions of the program outsourcing agreement will not apply to any marketing program established by NRT relating to title insurance or escrow services. If NRT decides to sell its title insurance agency or escrow services businesses, it will notify Cendant and, at Cendant's election, will negotiate exclusively with Cendant in good faith for three months to explore the sale of the businesses to Cendant or the combination of the businesses with Cendant's related operations. If Cendant establishes a program with a title insurance underwriter or owns a title insurance underwriter, NRT will use the underwriter exclusively as long as it provides service and economic terms comparable to the terms of NRT's then current arrangements.

  NRT is permitted to enter into:

  . a purchasing program if no Cendant purchasing program covers the good or service and NRT's aggregate purchases of the good or service do not exceed $250,000 per calendar year;

  . a purchasing program covering a good or service sought by NRT if a purchasing program exists which covers the good or service, but NRT is not otherwise required to participate in a Cendant purchasing program;

  . a marketing program in which NRT receives buyer leads, listing leads or barter consideration and no other consideration, if the marketing program does not conflict with any Cendant program then in effect;

  . a program with respect to a good or service sought to be purchased or marketed by NRT, if a Cendant program covering the good or service has expired or has been terminated and Cendant has either not replaced, renewed or extended the program;

  . a program with respect to a good or service sought to be purchased or marketed by NRT, if NRT has notified Cendant of its desire to have Cendant implement a new program covering

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


    such good or service and Cendant has not, within 30 days of the notice from NRT, notified NRT of its decision to pursue such new program or has not implemented the new program within 180 days of Cendant notifying NRT of its decision to pursue such new program; and

  . a program covering a geographic area which is not covered by a Cendant program.

  If Cendant subsequently implements a new program covering the same or a similar product or service covered by an existing NRT program, then NRT will terminate its program and commence participation in such new program. Any NRT program implemented under the program outsourcing agreement must be limited to a one-year term, without automatic renewal.

  NRT has agreed under the program outsourcing agreement not to provide any of its real estate listings and other customer data to any third party without Cendant's consent. Under the franchise agreements, Cendant has the right to provide to any third party the customer information provided to Cendant under each franchise agreement.

  The program outsourcing agreement terminates upon the termination or expiration of the last of the franchise agreements to terminate or expire. The program outsourcing agreement may be terminated by the non-breaching party in the event of a material breach that is not cured after notice.

Relocation Management

  NRT has an arrangement with Cendant Mobility, the country's largest relocation company, under which NRT provides its brokerage services to relocating employees of the clients of Cendant Mobility, which are typically large corporations and governmental agencies. Under this arrangement, when receiving a referral from Cendant Mobility, NRT receives a commission on the purchase or sale of the property but is obligated to pay Cendant Mobility a portion of such commission as a referral fee. NRT believes that such fees are comparable to the fees charged by other relocation companies. NRT paid a total of $6.4 million during 1997 and $11.6 million during 1998 in referral fees to Cendant Mobility. The arrangement with Cendant Mobility is not embodied in a written agreement and may be subject to termination or modification at any time.

Support Agreement

  NRT and Cendant entered into a support agreement, dated as of August 11, 1997, under which Cendant has agreed to furnish NRT with computer and data related information services. In consideration of the provision of such services, NRT has agreed to reimburse Cendant directly for actual costs incurred by Cendant on behalf of NRT. In addition, NRT was required to pay Cendant a monthly fee of $77,500 during 1997 and $41,667 during 1998 and is required to pay a monthly fee of $12,500 during 1999. NRT paid Cendant a total of $1.4 million during 1997 and $2.0 million during 1998 under the support agreement. The support agreement terminates on December 31, 1999, unless earlier terminated by either party.

Advisory Services Agreement

  NRT and Apollo Management, L.P. have entered into an advisory services agreement, dated as of August 11, 1997, under which Apollo Management, L.P. has provided management, advisory and

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


other services to NRT in connection with the operation of its business. In consideration for these services, NRT is required to pay Apollo Management a monthly fee in an amount equal to $166,667. The advisory services agreement will terminate upon redemption of all outstanding shares of junior preferred stock with the proceeds of the offering. NRT paid Apollo Management, L.P. a total of $667,000 during 1997 and $2.0 million during 1998 under the advisory services agreement.

Development Advance

  On January 14, 1997, Coldwell Banker Residential Affiliates, Inc., the predecessor to Coldwell Banker Real Estate Corporation, made a development advance of $20 million to National Realty Trust and Coldwell Banker Residential Brokerage Corporation to assist National Realty Trust and Coldwell Banker Residential Brokerage Corporation in paying operating expenses. The obligations of National Realty Trust and Coldwell Banker Residential Brokerage Corporation to repay the development advance were assumed by NRT in August 1997.

  The advance was replaced on September 1, 1997 with an advance of $18.8 million which is being amortized over a 40-year period. Under the terms of the advance, 1/480th of the original balance is being forgiven each month so long as NRT is not in material breach of the terms of the franchise agreements. In the event that NRT is determined to be in default under a material term of the franchise agreements, the entire remaining advance will become immediately due and payable and bear interest at the prime interest rate.

Acquisition of Burnet Financial Group

  On February 13, 1998, NRT acquired Burnet Financial Group, a residential real estate brokerage firm founded by Ralph W. Burnet, who became Senior Vice President--Midwest Region of NRT following the acquisition. In connection with the acquisition, NRT issued to Mr. Burnet notes in an aggregate principal amount of $5.8 million, of which approximately $3.9 million is currently outstanding.

Acquisition of Denver Operations of Premier Van Schaak

  In September 1998, NRT acquired the Denver operations of Premier Van Schaak, a residential real estate brokerage firm then owned by R. Scott Webber. During 1999, Mr. Webber will be entitled, subject to sales associates meeting performance targets, to receive additional payments of up to $500,000 from NRT in connection with such acquisition.

Special Dividend

  NRT declared a $45 million cash dividend on its common stock to Apollo in 1999, which will be paid prior to the closing of the offering.

Repurchase of Shares from Apollo and Cendant

  Prior to the closing of the offering, NRT intends to repurchase 574,500 shares of its common stock from Apollo for $10.7 million. In addition, NRT has agreed to purchase 725.4 shares of its convertible preferred stock from Cendant for $10.7 million, plus accrued dividends on such shares, after the closing of the offering.

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

                          DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of NRT currently consists of 50,000,000 shares of common stock and 405,000 shares of preferred stock. As of March 31, 1999, 18,750,000 shares of common stock were issued and outstanding, all of which were held by Apollo. Upon the closing of the offering,

  . 27,550,500 shares of common stock will be issued and outstanding
    (28,183,313 if the underwriters' over-allotment option is exercised in full);

  . 13,488,000 shares will be held by Apollo (12,011,438 if the underwriters' over-allotment option is exercised in full);

  . 14,062,500 shares will be held by NRT's public stockholders (16,171,875 if the underwriters' over-allotment option is exercised in full);

  . 6,006,023 shares will be reserved for issuance upon conversion of the convertible preferred stock held by Cendant following the repurchase of
    725.4 shares of convertible preferred stock from Cendant (5,373,210 if the underwriters over-allotment option is exercised in full); and

  . 3,399,141 shares will be reserved for issuance under the 1997 Equity
    Participation Plan.

  The following summary of the capital stock of NRT is qualified by reference to NRT's restated certificate of incorporation and its amended and restated by-laws, which will become effective prior to the closing of the offering. Forms of NRT's restated certificate of incorporation and amended and restated by-laws are filed as exhibits to the registration statement that includes this prospectus.

Common Stock

 Voting Rights

  The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of shares of common stock are not entitled to cumulate their votes in the election of directors or otherwise. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, voting together as a single class together with the convertible preferred stock.

 Dividends

  Holders of common stock are entitled to receive their pro rata share of any dividends if, as and when declared by the Board of Directors out of funds legally available therefor, subject to any preferential rights of any outstanding preferred stock, including the senior preferred stock, convertible preferred stock and junior preferred stock.

 Other Rights

  On liquidation, dissolution or winding up of NRT, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock are entitled to receive their pro rata share of any assets available for distribution to holders of shares of common stock after the payment of all debts and other liabilities of NRT. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock. All the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of holders of shares of any series of preferred stock, whether currently outstanding or designated and issued in the future.

Preferred Stock

  Under NRT's restated certificate of incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of the preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock. A total of 250,101 shares of preferred stock are outstanding in three series:

  .157,591 shares of senior preferred stock;

  .24,000 shares of convertible preferred stock; and

  .68,510 shares of junior preferred stock.

  NRT has agreed to redeem all of the outstanding shares of junior preferred stock with a portion of the proceeds of the offering. Accordingly, following the offering, there will be no shares of junior preferred stock outstanding. NRT has also agreed to repurchase 725.4 shares of convertible preferred stock from Cendant following the closing of the offering. Although NRT has no present plans to issue any additional shares of preferred stock following the consummation of the offering, the issuance of additional shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of NRT or an unsolicited acquisition proposal.

 Senior Preferred Stock

  Dividends. Holders of the senior preferred stock are entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of NRT legally available therefor, cumulative preferential dividends at the rate of 9% per annum on the then outstanding amount of such preferred stock, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (or if such date is not a business day, on the next succeeding business day) to holders of record as of the preceding February 1, May 1, August 1 and November 1. Dividends are payable:

  . in cash, to the extent NRT has sufficient available cash in excess of certain prescribed amounts; and

  . by increasing the face value of the senior preferred stock, to the extent
    NRT has insufficient available cash (unless the Board of Directors of NRT, including one Cendant nominee and one Apollo nominee, elects to pay such dividend in cash).

  So long as shares of senior preferred stock are outstanding, no dividends (other than a dividend payable solely in junior securities) or other distribution on any common stock or capital stock ranking junior to the senior preferred stock may be declared or paid or set apart, and no common

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


stock or any other capital stock of NRT ranking junior to or on parity with the senior preferred stock (other than the junior preferred stock on a mandatory redemption date) may be redeemed, purchased or otherwise acquired by NRT or a subsidiary thereof, unless full cumulative dividends on the senior preferred stock have been paid in full.

  Redemption. The senior preferred stock is redeemable at the option of NRT at any time at a redemption price equal to 100% of the then current liquidation preference of the senior preferred stock plus all accrued and unpaid dividends through the redemption date. In addition, on August 29, 2004 and each August 29th thereafter until and including August 29, 2008, NRT is required to redeem 10% of the total number of shares of senior preferred stock ever issued at the applicable redemption price. On August 29, 2009, NRT is required to redeem all remaining outstanding shares of senior preferred stock.

  Dissolution, Liquidation, Winding Up. Upon the dissolution, liquidation or winding up of NRT, holders of the senior preferred stock are entitled to be paid out of the assets available for distribution an amount up to the liquidation preference of such preferred stock plus all accrued but unpaid dividends before any payment or distribution may be made on the common stock or capital stock ranking junior to the senior preferred stock.

  Voting Rights. Although the holders of the senior preferred stock generally do not have the right to vote on any matters presented to NRT's stockholders, the affirmative vote or consent of holders of a majority of the shares of the senior preferred stock is required in order for NRT to:

  . authorize, create or issue any securities ranking on a parity with or senior to the senior preferred stock (or any security convertible into such a security), other than the convertible preferred stock;

  . amend or otherwise alter the certificate of incorporation of NRT in a manner that adversely affects the rights of holders of the senior preferred stock;

  . amend, alter, and waive the senior preferred stock's certificate of designations in any manner (other than to cure an ambiguity, defect or inconsistency or to make any change that would provide additional rights or benefits to the holders of the senior preferred stock or that does not adversely affect the rights of such holders); or

  . waive any compliance with the senior preferred stock's certificate of designations.

In addition, the consent of each holder of the senior preferred stock is required for certain amendments or waivers of NRT's certificate of incorporation or the senior preferred stock's certificate of designations affecting the rights of holders of the senior preferred stock.

 Convertible Preferred Stock

  NRT has agreed to repurchase 725.4 shares of convertible preferred stock from Cendant following the closing of the offering.

  Dividends. Holders of the convertible preferred stock are entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of NRT legally available therefor, cumulative preferential dividends at the rate of 5% per annum on the then outstanding amount of such preferred stock, payable quarterly in arrears on each February 15, May 15, August 15 and

November 15 (or if such date is not a business day, on the next succeeding business day) to holders of record as of the preceding February 1, May 1, August 1 and November 1, respectively. Dividends are payable:

  . in cash, to the extent NRT has sufficient available cash in excess of certain prescribed amounts; and

  . by increasing the face value of the convertible preferred stock, to the extent NRT has insufficient available cash (unless the Board of Directors of NRT, including one Apollo nominee and one Cendant nominee, elects to pay such dividend in cash).

  So long as shares of convertible preferred stock are outstanding, no dividends (other than a dividend payable solely in junior securities) or other distribution on any common stock or capital stock ranking junior to the convertible preferred stock may be declared or paid or set apart, and no common stock or any other capital stock of NRT ranking junior to or on parity with the convertible preferred stock (other than the junior preferred stock after a mandatory redemption date as defined below) may be redeemed, purchased or otherwise acquired by NRT or a subsidiary thereof, unless full cumulative dividends on the convertible preferred stock have been paid in full.

  Redemption. The convertible preferred stock is redeemable at the option of NRT from and after the third anniversary of the closing of the offering at a redemption price equal to the sum of all accrued and unpaid dividends through the redemption date, plus:

  . 103% of the then current face value of the convertible preferred stock if the convertible preferred stock is redeemed on or prior to the fourth anniversary of the closing of the offering;

  . 102% of the then current face value of the convertible preferred stock if the convertible preferred stock is redeemed on or prior to the fifth anniversary of the closing of the offering;

  . 101% of the then current face value of the convertible preferred stock if the convertible preferred stock is redeemed on or prior to the sixth anniversary of the closing of the offering; or

  . 100% of the then current face value of the convertible preferred stock if the convertible preferred stock is redeemed after the sixth anniversary of the closing of the offering.

In addition, on August 29, 2012, NRT is required to redeem all remaining outstanding shares of the convertible preferred stock at a price in cash equal to 100% of the then current face value of the convertible preferred stock then outstanding.

  Dissolution, Liquidation, Winding Up. Upon the dissolution, liquidation or winding up of NRT, holders of the convertible preferred stock are entitled to be paid out of the assets available for distribution an amount up to the liquidation preference of such preferred stock plus all accrued but unpaid dividends before any payment or distribution may be made on the common stock or capital stock ranking junior to the convertible preferred stock.

  Conversion Rights. Holders of the convertible preferred stock have the right to convert all shares of convertible preferred stock held by them into shares of common stock at any time commencing immediately prior to the closing of the offering. Holders may convert that fraction of the convertible preferred stock then outstanding equal to the aggregate face value of the convertible preferred stock at the time of issuance divided by the aggregate outstanding amount of the convertible preferred stock at the time of conversion into a total of 258 shares of common stock. Accordingly, all 23,275 shares of convertible preferred stock held by Cendant will initially be convertible into a total of 6,006,023 shares of common stock, assuming no change in the aggregate outstanding amount of the convertible preferred stock before the time of conversion, the repurchase of 725.4 shares of convertible preferred stock from Cendant following the closing of the offering and an initial public offering price of $16 per share, the mid-point of the estimated range of initial public offering price per share.

  Voting Rights. Upon the closing of the offering, each share of convertible preferred stock will vote together with the common stock on all matters submitted to a vote of the holders of the common stock and generally will be entitled to a number of votes equal to the number of shares of common stock into which such share is convertible, based on the conversion rate. In addition, the affirmative vote or consent of holders of a majority of the shares of the convertible preferred stock is required in order for NRT to:

  . authorize, create or issue any securities ranking on a parity with or senior to the convertible preferred stock (or any security convertible into such a security), other than the senior preferred stock;

  . amend or otherwise alter the certificate of incorporation of NRT in a manner that adversely affects the rights of holders of the convertible preferred stock;

  . amend or otherwise alter the convertible preferred stock's certificate of designations in any manner (other than to cure an ambiguity, defect or inconsistency or to make any change that would provide additional rights or benefits to the holders of the convertible preferred stock or that does not adversely affect the rights of such holders); or

  . waive compliance with any provision of the convertible preferred stock's certificate of designations.

The consent of each holder of the convertible preferred stock is also required for certain amendments or waivers of NRT's certificate of incorporation or the convertible preferred stock's certificate of designations affecting the rights of holders of the convertible preferred stock.

 Junior Preferred Stock

  NRT has agreed to redeem all of the outstanding shares of junior preferred stock with a portion of the proceeds of the offering. The aggregate consideration for such redemption will be calculated in accordance with the certificate of designation for the junior preferred stock.

  Dividends. Holders of the junior preferred stock are entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of NRT legally available therefor, cumulative preferential dividends at the rate of 18% per annum on the then outstanding amount of such preferred stock, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (or if such date is not a business day, on the next succeeding business day) to holders of record as of the preceding February 1, May 1, August 1 and November 1, respectively. In addition, on each dividend payment date, holders of the junior preferred stock are entitled to an additional dividend in an amount equal to 0.1% of the gross commission income of NRT under the COLDWELL BANKER(R) franchise agreement for the fiscal quarter ending immediately prior to the applicable dividend payment date divided by the number of shares of junior preferred stock outstanding. Dividends are payable:

  . in cash, to the extent NRT has sufficient available cash in excess of certain prescribed amounts; and

  . by increasing the face value of the convertible preferred stock, to the extent NRT has insufficient available cash (unless the Board of Directors of NRT, including one Cendant nominee and one Apollo nominee, elects to pay such dividends in cash).

  So long as shares of senior preferred stock are outstanding, no dividends (other than a dividend payable solely in junior securities) or other distribution on any common stock or capital stock ranking junior to the senior preferred stock shall be declared or paid or set apart, and no common stock or any other capital stock of NRT ranking junior to or on parity with the senior preferred stock (other than the junior preferred stock after a mandatory redemption date as described below) shall be redeemed, purchased or otherwise acquired by NRT or a subsidiary thereof, unless cumulative dividends on the senior preferred stock have been paid in full.

  Redemption. The junior preferred stock is redeemable, at the option of NRT, at any time prior to August 29, 2001 at a redemption price equal to the sum of the following:

  .the then current liquidation preference for such junior preferred stock;

  .any accrued and unpaid dividends through the redemption date; and

  . 18% of the product of the initial liquidation preference for such junior preferred stock and the number of days from the date of issuance of such junior preferred stock to August 29, 2001 divided by 1460.

NRT estimates that upon the closing of the offering the redemption price for all outstanding shares of junior preferred stock will be $84.5 million.

Anti-Takeover Provisions

  The restated certificate of incorporation of NRT, the amended and restated by-laws of NRT, the franchise agreements and the General Corporation Law of the State of Delaware contain provisions that could make more difficult the acquisition of control of NRT. The following description is intended as a summary only and should be read together with the restated certificate, the restated by-laws, the stockholders agreement and the Delaware General Corporation Law.

 Classified Board of Directors; Removal of Directors

  The restated certificate of incorporation provides for the Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' initial terms will expire either at the 1999, 2000 or 2001 annual meeting of stockholders. Commencing with the 1999 annual meeting of stockholders, one class of directors will be elected each year for a three-year term. NRT believes that a classified board of directors will help to assure the continuity and stability of the Board of Directors and NRT's business strategies and policies as determined by the Board of Directors, since a majority of the directors at any given time will have had prior experience as directors of NRT. NRT believes that this will permit the Board of Directors to represent more effectively the interests of stockholders. With a classified board of directors, at least two annual meetings of stockholders, instead of one, generally will be required to effect a change in a majority of the Board of Directors. In addition, NRT's directors may be removed by NRT's stockholders only for cause.

 Action by Written Consent; Special Meetings of Stockholders

  NRT's restated certificate of incorporation provides that no action required or permitted to be taken by stockholders of NRT may be taken except at a meeting of stockholders. The restated by-laws provide that special meetings may be called only by:

  .  the Chairman of the Board;

  .the President; or

  .  any three directors of the Board of Directors.

Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. In addition, the business permitted to be conducted at any special meeting of stockholders is limited to the purpose or purposes specified in the written notice of such meeting. The provisions of the restated certificate of incorporation prohibiting action by written consent without a meeting and the provisions of the amended and restated by-laws governing the call of and matters to be considered at special meetings may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of stockholders.

 Advance Notice Provisions for Stockholder Nominations and Proposals

  NRT's amended and restated by-laws contain advance notice provisions with regard to the nomination of candidates for election as directors, other than by or at the direction of the Board, and the bringing any stockholder proposal before any annual meeting of stockholders. The advance notice provisions provide that business other than that proposed by the Board may be transacted and candidates for director other than those selected by the Board may be nominated at the annual meeting of stockholders only if the Secretary of NRT has received a written notice identifying such business or candidates and providing specified additional information not less than 90 nor more than 120 days before the anniversary of the prior year's annual meeting of stockholders (or if the Board has set a different date for the annual meeting, not less than 90 nor more than 120 days before such other date, provided that if such meeting has been called for a date that is not within 30 days of such anniversary date, then no later than 10 days after the day on which notice of the date of such meeting was mailed or otherwise publicly disclosed). In addition, not more than 10 days after receipt by the sponsoring stockholder of the Secretary's written request, the sponsoring stockholder must provide the Secretary with such additional information as the Secretary may reasonably require.

 Restrictions Imposed by Agreements

  The provisions of the franchise agreements contain as an event of default the acquisition by any person or group of beneficial ownership of over 30% of the common stock and/or securities convertible into or exercisable for shares of common stock. NRT could be required to pay the franchisors damages based on the remaining term of the franchise agreements (up to 25 years) if the franchise agreements are terminated due to a change in control. In addition, the stockholders agreement generally prohibits Apollo from transferring without Cendant's consent:

  .  shares representing over 10% of the common stock to any person or group;
     or

  . any shares of common stock to a person or group if such person or group would acquire thereby beneficial ownership of over 20% of the common stock.

  Under the stockholders agreement, Cendant's consent to a proposed transfer may not be unreasonably withheld unless the proposed transferee would acquire 30% or more the common stock or securities convertible into or exercisable for common stock (in which case Cendant may withhold its consent in its absolute discretion). Reasonable grounds for withholding consent include if Cendant withhold its consent if it believes in good faith, in its sole discretion, that the proposed transferee may be acquiring such securities with the purpose of acquiring, changing or influencing control of NRT (or facilitating any such acquisition, change or influence of control). In addition, the terms of NRT's bank credit facility provide that a change in control of NRT will constitute an event of default under its terms. These provisions may render an unsolicited takeover of NRT more difficult or less likely to occur or might prevent such a takeover.

 Delaware Business Combination Statute

  Section 203 of the Delaware General Corporation Law imposes a three-year moratorium on business combinations between a Delaware corporation and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless:

  . prior to an interested stockholder becoming an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming an interested stockholder;

  . upon consummation of the transaction resulting in an interested stockholder becoming an interested stockholder, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans); or

  . on or after an interested stockholder becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders.

Section 203 of the Delaware General Corporation Law applies to any corporation incorporated in the State of Delaware unless the corporation expressly elects not be governed by such legislation. NRT has not made such an election and is therefore subject to Section 203.

Limitations on Directors' Liability

  NRT's restated certificate of incorporation provides that no director of NRT shall be liable to NRT or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to NRT or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . in respect of certain unlawful dividend payments or stock redemptions or repurchases; or

  . for any transaction from which the director derived an improper personal benefit.

The effect of those provisions is to eliminate the rights of NRT and its stockholders (through stockholders' derivative suits on behalf of NRT) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions do not limit the liability of directors under federal securities laws.

Listing

  NRT intends to apply to list the common stock on             under the symbol
     .

Transfer Agent And Registrar

  The transfer agent and registrar for the common stock is    .

                        DESCRIPTION OF INDEBTEDNESS

  NRT is a party to a credit facility with commercial banks. The following is a summary of the material terms and conditions of NRT's credit facility.

  The credit facility consists of a revolving credit facility of up to $95,000,000, which will be available to NRT until May 29, 2001. NRT is seeking to expand the available borrowing capacity under this facility. Advances may be used for the general working capital needs of NRT in the ordinary course of business and for certain permitted acquisitions.

  At the option of NRT, each individual borrowing under the credit facility may be designated and maintained as either a base rate loan or a Eurodollar loan. Interest accrues on base rate loans at a rate equal to 0.75% plus the higher of the federal funds rate plus 0.5% and the prime lending rate. Interest accrues on Eurodollar loans at a rate equal to 0.75% plus the British Bankers' Association interest settlement rate (or if not available, by reference to the London interbank market rate).

  NRT's obligations arising under the credit facility are secured by a pledge of the capital stock of NRT's subsidiaries and are guaranteed by NRT's subsidiaries. The guarantees are secured by a pledge of the capital stock of the guarantors' subsidiaries.

  Under the terms of the credit facility, NRT must make mandatory prepayments following the receipt of funds from specified events. These events include:

  .asset dispositions;

  .permitted incurrences of additional debt or issuances of additional preferred stock; or

  . instances where NRT receives funds due to the destruction, damage, theft, condemnation or taking of its property or assets.

  The credit facility contains a number of covenants, including limitations on changes in lines of business, acquisitions, consolidations, mergers, asset dispositions, liquidations, dissolutions, liens, indebtedness, investments, loans and advances, payment of dividends, voluntary payments and modifications of other debt instruments and issuances of additional capital stock. NRT is also required to maintain compliance with financial performance covenants, including covenants containing a maximum total leverage ratio and a minimum interest coverage ratio.

  Events of default under the credit facility include nonpayment of principal when due, nonpayment of interest or fees following a grace period, material inaccuracy of representations and warranties, failure to comply with covenants, default under other agreements, bankruptcy events, ERISA events, judgments against NRT or its subsidiaries, the termination of or payment of liquidated damages under the franchise agreements and a change in control of NRT (defined to include the acquisition by any person, other than Cendant and Apollo and certain affiliates thereof (as a group), of 25% or more of the voting and/or economic interest in NRT's capital stock on a fully-diluted basis).

  In addition to the credit facility, in connection with NRT's acquisition of Hunneman Real Estate Corporation, NRT assumed a line of credit, of which $22.8 million was outstanding at December 31, 1998. The line of credit is restricted to providing funding for NRT's mortgage loan originations, pursuant to which NRT finances mortgage loans. NRT draws from the line of credit up to 98% of the mortgage loan amount, then sells such mortgage loans to third parties. Upon the sale, NRT pays off the amount drawn, typically within 90 days of the draw.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Immediately after the closing of the offering, NRT will have 27,550,500 shares of common stock issued and outstanding and 9,405,164 shares of common stock issuable upon the conversion of the remaining convertible preferred stock held by Cendant after the share repurchase and the exercise of outstanding options. All of the shares of common stock to be sold in the offering will be freely tradeable without restrictions or further registration under the Securities Act, except that shares purchased by an affiliate of NRT (as that term is defined in Rule 144) will be subject to the resale limitations of Rule 144.

  In general, under Rule 144, the following classes of persons may sell, within any three-month period, no more than 1% of NRT's common stock then outstanding or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which the required notice of such sale was filed, whichever is greater:

  . any person, or persons whose shares are required to be aggregated, who owns shares of common stock which have been held for at least one year since such shares were sold by NRT or by an affiliate of NRT in a transaction or chain of transactions not involving a public offering; or

  . any affiliate of NRT who holds shares of common stock that are not restricted securities.

Sales under Rule 144 are also subject to provisions relating to the manner and notice of sale and availability of current public information about NRT. Affiliates of NRT must comply with the requirements of Rule 144, including the one-year holding period requirement, to sell shares of common stock that are restricted securities. If at least two years has elapsed from the date restricted securities were acquired from NRT or an affiliate of NRT, a holder of such restricted securities who is not an affiliate of NRT at the time of the sale and has not been an affiliate of NRT at any time during the three months prior to such sale would be entitled to sell such shares without regard to the volume limitation and other conditions described above.

  Each of NRT, its executive officers and directors, Apollo and Cendant has agreed not to offer, sell or otherwise dispose of any shares of common stock, other than in the offering, or any security convertible into or exchangeable or exercisable for shares of common stock, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation on behalf of the underwriters for a period of 180 days after the date of this prospectus, unless such offer, sale or disposition is expressly permitted by the underwriting agreement. In addition, transfers of shares of common stock by Apollo and Cendant are also restricted by the provisions of the stockholders agreement.

  Prior to the offering, there has been no public market for common stock. Although NRT can make no prediction as to the effect, if any, that sales of shares of common stock by Apollo or Cendant would have on the market price prevailing from time to time, sales of substantial amounts of common stock or the availability of such shares for sale could adversely affect prevailing market prices.

                         UNITED STATES FEDERAL TAX
                  CONSIDERATIONS RELATING TO NON-U.S. HOLDERS

  The following is a general discussion of certain United States federal income and estate tax considerations with respect to the ownership and disposition of common stock applicable to Non-U.S. Holders (as defined below) who hold the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. In general, a "Non-U.S. Holder" is any holder other than:

  .  a citizen or resident of the United States;

  . a corporation created or organized in the United States or under the laws of the United States or of any state;

  . an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

  . a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

This discussion is based on current law, which is subject to change (possibly with retroactive effect), and is for general information only. This discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of income and estate taxation or any aspects of state, local or non-United States taxes, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. In addition, persons that hold the common stock through entities that are classified differently for United States federal income tax purposes than for tax purposes in other jurisdictions may be subject to special rules and may not be entitled to the benefits of a U.S. income tax treaty. Accordingly, prospective investors are urged to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of holding and disposing of shares of common stock.

  For purposes of the discussion below, dividends and gain on the sale, exchange or other disposition of common stock will be considered to be "U.S. trade or business income" if such income or gain is:

  .  effectively connected with the conduct of a U.S. trade or business; or

  . in the case of a treaty country resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

 Dividends

  In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or a lower rate prescribed by an applicable income tax treaty) of the gross amount unless the dividends are effectively connected to a U.S. trade or business income. Dividends that are U.S. trade or business income generally will not be subject to United States withholding tax if the Non-U.S. Holder files required forms, including Internal Revenue Service Form 4224, with the payor of the dividend, but rather will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). To determine the applicability of a tax treaty providing for a lower rate of withholding under the currently effective United States Treasury Department regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country absent knowledge to the contrary.

  Under the final United States Treasury Department regulations issued on October 6, 1997 generally effective for payments made after December 31, 1998, a Non-U.S. Holder (including in the case of Non-U.S. Holders that are fiscally transparent entities, the owner or owners of such entity) will be required to provide to the payor documentation showing that such Non-U.S. Holder (or the owner or owners of such fiscally transparent entities) is a foreign person in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. In addition, if the common stock ceases to be actively traded, then a Non-U.S. Holder claiming the benefits of a treaty may also be required to provide a U.S. taxpayer identification number and a certificate of residence in the foreign country (or other acceptable proof of such residence). Under the final regulations, persons claiming that dividends are U.S. trade or business income will generally be required to provide a Form W-8, including a taxpayer identification number, certifying that the income is U.S. trade or business income.

 Gain on Sale or Other Disposition of Common Stock

  In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of such holder's shares of common stock unless:

  .the gain is U.S. trade or business income;

  . the Non-U.S. Holder is an individual who holds shares of common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition, and other tests are met;

  . the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to former citizens and residents of the United States; or

  . NRT is or has been a United States real property holding corporation for United States federal income tax purposes (which NRT does not believe that it is or is likely to become) at any time within the shorter of the five year period preceding such disposition or such Non-U.S. Holder's holding period.

If NRT were or were to become a United States real property holding corporation at any time during this period, gains realized upon a disposition of common stock by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the common stock during this period generally would not be subject to United States federal income tax, provided that the common stock was regularly traded on an established securities market.

 Estate Tax

  Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

 Backup Withholding, Information Reporting and Other Reporting Requirements

  NRT must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

  Under the current regulations, United States backup withholding tax (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting requirements (other than those discussed above under "--Dividends") generally will not apply to dividends paid on common stock to a Non-U.S. Holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of common stock to a Non-U.S. Holder at an address in the United States, if such holder fails to establish an exemption or to provide certain other information to the payor.

  Under the current regulations, the payment of proceeds from the disposition of common stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the beneficial owner, under penalties of perjury certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting except as noted below. In the case of proceeds from a disposition of common stock paid to or through a non-U.S. office of a broker that is:

  .  a United States person;

  . a "controlled foreign corporation" for United States federal income tax purposes; or

  . a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has no actual knowledge to the contrary).

  Under the final regulations, the payment of dividends or the payment of proceeds from the disposition of common stock to a Non-U.S. Holder may be subject to information reporting and backup withholding unless such recipient provides to the payor certain documentation as to its status as a Non-U.S. Holder or otherwise establishes an exemption.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

                                  UNDERWRITING

  Subject to the terms and conditions contained in the underwriting agreement,
dated as of     , 1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., BT Alex. Brown Incorporated, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, have severally agreed to purchase from NRT and Apollo the respective number of shares of common stock set forth opposite their names below.

                                                                       Number of
                                                                        Shares
                                                                       ---------
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Bear, Stearns & Co. Inc............................................
   BT Alex. Brown Incorporated........................................
   Lehman Brothers Inc................................................
   Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.............................................
   Morgan Stanley & Co. Incorporated..................................
                                                                         ----
     Total............................................................
                                                                         ====

  The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock in the offering are subject to approval by their counsel of legal matters and to other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock in the offering, other than those shares covered by the over-allotment option described below, if any are purchased. The offering price and underwriting discounts and commissions per share for shares of common stock offered by NRT, Apollo and Cendant (with respect to the underwriters' over-allotment option discussed below) are identical.

  The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to certain dealers, including the
underwriters, at such price, less a concession not in excess of $    per share.
The underwriters may allow, and such dealers may re-allow, to other dealers a
concession not in excess of $    per share. After the initial offering of
common stock, the public offering price and other selling terms may be changed by the representatives of the underwriters at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  Apollo and Cendant have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to
time, in whole or in part, up to a total of    additional shares of common
stock at the initial public offering price less underwriting discounts and commissions. This option may be exercised at any time until 30 days after the date of this prospectus. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of the additional shares based on such underwriter's percentage of the initial underwriting commitment as indicated in the preceding table. Upon any exercise, the shares of common stock subject to the underwriters' over-allotment option will be sold by Apollo and Cendant in the following manner:

  .  the first 468,750 shares will be sold by Cendant; and

  . 10% of any remaining over-allotment shares will be sold by Cendant and the other 90% by Apollo.

  NRT, Apollo and Cendant have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  Each of NRT, its executive officers and directors, Apollo and Cendant has agreed for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson Lufkin & Jenrette Securities Corporation not to:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

  However, the following transactions are exempt from these restrictions:

  . the grant of stock options, restricted stock or other awards pursuant to NRT's 1997 Equity Participation Plan;

  . the issuance of shares of common stock upon the exercise of an option or warrant or the conversion of convertible securities;

  .the issuance of shares of common stock by NRT in connection with acquisitions;

  .the sale by Cendant to NRT of 725.4 shares of NRT's Series B convertible preferred stock;

  .transfers by Apollo and Cendant to and among their affiliates; and

  . the transfer of securities by directors and officers of NRT to members of their immediate families, to a trust of which a director or officer or family member is the beneficiary, to the estate of a director or officer upon his death or to any person as a bona fide gift.

In the case of any transfer described above, the acquiring entity or transferee must agree in writing to be bound by such transfer restrictions. In addition, during such period, NRT has also agreed not to file any registration statement with respect to, and each of its executive officers and directors and Apollo and Cendant have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without Donaldson Lufkin & Jenrette Securities Corporation prior written consent.

  There has been no established trading market for the common stock. The initial public offering price for the shares of common stock offered hereby will be determined by negotiation among NRT, Apollo and Cendant and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which NRT competes, the past and present operations of NRT, the historical results of operations of NRT, the prospects for future earnings of NRT and the general condition of securities markets at the time of the offering.

  NRT intends to apply to have the common stock listed on the
under the symbol     .

  No action has been taken in any jurisdiction (other than the United States) by NRT, Apollo, Cendant or the underwriters that would permit a public offering of the common stock offered hereby in any jurisdiction where action for that purpose is required. The shares of common stock offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with applicable rules and regulations of such jurisdiction. You should inform yourself about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or solicitation is unlawful.

  In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time. The underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates the clients of such syndicate members have "flipped" the common stock.

  Of the shares offered hereby, 703,125 shares have been reserved for sale to employees of NRT and its subsidiaries, clients and other persons designated by NRT, in each case to the extent permitted by applicable law. The price per share of the shares to be sold will be the same as the price to the public in the offering. The maximum investment of any such person may be limited by NRT in its sole discretion. This program is being administered by Donaldson, Lufkin & Jenrette Securities Corporation and, where required by applicable law, a locally licensed or authorized broker-dealer. It is currently anticipated that the number of shares to be sold under this program will not exceed 5% of the number of shares of common stock offered in connection with the offering excluding shares subject to the over-allotment option.

  The representatives of the underwriters from time to time perform investment banking and other financial services for NRT and its affiliates for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for such services. Michael L. Tarnopol, a member of NRT's Board of Directors, is Vice Chairman, a Senior Managing Director and Chairman of the Investment Banking Division of Bear, Stearns & Co. Inc., which is acting as an underwriter in the offering.

  Bear, Stearns, a member of the National Association of Securities Dealers, Inc., owns a 49% non-voting equity participation interest in Apollo's investment in NRT. Due to the fact that over 10% of the net proceeds of the offering will be paid to Bear, Stearns, under Rule 2710(c)(8) of the Rules of Conduct of the National Association of Securities Dealers, Inc., the price at which the shares of common stock are to be distributed to the public must be no higher than the price recommended by a qualified independent underwriter. In accordance with this requirement, Donaldson, Lufkin & Jenrette Securities Corporation has assumed the responsibilities of acting as qualified independent underwriter and will recommend a price in compliance with the requirements of Rule 2720. In connection with the offering, Donaldson, Lufkin & Jenrette Securities Corporation has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the Registration Statement of which this prospectus forms a part. As compensation for the services of Donaldson, Lufkin & Jenrette Securities Corporation as qualified independent underwriter, NRT has agreed to pay Donaldson, Lufkin & Jenrette Securities Corporation $5,000.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

  The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that NRT prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchaser

  Confirmations of the acceptance of offers to purchase shares of common stock will be sent to Canadian residents to whom this prospectus has been sent and who have not withdrawn their offers to purchase prior to the issuance of such confirmation. Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to NRT and the dealer from whom such purchase confirmation is received that:

  . such purchaser is entitled under applicable Canadian provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws;

  . where required by law, such purchaser is purchasing as principal and not as agent;

  .  such purchaser has reviewed the text above under "--Resale
     Restrictions";

  . if such purchaser is located in Manitoba, such purchaser is not an individual and is purchasing for investment only and not with a view to resale or distribution;

  . if such purchaser is located in Ontario, a dealer registered as an international dealer in Ontario may sell shares of common stock to such purchaser; and

  . if such purchaser is located in Quebec, such purchaser is a "sophisticated purchaser" within the meaning of Section 43 of the Securities Act (Quebec).

Taxation

  Canadian residents should consult their own legal and tax advisers with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

Enforcement of Legal Rights

  NRT has been organized under the laws of the State of Delaware. All of the directors and officers of NRT reside outside Canada and substantially all of the assets of NRT are located outside Canada. As a result, it may not be possible for Canadian investors to effect service of process within Canada upon NRT or to enforce against NRT in Canada judgments obtained in Canadian courts that are predicated upon the contractual rights of action, if any, granted to certain purchasers by NRT. It may also not be possible for investors to enforce against NRT in the United States judgments obtained in Canadian courts.

  Furthermore, although the requirement for an issuer to provide to certain purchasers the contractual right of action for damages and/or rescission described below is consistent with contractual considerations associated with a private placement which constitutes a primary distribution of the issuer's securities by the issuer, an investor may not be able to enforce a contractual right of action for rescission against the issuer where the offer or sale of the issuer's securities is a secondary distribution being made by a third party.

Notice to Ontario Residents

  The common stock offered hereby is being issued by a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Section 32 of the Regulation under the Securities Act (Ontario).

  As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

  All NRT's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon NRT or such persons. All or a substantial portion of the assets of NRT and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against NRT or such persons in Canada or to enforce a judgment obtained in Canadian courts against NRT or persons outside of Canada.

Notice to Nova Scotia Residents

  The Securities Act (Nova Scotia) provides that where a Canadian offering document, together with any amendments thereto, contains an untrue statement of material fact or omits to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made (such untrue statement or omission herein called a "misrepresentation"), a purchaser who was delivered such offering document and who purchases such securities shall be deemed to have relied on such misrepresentation if it was a misrepresentation at the time of purchase and has a right of action for damages against the seller of the securities or he may elect to exercise the right of rescission against the seller, in which case he shall have no right of action for damages against the seller, provided that:

  . the seller will not be liable if the seller proves that the purchaser purchased the securities with knowledge of the misrepresentation;

  . in an action for damages, the seller will not be liable for all or any portion of such damages that the seller proves do not represent the depreciation in value of the security as a result of the misrepresentation relied upon;

  . in no case shall the amount recoverable pursuant to the right of action exceed the price of which the securities were offered; and

  . the action for rescission or damage conferred by the Securities Act (Nova Scotia) is in addition to and without derogation from any other rights the purchaser may have at law;

but no action to enforce these rights may be commenced more than 120 days after the date on which payment is made for the securities or after the date on which the initial payment for the securities is made where a payment subsequent to the initial payment is made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment.

Notice to Saskatchewan Residents

  The Securities Act (Saskatchewan) provides that in the event an offering memorandum, together with any amendment thereto, or any advertising or sales literature (as such terms are defined in the Securities Act (Saskatchewan)) used in connection with an offering contains a misrepresentation (as defined in the Securities Act (Saskatchewan)) that was a misrepresentation at the time of purchase, purchasers of securities will be deemed to have relied upon such misrepresentation and will have a statutory right of action pursuant to the Securities Act (Saskatchewan) for damages against the issuer and the seller of the securities, or alternatively may elect to exercise a right of rescission against the issuer or the seller, provided that:

  . no person or company is liable where the person or company proves that the purchaser purchased the securities with knowledge of the misrepresentation;

  . no person or company, other than the issuer or selling security holder, is liable unless that person or company failed to conduct a reasonable investigation sufficient to provide reasonable grounds for a belief that there had been no misrepresentation, or believed there had been a misrepresentation; and

  . in an action for damages, the defendant is not liable for all or any portion of such damages that it proves does not represent the depreciation in value of the securities as a result of the misrepresentation relied upon, but no action to enforce these rights may be commenced:

  . in the case of rescission, more than 180 days after the date of the transaction that gave rise to the cause of action; and

  . in the case of any other action, other than an action for rescission, more than the earlier of

    (1) 180 days after the purchaser first had knowledge of the facts giving rise to the cause of action, or

    (2)three years after the date of the transaction that gave rise to the cause of action.

Language of Documents

  All Canadian purchasers of shares of common stock acknowledge that all documents evidencing or relating in any way to the sale of such shares will be drawn in the English language only.

                                 LEGAL MATTERS

  The validity of the shares of common stock offered hereby will be passed upon for NRT by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Legal matters in connection with the sale of shares of common stock in the offering will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Legal matters in connection with the sale of shares by Apollo in the offering will be passed upon by Latham & Watkins. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented, currently represents and may continue to represent Cendant, Apollo, the underwriters and their respective affiliates in connection with legal matters. Milbank, Tweed, Hadley & McCloy LLP has from time to time represented and may continue to represent Apollo in connection with legal matters.

                                    EXPERTS

  The consolidated financial statements of Coldwell Banker Residential Brokerage Corporation for the period from January 1, 1996 to May 31, 1996; National Realty Trust and subsidiaries for the period from June 1, 1996 to December 31, 1996, and the period from January 1, 1997 to August 31, 1997; and NRT Incorporated and subsidiaries as of December 31, 1997 and 1998 and for the four months ended December 31, 1997 and the year ended December 31, 1998, each included in this prospectus, and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in this prospectus (which reports express an unqualified opinion and include an explanatory paragraph referring to the preparation of the financial statements of Coldwell Banker Residential Brokerage Corporation), and elsewhere in the registration statement. Such financial statements and financial statement schedule have been included herein and elsewhere in the registration statement in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Jon Douglas Real Estate Services Group, Inc. for the nine months ended September 30, 1997, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The combined financial statements of Jon Douglas Company, San Vicente Escrow Company, Equity Title Company, Douglas Referral Associates, and Jon Douglas Financial for the period January 1, 1995 through November 14, 1995, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Jon Douglas Real Estate Services Group, Inc. for the period from November 15, 1995 through December 31, 1995 and the year ended December 31, 1996, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to such financial statements, and are included in this prospectus in reliance upon the report of said firm and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Cornish & Carey Residential, Inc. for the years ended December 31, 1995 and 1996, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The combined financial statements of Contempo Realty, Inc., Contempo Relocation, Inc. and the Blossom Valley, Morgan Hill and Bascom general partnerships for each of the three years in the period ended December 31, 1996, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Barbara Sue Seal Properties for the year ended December 31, 1996, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  NRT has filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock to be sold in the offering. This prospectus is a part of the registration statement and does not contain all the information in the registration statement, as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the copy of such contract, agreement or other document filed as an exhibit to the registration statement. The registration statement, and the reports and other information to be filed by NRT with the SEC following the offering in accordance with the Securities Exchange Act of 1934, can be inspected and copied at the principal office of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may be obtained from the SEC's website, http://www.sec.gov, and from the Public Reference Room of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees required by the SEC. Investors may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

  After the closing of the offering, NRT will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file reports, proxy and information statements and other information with the SEC. These reports, proxy and information statements and other information can be inspected and copied at the addresses described above. NRT intends to furnish to its stockholders annual reports containing audited consolidated financial statements, including an opinion on the audited financial statements expressed by NRT's independent auditors.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Consolidated Financial Statements of NRT Incorporated and Subsidiaries
  Independent Auditors' Report............................................  F-2
  Consolidated Balance Sheets as of December 31, 1996, 1997 and 1998 .....  F-4
  Consolidated Statements of Operations for the years ended December 31,
   1996, 1997
   and 1998...............................................................  F-5
  Consolidated Statements of Trust and Stockholders' Equity (Deficit) for
   the years ended December 31, 1996, 1997 and 1998 ......................  F-6
  Consolidated Statements of Cash Flows for the years ended December 31,
   1996, 1997
   and 1998...............................................................  F-7
  Notes to Consolidated Financial Statements..............................  F-9
Consolidated Financial Statements of Jon Douglas Real Estate Services
 Group, Inc. and Subsidiaries
  Independent Auditors' Reports........................................... F-28
  Consolidated Statements of Operations for the years ended December 31,
   1995 and 1996 and the nine months ended September 30, 1997............. F-31
  Consolidated Statements of Shareholders' Deficit for the years ended
   December 31, 1995 and 1996 and the nine months ended September 30,
   1997................................................................... F-32
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995 and 1996 and the nine months ended September 30, 1997............. F-33
  Notes to Consolidated Financial Statements.............................. F-34
Financial Statements of Cornish & Carey Residential, Inc.
  Independent Auditors' Report............................................ F-40
  Statements of Operations for the years ended December 31, 1995 and 1996 and the period
   January 1, 1997 to June 30, 1997 (unaudited)........................... F-41
  Statements of Shareholders' Equity for the years ended December 31, 1995 and 1996 and the period January 1, 1997 to June 30, 1997 (unaudited)... F-42
  Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the period January 1, 1997 to June 30, 1997 (unaudited)............ F-43
  Notes to Financial Statements........................................... F-44
Combined Financial Statements of Contempo Realty, Inc. and Affiliates
  Independent Auditors' Report............................................ F-48
  Combined Statements of Operations for the years ended December 31, 1994,
   1995 and 1996.......................................................... F-49
  Combined Statements of Owners' Equity for the years ended December 31,
   1994, 1995 and 1996.................................................... F-50
  Combined Statements of Cash Flows for the years ended December 31, 1994,
   1995, and 1996......................................................... F-51
  Notes to Combined Statements of Operations, Owner's Equity and Cash
   Flows.................................................................. F-52
Financial Statements of Barbara Sue Seal Properties Inc.
  Independent Auditors' Report............................................ F-55
  Statement of Operations and Retained Earnings for the year ended
   December 31, 1996 and the nine months ended September 30, 1996 and 1997
   (unaudited)............................................................ F-56
  Statements of Cash Flows for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 (unaudited).............. F-57
  Notes to Financial Statements........................................... F-58

                          INDEPENDENT AUDITORS' REPORT

"To the Board of Directors of
NRT Incorporated:

  We have audited the accompanying consolidated balance sheets of NRT Incorporated and subsidiaries ("NRT") as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1998 and the four months ended December 31, 1997 and the consolidated statements of operations, trust equity and cash flows of National Realty Trust and subsidiaries (the "Predecessor Trust") for the period from January 1, 1997 to August 31, 1997 and the period from June 1, 1996 to December 31, 1996, and the consolidated statements of operations, stockholders' equity (deficit) and cash flows of Coldwell Banker Residential Brokerage Corporation and subsidiaries ("Predecessor CB Residential") for the period from January 1, 1996 to May 31, 1996. These financial statements are the responsibility of management of NRT, the Predecessor Trust and Predecessor CB Residential. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NRT at December 31, 1998 and 1997 and the results of its operations and its cash flows for the year ended December 31, 1998 and the four months ended December 31, 1997 in conformity with generally accepted accounting principles. Further, in our opinion, the Predecessor Trust consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Predecessor Trust for the period from January 1, 1997 to August 31, 1997 and the period from June 1, 1996 to December 31, 1996 in conformity with generally accepted accounting principles. Finally, in our opinion, the Predecessor CB Residential consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Predecessor CB Residential for the period from January 1, 1996 to May 31, 1996, in conformity with generally accepted accounting principles.

  As more fully described in Note 1, Coldwell Banker Residential Brokerage Corporation was part of the Coldwell Banker companies and had no separate legal status or existence for the period from January 1, 1996 to May 31, 1996. Predecessor CB Residential had various transactions with other Coldwell Banker entities that were material in amount. The financial statements of Predecessor CB Residential have been prepared from the separate records maintained by Coldwell Banker, and may not necessarily be indicative of the conditions that would have existed if Predecessor CB Residential had operated as an independent entity.

Costa Mesa, California

March 19, 1999

(March 31, 1999 as to Note 19

and April   , 1999 as to the

effects of the stock

split described in Note 2)"

  The accompanying consolidated financial statements include the effects of a stock split of NRT's common stock anticipated to be approved by NRT's Board of Directors. The above opinion is in the form which will be furnished by Deloitte & Touche LLP upon consummation of the stock split, which is described in Note 2 of the notes to the consolidated financial statements, and assuming that, from March 19, 1999 to the date of such stock split, no other events will have occurred that would affect the accompanying financial statements and notes thereto, or required disclosure therein.

Deloitte & Touche LLP

Costa Mesa, California

April 1, 1999

                       NRT INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          (dollars in thousands)

                                                                               Pro Forma
                                                                              December 31,
                                                                                  1998
                                                    December 31, December 31, (unaudited)
                                                        1997         1998      (Note 19)
                                                    ------------ ------------ ------------
                      ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.........................   $165,360     $ 52,701     $  7,701
 Restricted cash...................................     40,316       93,878       93,878
 Commissions and accounts receivable, net..........     15,521       24,119       24,119
 Mortgage loans held for sale......................        --        23,157       23,157
 Deferred income taxes.............................     26,587       33,420       33,420
 Prepaid expenses and other current assets.........      8,451        9,346        9,346
                                                      --------     --------     --------
  Total current assets.............................    256,235      236,621      191,621
        PROPERTY AND EQUIPMENT, net................     51,545       94,127       94,127
GOODWILL AND OTHER INTANGIBLES, net................     97,643      195,564      195,564
DEFERRED INCOME TAXES..............................      8,869          --           --
OTHER ASSETS.......................................      2,379        4,400        4,400
                                                      --------     --------     --------
                                                      $416,671     $530,712     $485,712
                                                      ========     ========     ========
       LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Accounts payable and accrued expenses.............   $ 99,927     $115,287     $115,287
 Franchise fees payable............................      7,821       11,799       11,799
 Accrued salaries and benefits.....................     25,347       48,464       48,464
 Restricted cash bank loans........................     40,316       93,878       93,878
 Mortgage warehousing loan.........................        --        22,756       22,756
 Notes payable, current portion....................     10,296       10,581       10,581
 Dividends payable.................................      4,829        5,120        5,120
                                                      --------     --------     --------
  Total current liabilities........................    188,536      307,885      307,885
                 NOTES PAYABLE, long-term portion..      4,844       16,791       16,791
DEFERRED INCOME TAXES..............................        --         3,419        3,419
OTHER LIABILITIES..................................     19,665       20,111       20,111
REDEEMABLE PREFERRED STOCK:
 9.00% Series A Cumulative Senior, at redemption
  value of $1 per share............................    157,591      161,137      161,137
 5.00% Series B Cumulative Convertible, at
  redemption value of $1 per share.................     24,000       24,300       24,300
 18.00% Series C Cumulative Junior, net; redemption
  value of $80,822 (1997) and $84,457 (1998),
  respectively.....................................     56,267       66,610       66,610
                                                      --------     --------     --------
  Total redeemable preferred stock.................    237,858      252,047      252,047
                                                      --------     --------     --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
 Common stock, $.01 par value; 50,000,000 shares
  authorized; 18,750,000 shares issued and
  outstanding at December 31, 1997 and December 31,
  1998                                                     100          100          100
 Additional paid-in capital........................      7,911          --           --
 Accumulated deficit...............................    (42,243)     (69,641)    (114,641)
                                                      --------     --------     --------
  Total stockholders' deficit......................    (34,232)     (69,541)    (114,541)
                                                      --------     --------     --------
                                                      $416,671     $530,712     $485,712
                                                      ========     ========     ========

      See independent auditors' report and notes to consolidated financial statements.

                       NRT INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

           (dollars in thousands, except for per share amounts)

                                          Predecessors
                          ---------------------------------------------
                             Coldwell Banker
                          Residential Brokerage  National Realty Trust
                          --------------------- -----------------------
                               January 1,         June 1,    January 1, September 1,
                                  1996              1996        1997        1997         Year
                                   to                to          to          to         ended
                                 May 31,        December 31, August 31, December 31, December 31,
                                  1996              1996        1997        1997         1998
                               ----------       ------------ ---------- ------------ ------------
REVENUES:
 Real estate
  commissions...........        $228,005          $400,076    $570,150    $446,134    $2,010,123
 Other revenues.........           7,810            12,101      14,636      17,380       110,879
                                --------          --------    --------    --------    ----------
  Total revenues........         235,815           412,177     584,786     463,514     2,121,002
                                --------          --------    --------    --------    ----------
EXPENSES:
 Commissions and
  royalties.............         141,404           276,364     393,235     330,169     1,482,719
 Salaries and benefits..          30,467            44,953      65,802      47,231       244,778
 Business promotion and
  advertising...........          16,983            23,358      32,521      22,072        90,519
 Building and equipment
  expenses..............          20,708            24,546      34,736      24,471       120,919
 Amortization of
  goodwill .............             482               104       1,162         637         3,403
 Other operating
  expenses..............          25,374            27,005      35,804      31,011       115,722
 Acquisition related
  costs.................              26            22,188      10,735      78,462        61,150
                                --------          --------    --------    --------    ----------
  Total expenses........         235,444           418,518     573,995     534,053     2,119,210
                                --------          --------    --------    --------    ----------
OPERATING INCOME
 (LOSS).................             371            (6,341)     10,791     (70,539)        1,792
 Interest expense, net..              11                44         117      (2,843)       (1,819)
                                --------          --------    --------    --------    ----------
INCOME (LOSS) BEFORE
 INCOME TAX PROVISION
 (BENEFIT)..............             360            (6,385)     10,674     (67,696)        3,611
INCOME TAX PROVISION
 (BENEFIT)..............             156               --        4,432     (25,453)        2,302
                                --------          --------    --------    --------    ----------
NET INCOME (LOSS).......        $    204          $ (6,385)   $  6,242    $(42,243)   $    1,309
                                ========          ========    ========    ========    ==========
 Loss applicable to
  common shareholders...                                                              $  (35,309)
                                                                                      ==========
Per share information:
Pro forma loss per
 common share:
 Basic and diluted.....................................................                   $(1.64)
Pro forma weighted average shares outstanding:
 Basic and diluted.....................................................                   21,563

      See independent auditors' report and notes to consolidated financial statements.

                       NRT INCORPORATED AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF TRUST AND STOCKHOLDERS' EQUITY (DEFICIT)

                          (dollars in thousands)

                                                                      Total
                                                                    trust and
                                   Additional Accumulated         stockholders'
                            Common  paid-in     equity    Trust      equity
                            stock   capital    (deficit)  equity    (deficit)
                            ------ ---------- ----------- ------  -------------
Predecessor: Coldwell
 Banker Residential
 Brokerage
BALANCE, December 31,
 1995......................  $487   $ 20,973   $  3,186   $  --     $  24,646
 Net loss..................   --         --         204      --           204
                             ----   --------   --------   ------    ---------
BALANCE, May 31, 1996......  $487   $ 20,973   $  3,390   $  --     $  24,850
                             ====   ========   ========   ======    =========
Predecessor: National
 Realty Trust
BALANCE, June 1, 1996......  $--    $    --    $    --    $  --     $     --
 Trust formation...........   --         --         --     5,000        5,000
 Net loss..................   --         --         --    (6,385)      (6,385)
                             ----   --------   --------   ------    ---------
BALANCE, December 31,
 1996......................   --         --         --    (1,385)      (1,385)
 Net income................   --         --         --     6,242        6,242
                             ----   --------   --------   ------    ---------
BALANCE, August 31, 1997...  $--    $    --    $    --    $4,857    $   4,857
                             ====   ========   ========   ======    =========
NRT Incorporated
BALANCE, September 1,
 1997......................  $--    $    --    $    --    $  --     $     --
 Capital contribution......   100     19,900        --       --        20,000
 Net loss..................   --         --     (42,243)     --       (42,243)
 Accretion of Series C
  preferred stock discount
  and redemption...........   --      (2,257)       --       --        (2,257)
 Dividends on preferred
  stock....................   --      (9,732)       --       --        (9,732)
                             ----   --------   --------   ------    ---------
BALANCE, December 31,
 1997......................   100      7,911    (42,243)     --       (34,232)
 Net income................   --         --       1,309      --         1,309
 Accretion of Series C
  preferred stock discount
  and redemption premium...   --      (1,654)    (5,054)     --        (6,708)
 Dividends on preferred
  stock....................   --      (6,257)   (23,653)     --       (29,910)
                             ----   --------   --------   ------    ---------
BALANCE, December 31,
 1998......................  $100   $    --    $(69,641)  $  --     $ (69,541)
                             ====   ========   ========   ======    =========

      See independent auditors' report and notes to consolidated financial statements.

                       NRT INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (dollars in thousands)

                                     Predecessors
                          -----------------------------------
                           Coldwell
                            Banker
                          Residential
                           Brokerage   National Realty Trust
                          ----------- -----------------------
                          January 1,    June 1,    January 1, September 1,
                             1996         1996        1997        1997
                              to           to          to          to       Year Ended
                            May 31,   December 31, August 31, December 31, December 31,
                             1996         1996        1997        1997         1998
                          ----------- ------------ ---------- ------------ ------------
CASH PROVIDED BY
 OPERATING ACTIVITIES:
Net income (loss).......   $    204     $ (6,385)   $  6,242    $(42,243)    $  1,309
                           --------     --------    --------    --------     --------
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 operating activities:
 Depreciation and
  amortization..........      3,812        1,129       3,026       2,998       18,909
 Amortization of
  goodwill and other
  intangibles...........        508       21,553      10,477      70,533       47,561
 Deferred income taxes..        --           --        4,432     (25,853)        (283)
 Changes in operating
  assets and
  liabilities, net of
  effects from
  acquisitions:
 Commissions and
  accounts receivable...      2,848        5,541       8,231     (11,472)       2,452
 Prepaid expenses and
  other assets..........      6,831         (115)       (794)      5,492        5,041
  Increase in mortgage
   loans held for sale..        --           --          --          --       (19,959)
 Accounts payable and
  accrued expenses......      3,986        5,170      (8,826)      7,900      (44,135)
 Accrued salaries and
  benefits..............     (1,226)       1,459      (2,808)      1,953       20,148
 Other liabilities......    (12,256)       1,478         909         226          381
 Other..................        148          (20)       (264)         (7)         553
                           --------     --------    --------    --------     --------
  Total adjustments.....      4,651       36,195      14,383      51,770       30,668
                           --------     --------    --------    --------     --------
  Net cash provided by
   operating
   activities...........      4,855       29,810      20,625       9,527       31,977
                           --------     --------    --------    --------     --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Change in restricted
  cash..................    (14,935)       3,772     (14,444)    (14,581)     (53,562)
 Expenditures for
  property and
  equipment.............     (3,394)      (5,049)     (5,168)     (6,668)     (36,176)
 Payments for
  acquisitions                 (230)     (13,535)    (25,198)    (86,326)     (97,098)
 Other..................        139           42          15         100          185
                           --------     --------    --------    --------     --------
  Net cash used in
   investing
   activities...........    (18,420)     (14,770)    (44,795)   (107,475)    (186,651)
                           --------     --------    --------    --------     --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Change in restricted
  cash bank loans.......     14,935       (3,772)     14,444      14,581       53,562
 Capital contribution...        --           --          --      255,600          --
 Dividends on preferred
  stock.................        --           --          --       (4,903)     (22,139)
 Payment of notes
  payable...............       (358)        (181)     (3,685)     (1,970)      (7,268)
 Development advance....        --           --       20,000         --           --
 Increase in mortgage
  warehousing loan......        --           --          --          --        17,860
                           --------     --------    --------    --------     --------
  Net cash provided by
   (used in) financing
   activities...........     14,577       (3,953)     30,759     263,308       42,015
                           --------     --------    --------    --------     --------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............      1,012       11,087       6,589     165,360     (112,659)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............         89          --       11,087         --       165,360
                           --------     --------    --------    --------     --------
CASH AND CASH
 EQUIVALENTS, end of
 period.................   $  1,101     $ 11,087    $ 17,676    $165,360     $ 52,701
                           ========     ========    ========    ========     ========

      See independent auditors' report and notes to consolidated financial statements.

                       NRT INCORPORATED AND SUBSIDIARIES

                          (dollars in thousands)

                                     Predecessors
                          -----------------------------------
                           Coldwell
                            Banker
                          Residential
                           Brokerage   National Realty Trust
                          ----------- -----------------------
                          January 1,    June 1,    January 1, September 1,
                             1996         1996        1997        1997
                              to           to          to          to       Year Ended
                            May 31,   December 31, August 31, December 31, December 31,
                             1996         1996        1997        1997         1998
                          ----------- ------------ ---------- ------------ ------------
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW
 INFORMATION--
 Cash paid during period
  for:
 Interest...............    $   180     $    143    $    124    $    672    $   1,284
                            =======     ========    ========    ========    =========
 Income taxes...........    $   --      $    --     $     28    $    145    $      83
                            =======     ========    ========    ========    =========
SUPPLEMENTAL DISCLOSURES
 OF NONCASH ACTIVITIES:
 Fair value of assets
  purchased.............    $   837     $ 27,188    $ 35,949    $276,807    $ 197,713
 Cash payments for
  acquisitions..........       (230)     (13,535)    (25,198)    (86,326)     (97,098)
                            -------     --------    --------    --------    ---------
 Liabilities assumed....    $   607     $ 13,653    $ 10,751    $190,481    $ 100,615
                            =======     ========    ========    ========    =========
 Dividend payments in
  kind..................    $   --      $    --     $    --     $    --     $   7,480
                            =======     ========    ========    ========    =========
 Accretion of Series C
  preferred stock
  discount and
  redemption premium....    $   --      $    --     $    --     $  2,257    $   6,708
                            =======     ========    ========    ========    =========
 Purchase of property
  and equipment with
  capital lease
  obligations...........    $   168     $  1,010    $  2,088    $  1,085    $  11,557
                            =======     ========    ========    ========    =========

      See independent auditors' report and notes to consolidated financial statements.

                       NRT INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (dollars in thousands, except for per share and per option amounts)

1. ORGANIZATION AND BASIS OF PRESENTATION

  In May 1996, a subsidiary of Cendant Corporation ("Cendant") acquired Coldwell Banker Corporation ("Coldwell Banker") and contributed its residential real estate brokerage operations ("CB Residential") to National Realty Trust (the "Trust"). Cendant retained ownership of all trademarks, and franchised the right to the Trust to conduct business under the COLDWELL BANKER(R) brand name. Subsequently, Cendant franchised the rights to the Trust to conduct business under the ERA(R) and CENTURY 21(R) brand names.

  In August 1997, NRT Incorporated ("NRT") was formed and acquired all of the operating assets owned by the Trust. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board ("APB") Opinion No. 16, Business Combinations. Accordingly, the total purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on estimates of their respective fair values at the date of acquisition. NRT recognized intangibles of approximately $55,800 and goodwill of approximately $15,100 in connection with the acquisition and recorded an office closure reserve of approximately $12,000 for facility and severance costs.

  The accompanying consolidated financial statements present the operations of NRT and its predecessors (CB Residential and the Trust) during the three-year period ended December 31, 1998. CB Residential's financial statements have been disaggregated (i.e., carved out) from other Coldwell Banker entities not contributed to the Trust, and are presented for 1996 through the date of acquisition by Cendant. Such financial statements have been prepared from separate records maintained by CB Residential as well as from the combined records of Coldwell Banker and include revenues and expenses that are directly related to the operations of NRT. In cases involving amounts not specifically identifiable to any particular division of Coldwell Banker, certain allocations were made based on a variety of factors which management believes provide a reasonable basis for the accompanying financial statements. The CB Residential financial statements may not necessarily be indicative of the conditions that would have existed if the CB Residential had operated as an independent entity. Coldwell Banker's historical cost bases of the assets and liabilities for CB Residential were carried over to the Trust. The Trust's financial statements have been presented from its date of formation through the sale of its assets to NRT.

  The accompanying consolidated financial statements for the four months ended December 31, 1997 and the year ended December 31, 1998 reflect the operations of NRT. Because of acquisition adjustments recorded by NRT and its predecessors as described above, the accompanying consolidated financial statements of NRT are not directly comparable to those of its predecessors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NRT--NRT owns and operates a network of full service residential real estate brokerage offices under the COLDWELL BANKER(R), ERA(R) and CENTURY 21(R) brand names. As a full service brokerage, NRT offers, either directly or through third party arrangements, a wide variety of homeowner services in addition to traditional brokerage services, including mortgage, title, escrow and relocation services, home warranties, home security systems and relocation and other services.

                       NRT INCORPORATED AND SUBSIDIARIES

  Principles of Consolidation--The consolidated financial statements include the accounts of NRT and its subsidiaries (including comparable operations of its predecessors). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Management Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents--NRT considers unrestricted short-term investments which have maturities of three months or less at the date of purchase to be cash equivalents.

  Property and Equipment--Property and equipment, including significant improvements thereto, are carried at cost. NRT provides for depreciation using the straight-line method over the estimated useful lives of the respective assets. Buildings are depreciated over 35 years, building improvements over 10 to 35 years and furniture and equipment over three to seven years. Leasehold improvements are amortized on the straight-line method over the estimated useful life of the asset or the term of the lease, whichever is shorter. Gains or losses from retirements and disposals of property and equipment are included in other operating expenses. Maintenance and repairs are charged to expense as incurred.

  Leases--NRT operates primarily in leased facilities. Lease terms are generally five years with options to renew at varying terms. Certain facility leases include scheduled base rent increases over the term of the lease. The total amount of the base rent payments is being charged to expense using the straight-line method over the term of the leases. NRT has recorded a liability to reflect the excess of rent expense over cash payments since the inception of the leases. In addition to the base rent payment, NRT may also be required to pay certain of the building's operating expenses.

  Goodwill and Other Intangibles--Goodwill represents the excess of cost over the fair value of net assets acquired. Goodwill is amortized on a straight-line basis over 40 years.

  Other intangibles are stated at cost and include the capitalized values of pending real estate sales contracts and real estate listing contracts of acquired residential real estate brokerage companies which are being amortized on a straight-line basis over their estimated lives of three and six months, respectively. Such amortization is included in Acquisition Related Costs in the consolidated statements of operations.

  NRT assesses whether there has been an impairment in the value of long-lived assets and intangible assets by considering factors such as expected undiscounted future cash flows, trends and prospects, the effects of demand, competition and other economic factors and the fair values of tangible assets. Management believes no permanent impairment has occurred.

  Fair Value of Financial Instruments--The carrying values of cash and cash equivalents, commissions and accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturities of such instruments. At December 31, 1998 the fair value of mortgage loans held for sale exceeded the cost by approximately $200 and the carrying value of mortgage warehousing loans approximated fair value.

                       NRT INCORPORATED AND SUBSIDIARIES

  Revenue Recognition--Real estate commissions and the related sales associate commissions and franchise royalty fees are recorded as revenue and expense, respectively, upon the closing of a real estate transaction. Other revenues are recorded as revenue at the time that such services are provided.

  Mortgage Banking Operations--In connection with its acquisition of Hunneman Real Estate Corporation ("Hunneman"), NRT assumed Hunneman's mortgage banking operations which are conducted in the Boston metropolitan area. NRT grants mortgage loans only after it has a binding commitment to sell the loan to a third party on a servicing released basis. Mortgage loans held for sale are carried at the lower of cost or fair market value. Gain on the sale of mortgage loans is recognized at the time of sale.

  Income Taxes--NRT and its subsidiaries file a consolidated federal income tax return. NRT uses the liability method of accounting for income taxes. Deferred income taxes are recorded based on the difference between financial statement and income tax bases of assets and liabilities and available tax credit carryforwards using enacted rates in effect for the year in which the differences are expected to reverse. Income tax expense is the tax payable for the period and the change during the period in deferred income tax assets and liabilities. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income taxes have been provided for the predecessor entities based upon the effective tax rate of those entities.

  Closed Offices--In the ordinary course of business, NRT opens and closes real estate brokerage offices and facilities based on industry and local market conditions. Leases related to facilities which have been closed are evaluated taking into consideration current and prospective real estate market conditions, sublease and lease termination opportunities and other factors, and a charge to operations is recorded to reflect the expected future lease costs and other expenses associated with such closed facilities. The estimated cost of closing offices obtained through acquisition are considered part of the acquisition purchase price.

  Earnings (Loss) Per Share--NRT adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128") on December 31, 1997. SFAS No. 128 specifies the method of computation, presentation and disclosure for earnings per share ("EPS"). SFAS No. 128 requires the presentation of two EPS amounts, basic and diluted. Basic EPS is calculated by dividing net income by the weighted average number of shares outstanding for the period. Diluted EPS includes the dilution that would occur if outstanding stock options and other dilutive securities were exercised.

  Basic and diluted loss per share is based on the weighted average number of common shares outstanding. Common stock equivalents were not included in the computation of diluted EPS because such inclusion would have been antidilutive for the year ended December 31, 1998.

  On February 10, 1999, NRT filed a registration statement on Form S-1 with the Securities and Exchange Commission to effect an initial public offering of its common stock (see Note 19). Prior to the offering, NRT intends to effect a 1.875-for-1 split of its common stock. In addition, on February 9, 1999, NRT declared a $45,000 cash dividend on its common stock, $30,000 of which was paid on February 11, 1999. The remaining $15,000 will be paid prior to the closing of the offering. Accordingly, because 1998 earnings were insufficient to cover these cash dividends, historical loss per share information has been excluded and replaced with pro forma loss per share data. Pro forma loss per common share is calculated based on the number of

                       NRT INCORPORATED AND SUBSIDIARIES
shares affected by the intended stock split and the assumed issuance of such number of shares equal to the $45,000 dividend on common stock divided by the assumed offering price per share. Pro forma earnings per common share is not presented for other than the most recent year, as such presentation would not be meaningful.

  Comprehensive Income--On January 1, 1998, NRT adopted Statement of Financial Accounting Standard (SFAS) No. 130, Reporting Comprehensive Income ("SFAS No. 130" ). SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. NRT does not have any items of other comprehensive income requiring separate disclosure.

  Segment Reporting--In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS No. 131"). SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosure about products and services, geographic areas and major customers. NRT conducts its business activity in a single operating segment. Brokerage operations comprised approximately 97%, 97% and 95% of total revenues during 1996, 1997 and 1998, respectively. Operations related to ancillary real estate services amounted to 3%, 3% and 5% of total revenues during 1996, 1997 and 1998, respectively.

3. ACQUISITIONS

  NRT's business strategy includes actively pursuing strategic acquisitions of real estate brokerage firms and brokerage-related businesses. NRT has an agreement with Cendant that provides a significant source of funding for NRT's brokerage acquisitions. Under an Acquisition Cooperation Agreement, in acquisitions in which Cendant has agreed to participate, Cendant purchases the trade names, trademarked operating names and any mortgage operations of brokerages being acquired by NRT, thereby paying a substantial portion of the total purchase price that otherwise would be payable by NRT in making such brokerage acquisitions. Upon NRT's formation, Cendant committed approximately $445,000 for NRT's brokerage acquisitions. Cendant has committed an additional $1 billion for brokerage acquisitions in which Cendant agrees to participate pursuant to the Acquisition Cooperation Agreement, which amends NRT's prior agreement with Cendant by reducing the portion of the purchase price payable by Cendant in future NRT brokerage acquisitions. The $1 billion commitment is available in two $500,000 tranches. The first $500,000 is currently available, and the second $500,000 will be available after the first $500,000 has been provided by NRT but in no case earlier than February 9, 2004. The cumulative amount expended by Cendant under the above commitments was approximately $216,000 at December 31, 1997 and $443,000 at December 31, 1998.

  Under the Acquisition Cooperation Agreement, following the closing of the offering (Note 19), Cendant will have the right to pay up to 50% of its acquisition cost by canceling a portion of its senior preferred stock. Cendant may exercise this right only if NRT has at least $50,000 in available borrowing capacity under the leverage ratio test under the franchise agreements. In addition, if NRT does not have available funds to close the brokerage acquisition without Cendant's participation, NRT will have the right to postpone the cancellation of preferred stock for up to 90 days following the brokerage acquisition. Cendant would then be required to pay its acquisition cost under the Acquisition Cooperation Agreement.

                       NRT INCORPORATED AND SUBSIDIARIES

  During 1996, 1997 and 1998, NRT acquired assets and assumed liabilities of residential real estate brokerage companies. The acquisitions were accounted for as purchases in accordance with Accounting Principles Board ("APB") Opinion No. 16, Business Combinations. Accordingly, the total purchase price has been allocated to the tangible and intangible assets acquired and the liabilities assumed based on NRT's estimates of their respective fair values at the dates of acquisition. Such amounts are subject to further refinements of closed office reserves, legal reserves and other assumed liabilities and the tax effects thereon. The following table sets forth information with respect to such acquisitions.

Company                                                      Date of Acquisition
-------                                                      -------------------
1996
The Kahn Realty Companies, Inc.............................. November 1, 1996
Douglas & Jean Burgdorff, Inc. ............................. December 1, 1996
1997
Del Monte Realty Company.................................... February 10, 1997
Contempo Realty, Inc........................................ March 1, 1997
Don Saunders, Inc........................................... July 17, 1997
Marie Powell & Associates, Inc.............................. July 24, 1997
George J. Cyrus & Company, Inc.............................. August 16, 1997
Cornish & Carey Residential, Inc. .......................... September 10, 1997
Jon Douglas Real Estate Services Group, Inc. ............... September 11, 1997
Barbara Sue Seal Properties, Inc............................ October 10, 1997
West Shell, Inc. ........................................... October 16, 1997
John M. Grubb Co. .......................................... October 16, 1997
Seville Properties, Inc..................................... October 17, 1997
Metro Real Estate Services, Inc............................. October 29, 1997
Continental Development Corp................................ November 8, 1997
1998
Waterside Property Sales, Inc. ............................. January 6, 1998
Polley, Polley & Madsen, Inc................................ January 7, 1998
TAM-BAY Realty, Inc......................................... January 14, 1998
Gimelstob Realty, Inc....................................... January 15, 1998
Joseph J. Murphy Realty, Inc................................ January 21, 1998
Buckhead Brokers of Georgia, Inc. .......................... February 1, 1998
Burnet Financial Group...................................... February 13, 1998
O'Conor, Piper & Flynn, Inc................................. February 23, 1998
Coker Ewing Cook............................................ August 3, 1998
Coldwell Banker 1st American Realtors, L.L.C................ August 20, 1998
Higgins & Heath, Inc........................................ September 4, 1998
Moore and Company........................................... September 30, 1998
Premier Van Schaak, Inc. (Denver operations) ............... September 30, 1998
Hunneman Real Estate Corporation............................ October 14, 1998
Carriage Properties, Ltd. .................................. October 20, 1998
Steve Schmidt & Co. ........................................ October 23, 1998
Pardoe Real Estate, Inc. ................................... December 8, 1998
Graham Realty, Inc. ........................................ December 8, 1998

                       NRT INCORPORATED AND SUBSIDIARIES

  In connection with the above acquisitions, NRT paid a total purchase price of $14,960 in 1996, $96,531 in 1997 and $119,308 in 1998. In addition to the above acquisitions, NRT acquired 20 other residential real estate brokerage companies in 1996 for a total purchase price of $1,435, 15 in 1997 for a total purchase price of $785 and 37 in 1998 for a total purchase price of $8,420.

  Goodwill of $76,042 arose from the 1997 acquisitions made subsequent to August 1997 and $102,077 arose from the 1998 acquisitions. Goodwill associated with those companies acquired before the formation of NRT was considered in the accounting for the purchase of the assets of National Realty Trust (Note 1). Other intangibles of $7,646 in 1996, $26,097 in 1997 and $43,433 in 1998 arose from acquisitions. The results of operations of the acquired companies are included in NRT's consolidated statements of operations for the periods in which they were owned by NRT.

  Under the terms of certain acquisition agreements, NRT is obligated to fund additional purchase price payments contingent upon the achievement of certain operating targets. NRT records such amounts to goodwill when the contingencies are resolved.

  The following unaudited pro forma consolidated results of operations give effect to the above acquisitions for 1996 as though the 1996, 1997 and 1998 acquisitions had occurred on January 1, 1996, for 1997 as though the 1997 and 1998 acquisitions had occurred on January 1, 1997 and for 1998 as though the 1998 acquisitions had occurred on January 1, 1998. Pro forma loss per share also gives effect to the $45,000 dividend declared on NRT's common stock (see
Note 13). The pro forma information is provided for informational purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred and is not necessarily indicative of future results of operations of the combined companies.

                                                        Unaudited
                                             ----------------------------------
                                                 Year ended December 31,
                                             ----------------------------------
                                                1996        1997        1998
                                             ----------  ----------  ----------
Total revenues.............................. $1,226,340  $1,429,258  $2,462,269
                                             ==========  ==========  ==========
Net income (loss)........................... $  (39,569) $  (42,181) $    4,406
                                             ==========  ==========  ==========
Pro forma loss per common share:
Basic and diluted...........................                             $(1.49)

  In connection with the 1997 and 1998 acquisitions, NRT recorded office closure reserves of $22,646 and $22,558, respectively, for facility and severance costs. Costs include primarily office lease costs for offices scheduled for closure and related severance for terminated employees. During the four months ended December 31, 1997 and the year ended December 31, 1998, approximately $8,206 and $ 18,997 of facility and severance costs were paid, respectively.

                       NRT INCORPORATED AND SUBSIDIARIES

  Acquisition related costs consist of office conversion costs and amortization of pending real estate sales contracts and real estate listing contracts of acquired residential real estate brokerage companies. Office conversion costs include primarily signage change, name change advertising and other transitional costs. Acquisition related costs are summarized as follows:

                                     Predecessors
                         -------------------------------------
                          Coldwell
                           Banker
                         Residential
                          Brokerage    National Realty Trust
                         ----------- -------------------------
                         Five months Seven months Eight months Four months
                            ended       ended        ended        ended      Year ended
                           May 31,   December 31,  August 31,  December 31, December 31,
                            1996         1996         1997         1997         1998
                         ----------- ------------ ------------ ------------ ------------
Office conversion
 costs..................    $--        $   739      $ 1,421      $ 8,566      $16,997
Amortization............      26        21,449        9,314       69,896       44,153
                            ----       -------      -------      -------      -------
                            $ 26       $22,188      $10,735      $78,462      $61,150
                            ====       =======      =======      =======      =======

4. CASH AND CASH EQUIVALENTS

  NRT had restricted cash totaling $40,316 at December 31, 1997 and $93,878 at December 31, 1998, which can be used only to repay the loans entered into to fund the restricted cash.

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at December 31:

                                                               1997      1998
                                                              -------  --------
     Land.................................................... $ 2,477  $  1,978
     Buildings and improvements..............................   4,983     4,941
     Leasehold improvements..................................  14,429    36,756
     Furniture and equipment.................................  32,746    72,654
                                                              -------  --------
                                                               54,635   116,329
     Less accumulated depreciation and amortization..........  (3,090)  (22,202)
                                                              -------  --------
     Property and equipment, net............................. $51,545  $ 94,127
                                                              =======  ========

  Depreciation and amortization expense was $3,812 for the five months ended May 31, 1996, $1,129 for the seven months ended December 31, 1996, $3,026 for the eight months ended August 31, 1997, $2,998 for the four months ended December 31, 1997, and $18,909 for the year ended December 31, 1998.

                       NRT INCORPORATED AND SUBSIDIARIES

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  The components of accounts payable and accrued expenses are summarized as follows at December 31:

                                                                1997     1998
                                                               ------- --------
     Accounts payable......................................... $14,688 $ 14,981
     Commissions payable......................................  16,914   19,902
     Reserve for office closures..............................  24,274   28,696
     Accrued legal reserves...................................  15,467   12,353
     Other accrued expenses...................................  28,584   39,355
                                                               ------- --------
                                                               $99,927 $115,287
                                                               ======= ========

7. RESTRICTED CASH BANK LOANS

  Proceeds from restricted cash bank loans are invested in cash equivalents and cannot be used other than to repay the related loans. The loans bear interest at rates ranging from 0.55% to 2.0% and 0.25% to 2.0% at December 31, 1997 and December 31, 1998, respectively, and are due monthly.

8. MORTGAGE WAREHOUSING LOAN

  Mortgage warehousing loan represents borrowings under a $25,000 line of credit with a commercial bank. Borrowings under the line bear interest at the prime rate (7.75% at December 31, 1998), are collateralized by mortgage loans held for sale and are generally repaid within 60 days. The line of credit expires March 8, 2000.

9. NOTES PAYABLE

  Notes payable consist of the following at December 31:

                                                                1997     1998
                                                              --------  -------
     Acquisition-related notes............................... $ 10,737  $15,096
     Obligations under capital leases (Note 18)..............    3,584   12,103
     Other...................................................      819      173
                                                              --------  -------
                                                                15,140   27,372
     Less current portion....................................  (10,296) (10,581)
                                                              --------  -------
                                                              $  4,844  $16,791
                                                              ========  =======

  Obligations under capital leases bear interest at rates ranging up to 11.0%, have terms ranging from 36 months to 68 months and are generally collateralized by the related leased assets.

  Acquisition-related notes consist primarily of amounts payable to former owners of businesses acquired by NRT, are unsecured with maturities generally under two years and bear interest at rates ranging from 5.0% to 11.0% at December 31, 1997 and 6.0% to 11.0% at December 31, 1998.

                       NRT INCORPORATED AND SUBSIDIARIES

  Scheduled maturities of notes payable, excluding capital lease obligations (Note 18), at December 31, 1998 are as follows:

      Year ending December 31:
        1999............................................................ $ 6,530
        2000............................................................   4,518
        2001............................................................   2,534
        2002............................................................     561
        2003............................................................     491
        Thereafter......................................................     635
                                                                         -------
                                                                         $15,269
                                                                         =======

  The carrying value of notes payable approximates market value due to the short maturities of such instruments.

10. DEVELOPMENT ADVANCE

  During 1997, National Realty Trust received a $20,000 non-interest-bearing development advance from Coldwell Banker Real Estate Corporation, a wholly owned subsidiary of Cendant, which was assumed by NRT in August 1997. The development advance is recorded in other liabilities in the accompanying consolidated balance sheets. The advance was being amortized over a 10-year period prior to September 1, 1997. The advance was replaced on September 1, 1997 with an advance of $18,750 which is being amortized over a 40-year period. Under the terms of the advance, 1/480th of the original balance is forgiven each month so long as NRT is not in material breach of the terms of its franchise agreements. The amount forgiven is reflected as a reduction to royalties in the accompanying consolidated statements of operations. In the event NRT is determined to be in default on a material term of the franchise agreements, the entire remaining advance will become immediately due and payable and bear interest at the prime interest rate. It is management's intention to maintain compliance with the terms of the advance.

11. INCOME TAXES

  NRT's (benefit) provision for income taxes was comprised as follows:

                                                   Four Months ended  Year ended
                                                     December 31,    December 31,
                                                         1997            1998
                                                   ----------------- ------------
Current:
  Federal.........................................     $    --          $  482
  State...........................................          400          2,103
                                                       --------         ------
                                                            400          2,585
Deferred:
  Federal.........................................      (21,216)         1,338
  State...........................................       (4,637)        (1,621)
                                                       --------         ------
                                                        (25,853)          (283)
                                                       --------         ------
  Total (benefit) provision for income taxes......     $(25,453)        $2,302
                                                       ========         ======

                       NRT INCORPORATED AND SUBSIDIARIES

  A reconciliation of income tax provision (benefit) at the statutory federal income tax rate to NRT's effective income tax rate is as follows:

                                                 Four Months ended  Year ended
                                                   December 31,    December 31,
                                                       1997            1998
                                                 ----------------- ------------

Federal tax at statutory rate...................       (35.0)%         35.0%
State income taxes, net of federal benefit......        (4.1)           8.7
Non-deductible expenses.........................         1.5           20.0
                                                       -----           ----
                                                       (37.6)%         63.7%
                                                       =====           ====

  The components of NRT's deferred income taxes are summarized as follows at December 31:

                                               1997                1998
                                        ------------------- -------------------
                                        Current  Noncurrent Current  Noncurrent
                                        -------  ---------- -------  ----------
Deferred income tax assets:
  Net operating loss carryforward...... $10,781   $10,781   $13,617   $   --
  Reserves.............................  18,420       --     18,463       --
  Goodwill.............................     --      3,258       --      2,007
  Alternative minimum tax credit
   carryforward........................     --        --        569       --
  Other................................   1,692        85     1,878        49
                                        -------   -------   -------   -------
    Total deferred income tax assets...  30,893    14,124    34,527     2,056
                                        -------   -------   -------   -------
Deferred income tax liabilities:
  Fixed assets.........................     --     (5,255)      --     (3,123)
  Purchase accounting..................  (4,306)      --     (1,107)   (2,352)
                                        -------   -------   -------   -------
    Total deferred income tax
     liabilities.......................  (4,306)   (5,255)   (1,107)   (5,475)
                                        -------   -------   -------   -------
Net deferred tax asset (liability)..... $26,587   $ 8,869   $33,420   $(3,419)
                                        =======   =======   =======   =======

  At December 31, 1998, NRT had federal and state net operating loss carryforwards of approximately $30,000. The federal losses will expire in the year ending December 31, 2012, while the state losses will expire in various years depending on jurisdictions.

  The provision (benefit) for income taxes for the predecessor entities are based upon the historical effective tax rate of those entities.

12. REDEEMABLE PREFERRED STOCK

  NRT's 9.00% Series A Cumulative Senior Redeemable Preferred Stock (the "Series A Preferred Stock") accrues dividends based on a liquidation preference amount equal to $1 per share plus any previously declared and unpaid dividends. At December 31, 1997 and at December 31, 1998, there were 260,000 shares of Series A Preferred Stock authorized and 157,591 shares of Series A Preferred Stock issued and outstanding. The Series A Preferred Stock has a mandatory redemption requirement of 10% per annum beginning August 29, 2004 through August 29, 2008 with any remaining shares required to be redeemed on August 29, 2009, in each case at a price equal to 100% of the liquidation preference plus accrued and unpaid dividends. NRT may redeem the shares at the liquidation preference at any time prior to the required redemption dates.

                       NRT INCORPORATED AND SUBSIDIARIES

  NRT's 5.00% Series B Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") accrues dividends based on a liquidation preference amount equal to $1 per share plus any previously declared and unpaid dividends. At December 31, 1997 and at December 31, 1998, there were 25,000 shares of Series B Preferred Stock authorized and 24,000 shares of Series B Preferred Stock issued and outstanding. NRT, at its option, may redeem the shares following the third anniversary of (1) the public offering of 20% or more of NRT's outstanding common stock, (2) the sale by NRT of assets representing 80% or more of NRT's assets on a fair market value basis or (3) the distribution to stockholders of other assets representing 80% or more of NRT consolidated net assets on a fair market value basis (each, a "Triggering Event") at a price of
(1) 103% of the principal amount on or prior to the fourth anniversary of a Triggering Event, (2) 102% of the principal amount on or prior to the fifth anniversary of a Triggering Event (3) 101% of the principal amount on or prior to the sixth anniversary of a Triggering Event and (4) 100% of the principal amount after the sixth anniversary of a Triggering Event. Shares of Series B Preferred Stock are convertible into shares of common stock beginning immediately prior to a Triggering Event at a conversion rate calculated in accordance with the Series B Preferred Stock's Certificate of Designation. NRT is required to redeem any remaining Series B Preferred Stock on August 29, 2012.

  NRT's 18.00% Series C Cumulative Junior Redeemable Preferred Stock (the "Series C Preferred Stock") accrues dividends based on a liquidation preference amount equal to $1 per share plus any declared and unpaid dividends. In addition to the 18% dividend accrual rate, NRT is required to pay an additional dividend equal to 0.1% of NRT's gross commission revenue, as defined in NRT's franchise agreement with Coldwell Banker Real Estate Corporation. At December 31, 1997 and 1998, there were 120,000 shares of Series C Preferred Stock authorized and 68,510 shares of Series C Preferred Stock issued and outstanding. The Series C Preferred Stock was issued at a discount to its liquidation preference and is recorded at its issue price. The difference in the carrying amount of the stock and the redemption price, as defined, is being accreted through charges to additional paid in capital of NRT over the period from issuance to the mandatory redemption date. At December 31, 1997 and 1998, the redemption price of the Series C Preferred Stock totaled approximately $80,822 and $84,457, respectively. NRT is required to redeem any remaining Series C Preferred Stock on August 29, 2001. NRT, at its option, may redeem the shares at the redemption price at any time prior to the mandatory redemption date. NRT plans to redeem the Series C preferred stock with the proceeds from the offering.

13. PRO FORMA LOSS PER COMMON SHARE

  The following table sets for the computation of basic and diluted loss per common share:

                                                          Year Ended
                                                      December 31, 1998
                                                  ---------------------------
                                                                        Per
                                                                       Share
                                                   Income     Shares   Amount
                                                  --------  ---------- ------
Net income....................................... $  1,309  18,750,000
Less: Preferred stock dividends..................  (29,910)        --
Less: Accretion of preferred stock discount and
 redemption premium..............................   (6,708)
Add: Shares required for special dividend........      --    2,812,500
                                                  --------  ----------
Basic and diluted EPS
Loss applicable to common stockholders........... $(35,309) 21,562,500 $(1.64)
                                                  ========  ========== ======

                       NRT INCORPORATED AND SUBSIDIARIES

  On February 9, 1999, NRT declared a $45,000 cash dividend on its common stock, $30,000 of which was paid on February 11, 1999. The remaining $15,000 will be paid prior to the closing of the offering. The adjustment to the number of shares represents the assumed issuance of 2,812,500 shares which would be required to pay such dividend, calculated by dividing the $45 million dividend declared by $16, the mid-point of the estimated range of the initial public offering price per share.

  Options to purchase 3,422,343 shares of common stock and 24,000 shares of convertible preferred stock were not included in the computation of diluted income per share for the year ended December 31, 1998 because the effect of such common stock equivalents is antidilutive.

14. STOCKHOLDERS' EQUITY

  Stock Option Plan--In September 1997, NRT adopted the 1997 Equity Participation Plan of NRT Incorporated (as amended, the "Plan"), which provides for the grant of stock options and other awards to certain officers, consultants, directors and key employees of NRT. The maximum number of shares of common stock that may be issued pursuant to the Plan is 4,687,500. Options under the Plan generally have 10-year terms and one half of the options granted are time vesting options and are exercisable at 20% per year, commencing one year from the date of grant. One-half of the options granted to employees are performance-based options, which are not earned prior to the earlier of the eighth anniversary of the date of grant or the date of a qualifying triggering event, as defined, under the Plan. Upon the closing of the offering (Note 19), the performance-based options will be converted into time vesting options effective as of the date of the grant. NRT granted options to purchase shares of NRT's common stock as set forth in the following table at prices which NRT's Board of Directors deemed to be equal to, or in excess of, fair market value of the common stock at the dates of grants, to employees and directors of NRT.

  The following table summarizes the activity under the Plan for the periods indicated:

                                                                        Weighted
                                                                        average
                                              Options      Range of     exercise
                                            outstanding Exercise Prices  price
                                            ----------- --------------- --------
   OUTSTANDING, September 1, 1997..........        --     $       --     $  --
   Grants..................................  1,650,000           1.07      1.07
                                             ---------
   OUTSTANDING, December 31, 1997..........  1,650,000                     1.07
   Grants..................................  1,872,656     5.23-10.67      8.46
   Cancelled...............................   (100,313)     1.67-5.23      1.26
                                             ---------
   OUTSTANDING, December 31, 1998..........  3,422,343                   $ 5.00
                                             =========

On September 28, 1998, NRT Board of Directors approved an adjustment to the exercise price of each option under the Plan outstanding as of such date to give effect to the payment of $30,000 of dividends to Apollo and the payment to NRT's franchisors of an additional royalty pursuant to the franchise agreements of 0.15% of NRT total revenue per quarter for each quarter (up to a total of 20 quarters) in which NRT's EBITDA over the preceding twelve-month period exceeds $225,000. In no event, however, shall the exercise price for such options be adjusted to less than $0.01 per share.

                       NRT INCORPORATED AND SUBSIDIARIES

  At December 31, 1997, there were no exercisable options to purchase shares, and at December 31, 1998, there were 216,328 exercisable options to purchase shares. At December 31, 1997 and 1998 the weighted average remaining contractual life of options outstanding was 9.75 years and 9.3 years, respectively.

  SFAS No. 123, Accounting for Stock-Based Compensation, encourages but does not require companies to record compensation cost for employee stock option grants. NRT has chosen to account for employee option grants using APB Opinion No. 25 and uses the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation expense has been recognized for employee stock option grants. Had compensation expense for the employee stock option grants been recognized based on the calculated fair value at the grant dates, consistent with SFAS No. 123, NRT's loss per share would have been equal to the pro forma amounts indicated below:

                                                       Four months
                                                          ended      Year ended
                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
Loss applicable to common shareholders:
  As reported......................................... $(51,975)    $(35,309)
  As adjusted......................................... $(52,013)    $(36,150)
Pro forma loss per share:
  Basic and diluted as reported.......................              $  (1.64)
  Basic and diluted as adjusted.......................              $  (1.68)

  The weighted average fair value of options granted under the Plan was $0.51 and $3.61 in 1997 and 1998, respectively.

  The fair value of each option grant is estimated on the date of grant using the Minimal Value option-pricing model with the following weighted-average assumptions for options granted in 1997 and 1998:

                                                               1997      1998
                                                             --------  --------
Dividend Yield..............................................      --        --
Expected Volatility.........................................      --        --
Risk-free interest rate.....................................      6.7%      5.6%
Expected holding period..................................... 10 years  10 years

  As NRT is not a public company and its stock does not have a trading history, NRT used the Minimal Value option-pricing model as permitted under SFAS No.
123. The Minimal Value option-pricing model does not take into account stock price volatility in the determination of fair value.

15. COMMITMENTS AND CONTINGENCIES

  Litigation--NRT and its subsidiaries are defendants in certain lawsuits involving routine litigation incidental to the businesses in which they are engaged. Based on the opinions of in-house and external counsel, NRT believes that any liability which may result from disposition of these lawsuits will not have a material effect on NRT's consolidated financial position or results of operations.

                       NRT INCORPORATED AND SUBSIDIARIES

16. RELATED-PARTY TRANSACTIONS

  Concurrent with NRT's formation, certain affiliates of Apollo Management, L.P. ("Apollo") acquired all of NRT's outstanding common stock and Series C Preferred Stock and a subsidiary of Cendant acquired all of NRT's outstanding Series A Preferred Stock and Series B Preferred Stock.

  Franchise Agreements--In conjunction with the acquisition of the assets of National Realty Trust, NRT entered into franchise agreements with Coldwell Banker Real Estate Corporation, ERA Franchise Systems, Inc., and Century 21 Real Estate Corporation. On February 9, 1999, NRT entered into new franchise agreements with each of its franchisors, which superseded the existing franchise agreements. Each franchise agreement has a 50-year term and provides for a royalty payment generally equal to 6% of NRT's gross closed commission income earned (with the exception of CENTURY 21(R) offices in Northern California, for which NRT currently pays royalties of 4.89% of gross closed commission income earned, and offices acquired by NRT without Cendant's participation, for which NRT pays a lower royalty rate), plus approximately $167 per month.

  Pursuant to the franchise agreements, NRT is also required to pay an additional royalty of approximately $167 per month. In addition, upon the closing of the Offering, NRT will be required to pay an additional $156 per month. Upon the occurrence of a brokerage acquisition in which Cendant acquires the stock of the acquired brokerage and then sells the assets of such brokerage to NRT in accordance with the Acquisition Cooperation Agreement, NRT will also be required to pay Cendant, in consideration of the stepped-up tax basis received by NRT for such assets, an additional monthly royalty, beginning with the first month after the consummation of such transaction, in an amount equal to one-tenth of the federal income tax payable by Cendant in respect of the gain on the sale of the assets to NRT in such transaction, divided by 12. To date, NRT has not been required to pay Cendant additional royalties as a result of taxes being incurred by Cendant in connection with NRT's brokerage acquisitions. NRT incurred franchise royalties totaling $24,000 for the seven months ended December 31, 1996, $31,500 for the eight months ended August 31, 1997, $26,200 for the four months ended December 31, 1997 and $121,307 for the year ended December 31, 1998, respectively. Since January 1999, NRT has been required to pay an additional monthly royalty up to a maximum additional royalty of $5,000 annually. Upon the closing of the initial public offering of NRT's securities, such royalty will be replaced with an additional monthly royalty equal to 1.1% of NRT's gross commission income, up to a maximum additional royalty of $23,100 per year. In addition, an additional royalty of 0.15% of NRT's total revenue per quarter (up to a total of 20 quarters) is payable for each quarter in which NRT's earnings before interest, income taxes, depreciation and amortization for the preceding twelve month period exceeds $225,000.

  Under the franchise agreements, NRT is required to give Cendant prior notice before opening or acquiring new brokerage offices. If Cendant objects to the opening or acquisition of such new brokerage offices based on a determination that such opening or acquisition would have an adverse impact on other existing Cendant franchisees under the relevant brand, NRT cannot open or acquire the new brokerage offices set forth in its notice. To compensate the franchisors for any actual administrative costs incurred in connection with the acquisition process and for the benefits to be

                       NRT INCORPORATED AND SUBSIDIARIES
received by NRT resulting from newly acquired or opened offices identified by Cendant's franchise sales force, NRT is required to pay the franchisors an initial fee of $7.5 for each office that is acquired in a transaction in which Cendant's franchise sales force is involved ($4.0 if Cendant's franchise sales force is not involved), subject to a maximum of $100 per acquisition. Each acquired office is required to be operated under one of the franchisor's brands, unless such office is closed within one year of its acquisition in accordance with the business plan presented to NRT's Board of Directors and Cendant at the time of acquisition. No initial office fee is payable with respect to newly acquired offices that are closed within one year of their acquisition so long as such offices do not operate under any of the franchisors' brands during such period. NRT has incurred approximately $1,600 in such fees payable to Cendant for new offices opened since August 1997, of which Cendant will provide $1,300 pursuant to the Acquisition Cooperation Agreement.

  The franchise agreements also require NRT to make monthly contributions to national advertising funds maintained by the franchisors for the creation and development of advertising, public relations and promotional programs promoting the franchisors' brands. Under the CENTURY 21(R) and ERA(R) franchise agreements, NRT is required to pay a monthly fee of 2% of NRT's gross commission income and, under the COLDWELL BANKER(R) Franchise Agreement, NRT is required to pay a fee in the amount of 2 1/2% of NRT's gross commission income, subject in each case to certain minimum and maximum advertising fees per brokerage office. In addition, the fees payable under the COLDWELL BANKER(R) franchise agreement are subject to temporary abatement for acquired offices with gross commission income of over $750,000. As a result of the maximum advertising fee limitation, NRT paid an average of 0.33% and 0.27% of its gross commission income to the national advertising funds in 1997 and 1998, respectively. NRT contributed to the franchisors' national advertising funds a total of $1,400 during 1996 (from May 31, 1996), $3,400 during 1997 and $5,467 during 1998.

  The Franchise Agreements also restrict NRT's ability to incur indebtedness (including acquired indebtedness) if such incurrence would cause NRT's pro forma ratio of total indebtedness to operating income before interest, income taxes, depreciation and amortization over the preceding twelve-month period, with certain exclusions, to exceed 2.0 to 1. Once Cendant's additional $1 billion commitment to provide funds in connection with future brokerage acquisitions has been exhausted pursuant to the Acquisition Cooperation Agreement and provided that Cendant has not then committed to provide additional funds in connection with NRT's brokerage acquisitions on substantially similar economic terms, the maximum permitted leverage ratio will be increased to 3.0 to 1 from 2.0 to 1.

  In addition, the Franchise Agreements prohibit NRT from incurring indebtedness to finance the payment of any dividends on its common or preferred stock. NRT is also prohibited from declaring or paying any dividend that is not a regularly scheduled quarterly dividend consistent with past practice which exceeds 20% of NRT's net income for the year in which declared or paid (less any dividends paid during such period) unless NRT's leverage ratio (calculating indebtedness net of cash and cash equivalents) is 1.0 to 1 or less.

                       NRT INCORPORATED AND SUBSIDIARIES

  Lease Agreements--NRT leases its corporate offices from Cendant. The leases expire in September 2002 and have options to extend the term for an additional five years. The landlord is responsible for property tax, maintenance and insurance as well as various ancillary services, including janitorial, security, mail room, and general lobby reception. NRT paid total rentals of $342 for the seven months ended December 31, 1996, $353 for the eight months ended August 31, 1997, $176 for the four months ended December 31, 1997 and $853 for the year ended December 31, 1998. Prior to June 1, 1996, such costs were allocated to NRT from Coldwell Banker based on usage.

  Support Agreement--NRT also has an agreement with Cendant for certain data processing and telecommunication services. The agreement expires in 1999 and can be canceled or terminated by NRT with 90 days' notice. Total costs under this arrangement were $958 for the eight months ended August 31, 1997 and $479 for the four months ended December 31, 1997 and $1,978 for the year ended December 31, 1998.

  Marketing Agreement--NRT has a Marketing Agreement with Cendant Mortgage Corporation ("Cendant Mortgage") which provides for the joint marketing of Cendant's mortgage products through NRT's real estate brokerage offices. The agreement expires in 2037 and is subject to certain termination provisions. Total fees earned by NRT totaled $699 for the four months ended December 31, 1997, and $11,183 for the year ended December 31, 1998.

  Program Outsourcing Agreement--NRT and Cendant have entered into a Program Outsourcing Agreement pursuant to which NRT has appointed Cendant as its exclusive outsourcing agent to negotiate the terms of NRT's participation in
(1) purchasing relationships and programs (including corporate purchasing relationships) with vendors and (2) programs through which NRT markets vendors' products or services to its customers. NRT is generally not permitted to enter into or pursue any purchasing relationships or marketing programs (other than the programs established by Cendant) and is required to refer to Cendant all program opportunities and parties with which NRT would enter into such a relationship.

  NRT has agreed to participate, and to encourage its sales associates to participate, in existing and new programs established by Cendant with vendors, to make such programs available to its employees and sales associates and to provide program training to its sales associates. NRT is not required to participate in: (1) a program if such program does not afford NRT terms at least as advantageous (taken as a whole) as those afforded to any other franchisees of Cendant's real estate brokerage systems; or (2) any new program if NRT is already participating in a program covering a similar good or service to the new program, the term of which has not expired; provided that upon implementation of a new program in which NRT is required to participate, NRT will terminate any program which conflicts with such new program as soon as it is permissible to terminate such program without cost to NRT, or earlier if NRT is directed by Cendant to do so and is reimbursed for such cost. In addition, NRT will not be required to participate in the new program if Cendant reasonably determines that the program does not offer competitive pricing and service relative to NRT's size and compared to any similar program in which NRT participates, or, with respect to marketing programs in which NRT receives buyer leads, listing leads or barter consideration and no other consideration, that such program is reasonably expected to provide the same value to NRT.

                       NRT INCORPORATED AND SUBSIDIARIES

However, NRT will participate in such program if after the program is implemented, Cendant determines that the program is then offering competitive pricing and service relative to NRT's size and compared to any Company program covering a similar good or service.

  Advisory Services Agreement--NRT also has entered into an Advisory Services Agreement with Apollo which requires NRT to pay Apollo $167 monthly for advisory services provided by Apollo. The agreement expires upon the redemption of all of the outstanding 18.00% Series C Cumulative Junior Redeemable Preferred Stock or as mutually agreed upon by NRT and Apollo.

17. FIDUCIARY FUNDS

  The consolidated financial statements do not include the assets and liabilities or activities of various fiduciary funds held by NRT. At December 31, 1998, such funds amounted to approximately $119,188. These funds are comprised primarily of deposits by homebuyers pending close of escrow or transfer of title. NRT is subject to various disclosure and fiduciary duties under certain state laws with which NRT believes it currently complies.

18. LEASES

  Operating Leases--NRT leases certain of its offices and equipment under non-cancelable operating leases.

  Minimum annual rental commitments under non-cancelable operating leases and related sublease rentals are as follows at December 31, 1998:

                                                               Minimum  Sublease
                                                               payments rentals
                                                               --------  ------
Year ending December 31:
  1999........................................................ $ 77,141  $2,345
  2000........................................................   65,087   1,598
  2001........................................................   53,348     877
  2002........................................................   38,677     457
  2001........................................................   24,414     424
  Thereafter..................................................   48,622     716
                                                               --------  ------
    Total..................................................... $307,289  $6,417
                                                               ========  ======

  Rent expense is summarized as follows:

                                                                           Net
                                                         Rent   Sublease  rent
                                                        expense  income  expense
                                                        -------  ------  -------
   Five months ended May 31, 1996...................... $13,433  $2,276  $11,157
   Seven months ended December 31, 1996................  17,093   1,526   15,567
   Eight months ended August 31, 1997..................  23,116   1,926   21,190
   Four months ended December 31, 1997.................  15,663     839   14,824
   Year ended December 31, 1998........................  74,165   2,237   71,928

  In connection with the formation of the Trust, Cendant assumed the liabilities for certain closed office leases. Lease payments net of sublease income for these closed offices amounted to $1,893 for the eight months ended August 31, 1997, $983 for the four months ended December 31, 1997 and $1,196 for the year ended December 31, 1998.

                       NRT INCORPORATED AND SUBSIDIARIES

  NRT leases certain pieces of equipment under capital lease agreements which expire over the next five fiscal years.

  Property under capital leases at December 31, 1998 consists of the following:

      Office equipment................................................. $15,519
      Less accumulated depreciation....................................  (3,668)
                                                                        -------
                                                                        $11,851
                                                                        =======

  Future minimum lease payments under capital leases together with the present value of net minimum lease payments are as follows:

      1999............................................................. $ 5,314
      2000.............................................................   4,021
      2001.............................................................   2,902
      2002.............................................................   1,700
      2003.............................................................     510
                                                                        -------
                                                                         14,447
        Less amount representing interest..............................  (2,344)
                                                                        -------
        Present value of net minimum lease payments.................... $12,103
                                                                        =======

19. SUBSEQUENT EVENTS

  On January 7, 1999, NRT entered into a $50,000 bank credit facility, which was increased to $95,000 on March 31, 1999. Advances made thereunder may be used for NRT's general working capital needs in the ordinary course of business and permitted acquisitions.

  On February 9, 1999, NRT and Cendant entered into the Acquisition Services Agreement, pursuant to which NRT has agreed to provide advisory services to Cendant relating to the identification of potential acquisition candidates, the negotiation of agreements and other services in connection with future brokerage acquisitions by NRT. In exchange for such advisory services, Cendant paid NRT $30,000 as an advance against the fees that are payable to NRT pursuant to a fee schedule attached to the Acquisition Services Agreement, which, among other things, takes into account the size of NRT's future brokerage acquisitions. In no event will Cendant be required to advance additional amounts to NRT in respect of the advisory services. The portion of the advance that is paid but not earned under the Acquisition Services Agreement will be refundable to Cendant in the event that services under the Acquisition Services Agreement are not provided to Cendant. The Acquisition Services Agreement has a ten-year term, unless earlier terminated upon mutual consent of the parties.

  On February 9, 1999, NRT declared a $45,000 cash dividend on its common stock to Apollo, $30,000 of which was paid on February 11, 1999. The remaining $15,000 will be paid prior to the closing of the offering. The unaudited pro forma balance sheet at December 31, 1998 gives effect to the dividend.

                       NRT INCORPORATED AND SUBSIDIARIES

  On February 10, 1999, NRT filed a registration statement on Form S-1 with the Securities and Exchange Commission to effect an initial public offering of its common stock. Under the proposed offering, NRT will offer 9,375,000 shares of common stock and Apollo will offer 4,687,500 shares of its common stock. At December 31, 1998, NRT had recorded $1,041 of costs related to the offering in prepaid expenses and other current assets. Such amounts will be recognized as expenses if the offering is not completed.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of the Jon Douglas Companies:

  We have audited the accompanying combined statements of operations, shareholders' deficit and cash flows of Jon Douglas Company (a California corporation), San Vicente Escrow Company (a California corporation), Equity Title Company (a California corporation), Douglas Referral Associates (a California corporation) and Jon Douglas Financial (a California corporation) (collectively, the "Jon Douglas Companies" or "Predecessor"), all of which are under common ownership and common management, for the period January 1, 1995 through November 14, 1995. These combined financial statements are the responsibility of the Jon Douglas Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of operations, shareholders' deficit and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of operations, shareholders' deficit and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of operations, shareholders' deficit and cash flows. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined statements of operations, shareholders' deficit and cash flows referred to above present fairly, in all material respects, the combined results of operations and combined cash flows of the Jon Douglas Companies for the period January 1, 1995 through November 14, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Costa Mesa, California
July 10, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Jon Douglas Real Estate Services Group, Inc.:

  We have audited the accompanying consolidated statements of operations, shareholders' deficit and cash flows of Jon Douglas Real Estate Services Group, Inc., a Delaware corporation (the "Company"), for the year ended December 31, 1996 and the period from November 15, 1995 to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated statements of operations, shareholders' deficit and cash flows referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Jon Douglas Real Estate Services Group, Inc. for the year ended December 31, 1996 and the period from November 15, 1995 to December 31, 1995 in conformity with generally accepted accounting principles.

Arthur Andersen LLP
Los Angeles, California
March 19, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Jon Douglas Real Estate Services Group, Inc.:

  We have audited the accompanying consolidated statements of operations, shareholders' deficit and cash flows of Jon Douglas Real Estate Services Group, Inc., a Delaware corporation (the "Company"), for the nine months ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of operations, shareholders' deficit and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of operations, shareholders' deficit and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated statements of operations, shareholders' deficit and cash flows. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated statements of operations, shareholders' deficit and cash flows referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Jon Douglas Real Estate Services Group, Inc. for the nine months ended September 30, 1997 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Costa Mesa, California
July 10, 1998

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                        Predecessor
                                                                        ------------
                                                                        Jon Douglas
                                                                         Companies
                                                                        ------------ November 15,
                                                                         January 1,  1995 (date of               Nine months
                                                                          1995 to     merger) to    Year ended      ended
                                                                        November 14, December 31,  December 31, September 30,
                                                                            1995         1995          1996         1997
                                                                        ------------ ------------- ------------ -------------
REVENUES...............................................................   $80,579       $29,700      $269,875     $234,914
COSTS AND EXPENSES:
  Commissions and fees.................................................    48,848        19,623       178,121      156,346
  Compensation and benefits............................................    15,212         3,647        31,736       26,007
  Rent (Notes 4 and 6).................................................     5,644         2,230        14,207       11,064
  Advertising and marketing............................................     2,608           871         6,808        5,015
  Legal (Note 6).......................................................     2,375         1,098         2,037        4,454
  General and administrative...........................................     6,772         2,172        16,951       14,361
  Franchise fees and other expenses (Note 4)...........................                     230         3,656        3,090
  Depreciation and amortization........................................     1,235           523         3,455        2,421
  Merger costs and severence payments (Note 7).........................                                             12,089
                                                                          -------       -------      --------     --------
  Total costs and expenses.............................................    82,694        30,394       256,971      234,847
                                                                          -------       -------      --------     --------
OPERATING (LOSS) INCOME................................................    (2,115)         (694)       12,904           67
INTEREST EXPENSE.......................................................      (640)         (483)       (3,629)      (2,297)
                                                                          -------       -------      --------     --------
(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES........................    (2,755)       (1,177)        9,275       (2,230)
PROVISION FOR INCOME TAXES (Note 3)....................................         4             5         2,092          751
                                                                          -------       -------      --------     --------
NET (LOSS) INCOME......................................................   $(2,759)      $(1,182)     $  7,183     $ (2,981)
--------------------------------------------------
                                                                          =======       =======      ========     ========


                See notes to consolidated financial statements.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                                 (in thousands)

                                  Common shares Additional
                                  -------------  paid-in   Accumulated
                                  Shares Amount  capital     deficit    Total
                                  ------ ------ ---------- ----------- --------
Predecessor: Jon Douglas
 Companies
BALANCE, January 1, 1995........     55   $754     $453     $ (5,101)  $ (3,894)
 Dividends paid.................                                (930)      (930)
 Net loss for the period January
  1, 1995 to November 14, 1995..                              (2,759)    (2,759)
                                  -----   ----     ----     --------   --------
BALANCE, November 14, 1995......     55    754      453       (8,790)    (7,583)
Jon Douglas Real Estate Services
 Group, Inc.:
Capital formation and merger
 adjustments....................    945   (744)     (11)     (18,337)   (19,092)
                                  -----   ----     ----     --------   --------
BALANCE, November 15, 1995......  1,000     10      442      (27,127)   (26,675)
 Net loss for the period
  November 15, 1995 (date of
  merger) to December 31, 1995..                              (1,182)    (1,182)
                                  -----   ----     ----     --------   --------
BALANCE, December 31, 1995......  1,000     10      442      (28,309)   (27,857)
 Net income.....................                               7,183      7,183
                                  -----   ----     ----     --------   --------
BALANCE, December 31, 1996......  1,000     10      442      (21,126)   (20,674)
 Net loss.......................                              (2,981)    (2,981)
                                  -----   ----     ----     --------   --------
BALANCE, September 30, 1997.....  1,000   $ 10     $442     $(24,107)  $(23,655)
                                  =====   ====     ====     ========   ========


                See notes to consolidated financial statements.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                        Predecessor
                                                                        ------------
                                                                        Jon Douglas
                                                                         Companies
                                                                        ------------ November 15,
                                                                         January 1,  1995 (date of               Nine months
                                                                          1995 to     merger) to    Year ended      ended
                                                                        November 14, December 31,  December 31, September 30,
                                                                            1995         1995          1996         1997
                                                                        ------------ ------------- ------------ -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income......................................................   $(2,759)      $(1,182)     $ 7,183       $(2,981)
Adjustments to reconcile net (loss) income to net cash (used in)
 provided by operating activities:
  Depreciation and amortization........................................     1,235           523        3,455         2,421
  Write-off of deferred costs..........................................                                              1,187
  Write-off of other assets............................................                                                326
  Change in certain assets and liabilities:
    Restricted cash....................................................       106                        (73)          (45)
    Commissions receivable.............................................      (217)          115          (13)          135
    Notes and other receivables, net...................................      (375)          585       (1,267)         (221)
    Prepaid expenses and other.........................................      (121)         (667)         275           223
    Other assets.......................................................      (411)          166         (117)          153
    Deferred tax asset.................................................                                 (867)
    Accounts payable and accrued expenses..............................       669           501        1,459         5,497
    Accrued office closure costs.......................................     1,367          (220)      (1,695)          250
    Deferred indemnity fees............................................       132          (226)        (872)        1,154
    Claims liability...................................................                     422       (1,908)        2,436
    Other liabilities..................................................       (24)         (752)         360            56
    Deferred tax liability.............................................                                   41
                                                                          -------       -------      -------       -------
      Net cash (used in) provided by operating activities..............      (398)         (735)       5,961        10,591
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and leasehold improvements......................      (462)         (121)      (2,500)       (1,429)
Additions to deferred costs............................................                                  (88)
                                                                          -------       -------      -------       -------
      Net cash used in investing activities............................      (462)         (121)      (2,588)       (1,429)
CASH FLOWS FROM FINANCING ACTIVITIES:
Release of restricted cash.............................................                      56
Borrowings from notes payable..........................................     2,614
Repayments of notes payable............................................      (900)          (43)      (1,511)       (5,936)
Dividends paid.........................................................      (930)
                                                                          -------       -------      -------       -------
      Net cash provided by (used in) financing activities..............       784            13       (1,511)       (5,936)
                                                                          -------       -------      -------       -------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...................       (76)         (843)       1,862         3,226
CASH AND CASH EQUIVALENTS, beginning of period.........................     4,591         4,283        3,440         5,302
                                                                          -------       -------      -------       -------
CASH AND CASH EQUIVALENTS, end of period...............................   $ 4,515       $ 3,440      $ 5,302       $ 8,528
                                                                          =======       =======      =======       =======
SUPPLEMENTAL DISCLOSURE--
  Cash paid during the year for:
    Interest...........................................................   $   637       $   --       $ 3,562       $ 2,732
                                                                          =======       =======      =======       =======
    Income tax.........................................................   $    76       $   --       $ 3,666       $ 2,279
--------------------------------------------------
                                                                          =======       =======      =======       =======

                See notes to consolidated financial statements.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1. ORGANIZATION AND BASIS OF PRESENTATION

  On November 15, 1995, Jon Douglas Real Estate Services Group, Inc. (the "Company") was formed for the purpose of merging the Jon Douglas Company and certain of its affiliates (collectively, the "Jon Douglas Companies" or "Predecessor") with Prudential California Realty and certain of its affiliates (collectively, the "Prudential Companies"). The Company accounted for the transaction using the historical cost amounts of the Jon Douglas Companies and the Prudential Companies (carryover basis). The acquisition of minority interests was accounted for as a purchase, with the excess acquisition cost being assigned to goodwill.

  In February 1996, Jon Douglas Financial (a wholly owned subsidiary of the Company) was merged into Hamera Corp. ("Hamera"), with Hamera as the surviving corporation. In connection with this merger, the Company became the owner of 100% of the issued and outstanding stock of the post-merger Hamera (Note 4).

  The accompanying consolidated financial statements present the operations of the Company for the period November 15, 1995 (date of merger) to December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1997 and its Predecessor for the period January 1, 1995 to November 14, 1995. The Jon Douglas Companies' financial statements are presented for the period January 1, 1995 to November 14, 1995, the date prior to the merger with the Prudential Companies (the "Merger"). The Company's financial statements are presented from the date of the Merger through its sale of operations to NRT Incorporated (Note 7). Because of merger adjustments recorded by the Company and its Predecessor, the accompanying consolidated financial statements of the Company are not directly comparable to those of its Predecessor.

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

  The Company--The Company is primarily engaged in the business of providing residential real estate brokerage, title, mortgage, escrow, information and other real estate related services throughout California.

  Principles of Consolidation--The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles and include the accounts of the Company and its wholly owned subsidiaries, including: Jon Douglas Company, a California corporation; West Coast Escrow Company, a California corporation (formerly San Vicente Escrow Company); Equity Title Company, a California corporation; Douglas Referral Associates, a California corporation; and Jon Douglas Financial, a California corporation (including comparable operations of its predecessor). See "Organization and Basis of Presentation" above. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition--Real estate commission revenues and the related commission expenses earned by agents are recognized upon the close of escrow or transfer of title.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

  Escrow and loan fees are recognized as income at the close of escrow.

  Title premium fees are recognized as income in the period the title policy is issued. A liability for estimated claim costs relating to title insurance policies issued is recorded when premium revenue is recognized and is based on prior experience.

  Depreciation and Amortization--Depreciation on furniture and equipment is computed using the straight-line method over the estimated useful lives ranging from two to seven years. Amortization on leasehold improvements is computed using the straight-line method over the shorter of the term of the leases, excluding options to renew, or their estimated useful lives.

  Deferred Costs--Deferred costs represent costs incurred in financing and are amortized over the term of the related debt.

  Amortization of Intangibles--Franchise costs are amortized over eight years (the initial term of the franchise agreement) (Note 6) and goodwill is amortized over 20 years. In addition, loan fees are amortized using the effective interest method over the lives of the respective loans.

  The Company periodically assesses whether there has been an impairment in the value of goodwill and other intangible assets by considering factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other economic factors.

  Income Taxes--The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The Jon Douglas Companies operated as S corporations during the period January 1, 1995 to November 14, 1995. Accordingly, no provision for federal income tax was made during the period.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications--Certain reclassifications have been made to the 1995 and 1996 amounts to conform to the 1997 presentation.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

3. INCOME TAXES

  The provision (benefit) for income taxes includes the following:

                                                                        Predecessor
                                                                        ------------
                                                                        Jon Douglas
                                                                         Companies
                                                                        ------------ November 15,
                                                                         January 1,  1995 (date of               Nine months
                                                                          1995 to     merger) to    Year ended      ended
                                                                        November 14, December 31,  December 31, September 30,
                                                                            1995         1995          1996         1997
                                                                        ------------ ------------- ------------ -------------
   Federal:
     Current...........................................................     $             $           $2,151        $ --
     Deferred..........................................................                                  737         (702)
     Change in valuation allowance.....................................                               (1,563)       1,453
                                                                            ---           ---         ------        -----
                                                                                                       1,325          751
   State:
     Current...........................................................       4             5            767          --
     Deferred..........................................................                                                 6
     Change in valuation allowance.....................................                                                (6)
                                                                            ---           ---         ------        -----
                                                                            $ 4           $ 5         $2,092        $ 751
   --------------------------------------------------
                                                                            ===           ===         ======        =====

  The reconciliation of (loss) income before provision for income taxes at the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                                                        Predecessor
                                                                        ------------
                                                                        Jon Douglas
                                                                         Companies
                                                                        ------------ November 15,
                                                                         January 1,  1995 (date of               Nine months
                                                                          1995 to     merger) to    Year ended      ended
                                                                        November 14, December 31,  December 31, September 30,
                                                                            1995         1995          1996         1997
                                                                        ------------ ------------- ------------ -------------
   Net pre-tax (loss) income at statutory federal rate.................     --           (34.0)%       34.0%        (34.0)%
   State income taxes, net of federal benefit..........................     0.2%         (42.1)         5.4
   Change in valuation allowance.......................................     --            76.5        (16.8)%        65.2
   Other...............................................................     --                                        2.5
                                                                            ---          -----        -----         -----
   --------------------------------------------------                       0.2%           0.4%        22.6%         33.7%
                                                                            ===          =====        =====         =====

  The increase in the valuation allowance during the nine months ended September 30, 1997 is due to the inability of the Company to realize any of the tax benefit arising from the net operating loss sustained during the period.

  The Jon Douglas Companies operated as Subchapter S corporations during the period January 1, 1995 to November 14, 1995. As such, the Jon Douglas Companies were not liable for federal income taxes, and accordingly, no provision for federal income taxes was made during the period.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

4. RELATED PARTY TRANSACTIONS

  An affiliate of one of the Company's shareholders monitored its investment in the Company, pursuant to an Investment Monitoring Agreement, for an annual fee of $300. The investment monitoring fee amounted to $38, $300 and $225 for the period November 15, 1995 (date of merger) to December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. In connection with the merger of the Company with PRGI, the Investment Monitoring Agreement was terminated.

  The Company leases certain office facilities from entities in which shareholders of the Company have a financial interest. The rental payments to these affiliated entities amounted to $236, $392, $510 and $440 during the period January 1, 1995 to November 14, 1995, the period November 15, 1995 (date of merger) to December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

  In connection with the merger of Hamera, the Company issued irrevocable stock options to certain former shareholders of Hamera which entitle them to purchase up to 25% of the outstanding shares (subject to adjustment) of Hamera for a nominal amount. In addition, Hamera agreed to make payments to certain former shareholders based upon operating cash flow, as defined. During 1996 and 1997, Hamera paid approximately $365 and $475 to these former shareholders, which is included in other expenses in the accompanying consolidated statements of operations.

5. EMPLOYEE BENEFIT PLAN

  The Company adopted the Prudential employee benefit plan (the "Plan"), a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. During 1995, 1996 and the nine months ended September 30, 1997, the Company did not authorize any contributions to the Plan. In connection with the merger of the Company with PRGI, the Plan was terminated.

6. COMMITMENTS AND CONTINGENCIES

  The Company had a claims management plan whereby, for an annual fee, independent real estate agents who worked out of the Company's offices were offered indemnification for claims filed against the Company and the real estate sales agents within the covered period. The fees collected from the agents for this indemnification were deferred and offset against legal expenses ratably over the term of the covered period (one year). During the period January 1, 1995 to November 14, 1995, the period November 15, 1995 (date of merger) to December 31, 1995, the year ended December 31, 1996 and the nine-month period ended September 30, 1997, fees of $1,197, $219, $2,622 and $2,080, respectively, were recognized and recorded as a reduction of legal expense.

  In accordance with a franchise agreement (the "Franchise Agreement"), prior to the PRGI transaction the Company paid to Prudential Real Estate Affiliates, Inc. ("PREA") a franchise fee

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

based on 1.14% of gross sales, as defined, and an advertising fee. In addition, during 1996, certain PREA affiliates paid to the Company a management fee in connection with this franchise agreement. The Franchise Agreement ceased effective with the merger of the Company with PRGI (Note 7).

  Equity Title Company had an agreement which expired in 1998 with an insurance company whereby Equity Title was authorized to issue title insurance policies on behalf of the insurance company. Equity Title pays a percentage of gross title premiums to the insurance company and was responsible for up to $5,000 of any losses incurred in connection with each policy issued. In addition, Equity Title has a title plant agreement, expiring in 2000, with an insurance company whereby Equity Title rents the title plant for a percentage of gross title premiums. Because both the underwriting and plant costs are directly related to Equity Title's revenues, the future fixed commitments under these agreements cannot be determined.

  Certain key executives entered into annual employment contracts with the Company which guarantee a minimum annual base salary with incentive bonus compensation based on achieving certain financial performance targets. In connection with the merger of the Company with PRGI, such employment contracts were terminated (Note 7).

  As part of the consideration for a partial forgiveness of the Prudential Companies' debt prior to the Merger, the Company agreed to a contingent payment obligation ("CPO") equal to 10% of the Company's equity value, as defined, less $20,000 upon the occurrence of certain events, including the sale of all or substantially all of the Company's assets. In connection with the merger of the Company with PRGI, the Company paid $1,000 to satisfy the CPO (Note 7).

  The Company leases various properties under operating leases with terms ranging from one to eight years. Aggregate future minimum payments of such leases at September 30, 1997 are as follows:

Year ending September 30:
  1998.................................................................. $ 9,189
  1999..................................................................   8,460
  2000..................................................................   6,173
  2001..................................................................   4,450
  2002..................................................................   2,908
  Thereafter............................................................   2,834
                                                                         -------
      Total............................................................. $34,014
                                                                         =======

  The Company incurred rental expenses of $5,644, $2,230, $14,207 and $11,064 during the period January 1, 1995 to November 14, 1995, the period November 15, 1995 (date of merger) to December 31, 1995, the year ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively.

                  JON DOUGLAS REAL ESTATE SERVICES GROUP, INC.

7. SUBSEQUENT EVENT

  In September 1997, the Company merged with and into Property Resources Group, Inc. ("PRGI"), a wholly owned subsidiary of Cendant Corporation, with the Company being the surviving entity. Subsequent to the merger with PRGI, certain of the Company's assets were acquired and certain liabilities assumed by NRT Incorporated. Effective October 1, 1997, the Company's results of operations were included in NRT Incorporated's consolidated financial statements.

  In connection with the merger of the Company with PRGI, the Company recorded certain merger-related expenses primarily related to employee severance payments and termination fees associated with the early termination of contractual obligations.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Cornish & Carey Residential, Inc.
San Mateo, California

  We have audited the accompanying statements of operations, shareholders' equity and cash flows of Cornish & Carey Residential, Inc. (the "Company") for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations, shareholders' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations, shareholders' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of operations, shareholders' equity and cash flows. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the statements of operations, shareholders' equity and cash flows referred to above, present fairly, in all material respects, the results of operations and cash flows of Cornish & Carey Residential, Inc. for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
San Francisco, California
June 19, 1998

                       CORNISH & CAREY RESIDENTIAL, INC.

                            STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996
      AND THE SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997 (UNAUDITED)

                                                         Six Months Ended
                                                      ------------------------
                                                       June 30,     June 30,
                                                         1996         1997
                               1995         1996      (Unaudited)  (Unaudited)
                            -----------  -----------  -----------  -----------
REVENUES:
  Real estate commissions.. $61,562,247  $81,820,650  $39,517,342  $44,401,437
  Agent fees...............   1,391,069    1,367,899      580,837      590,172
  Other revenues...........         932      226,187      126,216      275,909
                            -----------  -----------  -----------  -----------
    Total revenues.........  62,954,248   83,414,736   40,224,597   45,267,518
                            -----------  -----------  -----------  -----------
EXPENSES:
  Commissions and
   referrals...............  42,017,224   57,045,512   27,048,177   31,396,761
  Salaries and related
   expenses................   8,137,527   11,093,363    5,280,452    4,603,704
  Facilities and related
   expenses (Note 2).......   4,487,478    4,979,577    2,463,805    2,343,613
  Advertising and
   promotion...............   3,051,250    3,238,123    1,678,574    1,674,129
  Professional fees and
   settlement costs........   1,349,873    1,621,444      701,414      332,048
  Depreciation and
   amortization............     978,237    1,177,323      541,910      653,563
  General and
   administrative..........   1,931,709    1,889,358      428,860    1,040,709
                            -----------  -----------  -----------  -----------
    Total expenses.........  61,953,298   81,044,700   38,703,192   42,044,527
                            -----------  -----------  -----------  -----------
INCOME FROM OPERATIONS.....   1,000,950    2,370,036    1,521,405    3,222,991
OTHER INCOME (EXPENSE):
  Interest income..........      32,171      135,717       32,780       73,413
  Interest expense.........    (102,092)    (117,200)     (58,035)     (37,412)
  Other income.............     178,049      153,285          --        94,092
  Other expense (Note 6)...    (489,205)    (199,834)    (108,144)      (4,403)
                            -----------  -----------  -----------  -----------
    Total other income
     (expense).............    (381,077)     (28,032)    (133,399)     125,690
                            -----------  -----------  -----------  -----------
INCOME BEFORE INCOME TAX
 PROVISION.................     619,873    2,342,004    1,388,006    3,348,681
INCOME TAX PROVISION (Note
 3)........................     284,842      958,422      567,077    1,372,357
                            -----------  -----------  -----------  -----------
NET INCOME................. $   335,031  $ 1,383,582  $   820,929  $ 1,976,324
                            ===========  ===========  ===========  ===========


                       See notes to financial statements.

                       CORNISH & CAREY RESIDENTIAL, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1995 AND 1996
               AND THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)

                                   Common Stock                      Total
                                 -----------------   Retained    Shareholders'
                                 Shares   Amount     Earnings       Equity
                                 ------  ---------  -----------  -------------
BALANCE, January 1, 1995........ 3,648   $ 693,199  $ 2,288,564   $ 2,981,763
Repurchase and retirement of
 common stock (Note 5)..........  (730)   (138,716)    (861,284)   (1,000,000)
Net income......................                        335,031       335,031
                                 -----   ---------  -----------   -----------
BALANCE, December 31, 1995...... 2,918     554,483    1,762,311     2,316,794
Dividends paid..................                       (300,000)     (300,000)
Net income......................                      1,383,582     1,383,582
                                 -----   ---------  -----------   -----------
BALANCE, December 31, 1996...... 2,918     554,483    2,845,893     3,400,376
Dividends paid (unaudited)......                     (1,052,210)   (1,052,210)
Net income (unaudited)..........                      1,976,324     1,976,324
                                 -----   ---------  -----------   -----------
BALANCE, June 30, 1997
 (unaudited).................... 2,918   $ 554,483  $ 3,770,007   $ 4,324,490
                                 =====   =========  ===========   ===========



                       See notes to financial statements.

                       CORNISH & CAREY RESIDENTIAL, INC.

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996
      AND THE SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997 (UNAUDITED)

                                                          Six Months Ended
                                                       ------------------------
                                                        June 30,     June 30,
                                                          1996         1997
                                1995         1996      (Unaudited)  (Unaudited)
                             -----------  -----------  -----------  -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income................ $   335,031  $ 1,383,582  $  820,929   $ 1,976,324
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation and
     amortization...........     978,237    1,177,323     541,910       653,563
    Provision for deferred
     income taxes...........     221,000      (87,000)    (52,000)       26,000
    Loss on sale of fixed
     assets.................       3,310       69,155       4,137         4,403
    Loss on disposition of
     fixed assets included
     in loss on office
     closures...............                   41,719      41,719
    Loss on sale of land and
     real property held for
     resale.................      31,819
    Gain on investment in
     partnerships...........     (25,364)
    Change in operating
     assets and liabilities:
      Receivables...........    (184,303)    (150,693)   (920,494)     (263,489)
      Refundable income
       taxes................     (88,000)     110,000
      Prepaid expenses......     422,840     (104,654)   ( 79,650)      (29,325)
      Refundable deposits...      (3,553)        (254)   (141,401)     (181,965)
      Accounts payable......     (21,908)   1,151,673   1,671,251      (308,705)
      Accrued expenses......     150,953      359,585     915,558       533,297
                             -----------  -----------  ----------   -----------
        Net cash provided by
         operating
         activities.........   1,820,062    3,950,436   2,801,959     2,410,103
                             -----------  -----------  ----------   -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Investment in
   partnership..............                  (33,844)                    5,052
  Proceeds from investment
   in partnership...........     126,230
  Proceeds from sale of land
   and real property held
   for sale.................     253,181
  Principal payments
   received on notes
   receivable...............      36,125      177,538     106,246
  Issuance of notes
   receivable...............    (264,937)    (112,245)    (97,455)       (9,810)
  Proceeds from disposition
   of fixed assets..........       7,709        8,141       8,141        55,604
  Purchase of fixed assets..  (1,876,031)  (1,744,333)   (617,609)     (309,093)
                             -----------  -----------  ----------   -----------
        Net cash used in
         investing
         activities.........  (1,717,723)  (1,704,743)   (602,677)     (258,247)
                             -----------  -----------  ----------   -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Principal payments on
   long-term debt...........    (571,399)    (877,995)   (295,043)     (269,486)
  Proceeds from long-term
   debt.....................     666,412      500,296     500,296
  Dividend paid.............                 (300,000)        --     (1,052,210)
  Repurchase of common
   stock....................    (400,000)
                             -----------  -----------  ----------   -----------
        Net cash (used in)
         provided by
         financing
         activities.........    (304,987)    (677,699)    205,253    (1,321,696)
                             -----------  -----------  ----------   -----------
(DECREASE) INCREASE IN CASH
 AND EQUIVALENTS............    (202,648)   1,567,994   2,404,535       830,160
CASH AND CASH EQUIVALENTS,
 Beginning of year..........   1,426,339    1,223,691   1,223,691     2,791,685
                             -----------  -----------  ----------   -----------
CASH AND CASH EQUIVALENTS,
 End of year................ $ 1,223,691  $ 2,791,685  $3,628,226   $ 3,621,845
                             ===========  ===========  ==========   ===========
SUPPLEMENTAL CASH FLOW
 INFORMATION:
  Interest paid............. $   102,000  $   117,000  $   58,000   $    37,000
                             ===========  ===========  ==========   ===========
  Income taxes paid......... $   185,000  $    93,000  $   45,000   $   872,000
                             ===========  ===========  ==========   ===========
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES:
  Notes payable issued in
   repurchase of common
   stock.................... $   600,000  $       --   $      --    $       --
                             ===========  ===========  ==========   ===========
  Notes payable issued in
   acquisition of fixed
   assets................... $    82,407  $       --   $      --    $       --
                             ===========  ===========  ==========   ===========

                       See notes to financial statements.

                       CORNISH & CAREY RESIDENTIAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1995 AND 1996
      AND THE SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1997 (UNAUDITED)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business--Cornish & Carey Residential, Inc. (the "Company") provides real estate marketing and brokerage services related to residential properties. The Company provides these services from 23 separate offices located in Northern California. In 1996, the Company also began licensing its name to other high-end residential real estate brokerages in the Bay Area.

  During September 1997, certain of the Company's assets were acquired and certain liabilities were assumed by NRT Incorporated.

  Revenue Recognition--Commissions are recognized upon the close of escrow. Fees paid by agents are recognized as supporting services are rendered to agents.

  Depreciation and Amortization--Depreciation is computed using the straight-line method over estimated useful lives of three to seven years.

  Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or the estimated useful life of the assets.

  Commission and Referral Expenses--Commission expenses are recorded upon the close of escrow. Referral expenses are recorded as services are performed.

  Cash and Cash Equivalents--For purposes of the statement of cash flows, the Company considers all highly-liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  The Company routinely maintains cash deposits with a major financial institution. Such deposits exceed the $100,000 limit insured by the Federal Deposit Insurance Corporation.

  Advertising Costs--Costs associated with the production of advertising, such as writing copy, printing, and other costs, are charged to expense when incurred. Costs associated with communicating advertising that has been produced, such as newspaper and billboard space, are charged to expense as services are received.

  Income Taxes--The Company uses the liability method to account for income taxes. Deferred income tax assets and liabilities result when the Company's carrying value for assets and liabilities for income tax purposes is different from the amount on its financial statements. Deferred income taxes result principally from depreciation, franchise tax expense, and reserves recorded for financial statement purposes which are not deductible for income tax purposes until realized.

                       CORNISH & CAREY RESIDENTIAL, INC.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Unaudited Information--The financial information with respect to the six-months ended June 30, 1996 and June 30, 1997 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the six-months ended June 30, 1996 and June 30, 1997 are not necessarily indicative of the results to be expected for the full year.

2. COMMITMENTS AND CONTINGENCIES

  Lease Commitments--The Company leases its office facilities under operating lease agreements. Rent expense in 1995 and 1996 was approximately $3,394,000 and $3,652,000, respectively. Rent expense during the six-months ended June 30, 1996 and June 30, 1997 (unaudited) was $1,861,000 and $1,720,000, respectively.

  At June 30, 1997 (unaudited), future minimum operating lease payments are approximately:

   Year ending June 30 (unaudited):
     1998.......................................................... $ 2,713,152
     1999..........................................................   1,984,199
     2000..........................................................   1,305,648
     2001..........................................................     880,888
     2002..........................................................     621,528
     Thereafter....................................................   3,323,004
                                                                    -----------
   Total........................................................... $10,828,419
                                                                    ===========

  The Company leased certain of its office facilities from a related party in 1995. Rent paid for these facilities in 1995 was approximately $434,000. As of November 1995, the lessor is no longer considered a related party.

  Contingencies--The Company is involved in certain legal actions and claims arising in the ordinary course of its business. While the Company believes many of these claims are without merit, from time to time it will settle matters to avoid the cost of litigation. During 1995 and 1996, the Company settled several matters for aggregate payments of approximately $482,000 and $415,000, respectively. Settlement payments during the six months ended June 30, 1996 and June 30, 1997 (unaudited) were approximately $269,000 and $100,000, respectively. In addition, the Company provides reserves against matters that are still pending, when it believes it is appropriate to do so. With respect to all known unsealed actions and claims, the Company believes they will be resolved without material effect on the Company's financial position or results of operations and cash flows.

                       CORNISH & CAREY RESIDENTIAL, INC.

3. INCOME TAXES

  The provision for income taxes consists of the following:

                                                           Six Months Ended
                                                        -----------------------
                                                         June 30,    June 30,
                              December 31, December 31,    1996        1997
                                  1995         1996     (Unaudited) (Unaudited)
                              ------------ ------------ ----------- -----------
   Current:
     Federal.................   $ 57,889    $  814,703   $482,840   $1,138,739
     State...................      5,953       230,719    136,237      207,618
                                --------    ----------   --------   ----------
       Total.................     63,842     1,045,422    619,077    1,346,357
                                --------    ----------   --------   ----------
   Deferred:
     Federal.................    166,000       (86,000)   (51,000)      22,000
     State...................     55,000        (1,000)    (1,000)       4,000
                                --------    ----------   --------   ----------
       Total.................    221,000       (87,000)   (52,000)      26,000
                                --------    ----------   --------   ----------
   Total.....................   $284,842    $  958,422   $567,077   $1,372,357
                                ========    ==========   ========   ==========

  The reconciliation between the Company's effective tax rate and the statutory federal income tax rate is as follows:

                                                           Six Months Ended
                                                        -----------------------
                                                         June 30,    June 30,
                              December 31, December 31,    1996        1997
                                  1995         1996     (Unaudited) (Unaudited)
                              ------------ ------------ ----------- -----------
   Statutory federal income
    tax rate................      34.0%        34.0%       34.0%       34.0%
   State income taxes, net
    of federal tax benefit..       6.2          6.2         6.2         6.2
   Nondeductible
    entertainment and
    officers' life
    insurance...............       3.5          0.7         0.7         0.4
   Tax-exempt dividend
    income..................      (1.1)        (0.5)       (0.4)
   Other....................       3.4          0.5         0.4         0.4
                                  ----         ----        ----        ----
   Total....................      46.0%        40.9%       40.9%       41.0%
                                  ====         ====        ====        ====

4. PENSION PLAN

  The Company had a defined contribution pension plan (401(k) plan). All employees over the age of 21 who completed at least one year of service were eligible to participate. Participants could elect to have amounts deducted from their compensation and contributed to the 401(k) plan up to the limit allowed by applicable laws. All such contributions were fully vested to the employee. While the Company was not required to make contributions to the 401(k) plan, it had accrued a $35,000 and $30,000 contribution for 1995 and 1996, respectively. For the six months ended June 30, 1996 and 1997, the Company had accrued $15,000 and $15,000, respectively. Subsequent to the acquisition (Note 1), the plan was terminated.

5. RELATED-PARTY TRANSACTIONS

  During 1995, the Company repurchased and retired capital stock from a shareholder. The Company purchased the shares for $1,000,000 ($400,000 in cash and $600,000 in a note).

                       CORNISH & CAREY RESIDENTIAL, INC.

6. INVESTMENT IN MARKETING VENTURE

  During 1995, the Company purchased the operating rights to certain specialized computer software to enhance its residential home marketing efforts. Because of the developer's inability to continue supporting and maintaining the software, the Company abandoned these assets in October 1995. The total costs written off related to these assets amount to approximately $406,000 and are included in other expense in the accompanying statements of operations.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of Contempo Realty, Inc.
Contempo Relocation, Inc.
and
To the Partners of Blossom Valley Partnership
Morgan Hill Partnership
Bascom Partnership

  We have audited the accompanying combined statements of operations, owners' equity and cash flows of Contempo Realty, Inc., Contempo Relocation, Inc. and the Blossom Valley, Morgan Hill and Bascom general partnerships, which are under common ownership and common management, for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of the companies and partnerships. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of operations, owners' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of operations, owners' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of operations, owners' equity and cash flows. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined statements of operations, owners' equity and cash flows present fairly, in all material respects, the combined results of operations of the companies and partnerships referred to above and their combined cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
San Francisco, California
June 26, 1998

                                CONTEMPO REALTY

                       COMBINED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                               1994        1995        1996
                                            ----------- ----------- -----------
REVENUE:
  Commission income........................ $34,615,265 $36,807,848 $54,333,863
  Other revenues...........................   2,325,102   3,102,626   2,033,736
                                            ----------- ----------- -----------
    Total..................................  36,940,367  39,910,474  56,367,599
EXPENSES:
  Commission and referral fees.............  26,805,532  29,193,097  42,592,573
  Salaries and related expenses............   2,338,300   2,514,483   4,004,671
  Facilities and related expenses..........   2,206,076   2,215,809   2,558,936
  Advertising and promotion................   1,214,832   1,216,675   1,117,804
  Depreciation and amortization............     372,946     498,478     499,059
  General and administrative...............   3,438,423   3,203,931   3,452,880
                                            ----------- ----------- -----------
    Total..................................  36,376,109  38,842,473  54,225,923
                                            ----------- ----------- -----------
INCOME FROM OPERATIONS.....................     564,258   1,068,001   2,141,676
OTHER INCOME...............................      74,725     107,264      51,361
                                            ----------- ----------- -----------
INCOME BEFORE INCOME TAX PROVISION.........     638,983   1,175,265   2,193,037
PROVISION FOR INCOME TAX (Note 2)..........      12,902     219,599     433,660
                                            ----------- ----------- -----------
NET INCOME................................. $   626,081 $   955,666 $ 1,759,377
                                            =========== =========== ===========


            See accompanying notes to combined financial statements.

                                CONTEMPO REALTY

                     COMBINED STATEMENTS OF OWNERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                            Shareholders' Equity
                                          ------------------------
                                           Common Stock               Total
                              Partners'   --------------- Retained   Owners'
                                Equity    Shares  Amount  Earnings    Equity
                              ----------  ------ -------- --------  ----------
BALANCE, JANUARY 1, 1994..... $  170,189  32,061 $325,911 $151,815  $  647,915
CASH DISTRIBUTIONS...........   (758,849)                             (758,849)
NET INCOME (LOSS)............    643,863                   (17,782)    626,081
                              ----------  ------ -------- --------  ----------
BALANCE, DECEMBER 31, 1994...     55,203  32,061  325,911  134,033     515,147
CASH DISTRIBUTIONS...........   (515,859)                             (515,859)
NET INCOME...................    766,708                   188,958     955,666
                              ----------  ------ -------- --------  ----------
BALANCE, DECEMBER 31, 1995...    306,052  32,061  325,911  322,991     954,954
CASH DISTRIBUTIONS...........   (920,632)                             (920,632)
NET INCOME...................  1,276,439                   482,938   1,759,377
                              ----------  ------ -------- --------  ----------
BALANCE, DECEMBER 31, 1996... $  661,859  32,061 $325,911 $805,929  $1,793,699
                              ==========  ====== ======== ========  ==========


            See accompanying notes to combined financial statements.

                                CONTEMPO REALTY

                       COMBINED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                              1994        1995        1996
                                            ---------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................... $ 626,081  $  955,666  $ 1,759,377
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation...........................   372,946     498,478      499,059
    Loss on disposal of fixed assets.......     8,403       2,274       36,392
    Changes in assets and liabilities:
      Receivables..........................   (21,509)   (139,572)    (102,054)
      Prepaid expenses.....................                            (49,974)
      Other assets.........................   (36,845)    (39,978)     (60,924)
      Trade payables.......................   (34,560)    176,944       17,177
      Accrued expenses.....................    14,951      99,256       81,868
      Other liabilities....................   (60,498)     19,800      249,164
                                            ---------  ----------  -----------
        Net cash provided by operating
         activities........................   868,969   1,572,868    2,430,085
                                            ---------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of fixed assets.......                              2,564
  Purchase of property and equipment.......  (877,000)   (792,732)    (431,796)
  Investment in affiliated entities........               (68,306)    (150,920)
  Distributions from affiliated entities...    85,729                    2,834
                                            ---------  ----------  -----------
        Net cash used in investing
         activities........................  (791,271)   (861,038)    (577,318)
                                            ---------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions paid.......................  (758,849)   (515,859)    (920,632)
  Increase (decrease) in credit line
   payable.................................    65,801       4,298      (25,444)
  Increase (decrease) in notes payable.....   527,808     129,420     (268,876)
  Repayments of loans from shareholders....   (48,134)    (44,997)    (262,464)
                                            ---------  ----------  -----------
        Net cash used in financing
         activities........................  (213,374)   (427,138)  (1,477,416)
                                            ---------  ----------  -----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS...............................  (135,676)    284,692      375,351
CASH AND CASH EQUIVALENTS, beginning of
 year......................................   741,741     606,065      890,757
                                            ---------  ----------  -----------
CASH AND CASH EQUIVALENTS, end of year..... $ 606,065  $  890,757  $ 1,266,108
                                            =========  ==========  ===========
SUPPLEMENTAL CASH FLOW INFORMATION--
  Interest paid............................ $  69,000  $  168,000  $   111,000
                                            =========  ==========  ===========
  Income taxes paid........................ $     --   $  190,000  $   430,000
                                            =========  ==========  ===========

            See accompanying notes to combined financial statements.

                                CONTEMPO REALTY

                  NOTES TO COMBINED STATEMENTS OF OPERATIONS,
                         OWNERS' EQUITY AND CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Presentation--The statements of operations, owners' equity and cash flows for Contempo Realty, Inc., Contempo Relocation, Inc., and the Morgan Hill, Almaden and Bascom general partnerships (collectively, the "Company" or "Contempo Realty") have been combined, due to common ownership and common management, and are presented herein. Contempo Realty, Inc. has a 10% direct interest in each of the partnerships.

  Nature of Business--The Company provides real estate marketing and brokerage services related to resident properties. The Company operates business locations in Santa Clara, San Benito and Alameda Counties.

  During March 1997, the Company was acquired by Coldwell Banker Residential Brokerage Corporation, an affiliate of National Realty Trust.

  Cash and Cash Equivalents--The Company considers cash investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Depreciation and Amortization--Depreciation is computed using the straight-line method over estimated useful lives of three to seven years.

  Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or the estimated useful life of the assets.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition--Real estate commissions are recorded as revenue upon close of escrow or upon transfer of title. Other fees including management and referral fees are recorded as revenue at the time the related services have been performed by the Company unless significant future contingencies exist.

  Income Taxes--The Company uses the same method of depreciation for financial reporting purposes as used for federal income tax reporting purposes. There is no deferred tax liability, as there are no timing differences relating to income or expenses.

  Income tax has been provided only on the income of Contempo Realty, Inc. and Contempo Relocation, Inc. (the "Corporations"). This includes the Corporations' share of the partnerships' income. No tax has been provided for the partnerships as this tax is the responsibility of the individual partners.

                                CONTEMPO REALTY

                  NOTES TO COMBINED STATEMENTS OF OPERATIONS,
                   OWNERS' EQUITY AND CASH FLOWS--(Continued)

2. INCOME TAX PROVISION

  As tax is only provided on the Corporations' (loss) income, the following table shows the corporate taxable income for each year:

                                                  1994       1995       1996
                                                --------  ---------- ----------
   Corporate (loss) income..................... $ (4,880) $  408,557 $  916,598
   Partnership income..........................  643,863     766,708  1,276,439
                                                --------  ---------- ----------
   Income before income tax provision.......... $638,983  $1,175,265 $2,193,037
                                                ========  ========== ==========

  The income tax provision consists of the following at December 31:

                                                        1994     1995     1996
                                                       ------- -------- --------
   Federal............................................ $ 9,128 $183,856 $363,076
   State..............................................   3,774   35,743   70,584
                                                       ------- -------- --------
   Total.............................................. $12,902 $219,599 $433,660
                                                       ======= ======== ========

  The Company has no federal or state carryovers or deferred tax attributes remaining as of December 31, 1996.

  The reconciliation between the Corporations' effective tax rate on income before taxes and the statutory federal income tax rate is as follows at December 31:

                                                         1994    1995   1996
                                                        ------   ----   ----
   Statutory federal income tax rate...................   34.0 % 34.0 % 34.0 %
   State income taxes, net of federal benefit..........    6.2    6.2    6.2
   Nondeductible entertainment and officers' life in-
    surance............................................   12.3    1.8    1.0
   Taxable interentity partnership income.............. (293.2)  14.7    9.1
   Others..............................................  (23.7)  (3.0)  (3.0)
                                                        ------   ----   ----
   Total............................................... (264.4)% 53.7 % 47.3 %
                                                        ======   ====   ====

3. MINIMUM LEASE COMMITMENTS

  The Company leases its office facilities under operating lease agreements. Rent expense in 1994, 1995 and 1996 was $1,634,000, $1,840,000 and $2,071,000,
respectively. Also, the Company is obligated under lease agreements for various office equipment.

                                CONTEMPO REALTY

                  NOTES TO COMBINED STATEMENTS OF OPERATIONS,
                   OWNERS' EQUITY AND CASH FLOWS--(Continued)

  At December 31, 1996, future minimum operating lease payments for office facilities and equipment are approximately:

                                                              Office
                                                            Facilities Equipment
                                                            ---------- ---------
Year ending December 31:
  1997..................................................... $1,295,339 $239,758
  1998.....................................................  1,161,219  180,371
  1999.....................................................    825,444   64,469
  2000.....................................................    482,909   22,660
  2001.....................................................    388,404    3,779
  Thereafter...............................................     47,486
                                                            ---------- --------
Total...................................................... $4,200,801 $511,037
                                                            ========== ========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Barbara Sue Seal Properties, Inc.
Portland, Oregon

  We have audited the accompanying statements of operations and retained earnings and of cash flows of Barbara Sue Seal Properties, Inc. (the "Company") for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations and retained earnings and of cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations and retained earnings and of cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of operations and retained earnings and of cash flows. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the statements of operations and retained earnings and of cash flows referred to above, present fairly, in all material respects, the results of operations and cash flows of Barbara Sue Seal Properties, Inc. for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Portland, Oregon
July 1, 1998

                       BARBARA SUE SEAL PROPERTIES, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 and 1997 (UNAUDITED)

                                                    Nine Months   Nine Months
                                                       Ended         Ended
                                       Year Ended    September   September 30,
                                      December 31,   30, 1996         1997
                                          1996      (unaudited)   (unaudited)
                                      ------------  -----------  -------------
REVENUES:
  Real estate commissions............ $20,292,752   $15,455,489   $17,000,134
  Other..............................     392,013        96,546        47,391
                                      -----------   -----------   -----------
    Total revenues...................  20,684,765    15,552,035    17,047,525
                                      -----------   -----------   -----------
EXPENSES:
  Commissions........................  13,455,268     9,829,784    11,474,149
  Salaries and wages.................   1,806,585     1,408,419     1,407,303
  Advertising and marketing..........   1,784,286     1,210,478     1,297,049
  Rent...............................   1,121,253       842,238       819,721
  General and administrative.........   1,141,787       954,218       904,493
  Depreciation and amortization......     220,828       132,300       286,919
                                      -----------   -----------   -----------
    Total expenses...................  19,530,007    14,377,457    16,189,634
                                      -----------   -----------   -----------
INCOME FROM OPERATIONS...............   1,154,758     1,174,578       857,891
                                      -----------   -----------   -----------
INTEREST INCOME (EXPENSE):
  Interest income....................      53,706        27,264        39,678
  Interest expense...................      (1,095)       (1,095)         (230)
                                      -----------   -----------   -----------
    Interest income--net.............      52,611        26,169        39,448
                                      -----------   -----------   -----------
NET INCOME...........................   1,207,369     1,200,747       897,339
RETAINED EARNINGS, BEGINNING OF
 PERIOD..............................   1,728,273     1,728,273     1,677,642
DISTRIBUTIONS........................  (1,258,000)     (730,000)     (943,000)
                                      -----------   -----------   -----------
RETAINED EARNINGS, END OF PERIOD..... $ 1,677,642   $ 2,199,020   $ 1,631,981
                                      ===========   ===========   ===========


                       See notes to financial statements.

                       BARBARA SUE SEAL PROPERTIES, INC.

                            STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 and 1997 (UNAUDITED)

                                                      Nine Months   Nine Months
                                                         Ended         Ended
                                                     September 30, September 30,
                                                         1996          1997
                                            1996      (unaudited)   (unaudited)
                                         ----------  ------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................  $1,207,369   $1,200,747    $  897,339
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization......     220,828      132,300       286,919
    Bad debt (recovery) expense........       4,801        2,152        (8,108)
    Gain on sale of investment in
     securities........................     (34,854)     (26,141)          --
    Change in:
      Commissions receivable...........     (44,134)      69,921        20,028
      Other receivables................      (5,716)      (7,011)       (5,750)
      Prepaid expenses.................       9,688       11,101        (5,898)
      Accounts payable.................     112,876        1,479       (49,433)
      Accrued bonuses and commissions
       to agents.......................     199,518      (22,156)     (257,239)
      Deferred compensation............      75,233       54,492       174,447
      Accrued and related tax
       benefits........................       9,148       15,029       (12,130)
      Other accrued liabilities........       3,865          (59)       (1,473)
                                         ----------   ----------    ----------
        Net cash provided by operating
         activities....................   1,758,622    1,409,653     1,038,702
                                         ----------   ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment and leasehold
   improvements........................    (511,638)    (389,228)      (45,061)
  Investment in securities, net........     (12,971)     262,104       143,881
  Decrease (Increase) in notes
   receivable..........................      79,364       61,139       (50,109)
                                         ----------   ----------    ----------
        Net cash (used in) provided by
         investing activities..........    (445,245)     (65,985)       48,711
                                         ----------   ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES--
 Distributions.........................  (1,258,000)    (730,000)     (943,000)
                                         ----------   ----------    ----------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS...........................      55,377      613,668       144,413
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD................................     276,637      276,637       332,014
                                         ----------   ----------    ----------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD................................  $  332,014   $  890,305    $  476,427
                                         ==========   ==========    ==========

                       See notes to financial statements.

                       BARBARA SUE SEAL PROPERTIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
       AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 and 1997 (UNAUDITED)
1. ORGANIZATION

  Barbara Sue Seal Properties, Inc. (the "Company"), founded in 1983, operates as a real estate broker/dealer specializing in sales of prestigious residential real estate in Oregon and Washington.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents include all cash balances and highly-liquid investments, all of which have maturities of three months or less.

  Depreciation--Equipment and leasehold improvements are stated at cost and are depreciated using the straight-line and accelerated methods over the estimated useful lives ranging from 5 to 31 years.

  Revenue Recognition--Real estate commission revenues and the related commission expenses earned by agents are recognized upon the close of escrow or transfer of title.

  Advertising Costs--Advertising costs are expensed when incurred.

  Income Taxes--The Company has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Unaudited Information--The financial information for the nine months ended September 30, 1996 and 1997 is unaudited. In the opinion of management, such information contains all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of the results to be expected for the full year.

3. LEASING COMMITMENTS

  The Company leases office space under long-term operating lease agreements. Most leases have original terms of five years with several three- to five-year renewal options with terms and conditions similar to the original lease.

  The Uptown branch is leased from the 100% stockholder of the Company, and the Wilsonville branch is leased from the Seal Family, LLC, a related party. The Sunset Corridor Branch is leased

                       BARBARA SUE SEAL PROPERTIES, INC.

from Seal-Wieden, LLC, a related party. Total rent paid to the stockholder and related parties amounted to $285,008 for the year ended December 31, 1996 and, $208,006 and $229,606 for the nine months ended September 30, 1996 and 1997, respectively (unaudited).

  The following is a schedule, by years, of future minimum lease payments under leases that have initial or remaining noncancelable lease terms in excess of one year at September 30, 1997 (unaudited):

     Year Ending September 30 (Unaudited):
       1998......................................................... $  214,419
       1999.........................................................    778,955
       2000.........................................................    546,542
       2001.........................................................    486,229
       2002.........................................................    332,338
       Thereafter...................................................    260,000
                                                                     ----------
                                                                     $2,618,483
                                                                     ==========

  Beginning in 1995, the Company subleased a portion of its office space under month-to-month leases. Sublease rental income was $99,600 in 1996.

  Rental expense under operating leases was $1,121,253 for the year ended December 31, 1996 and, $842,258 and $819,721 for the nine months ended September 30, 1996 and 1997, respectively (unaudited).

4. RETIREMENT PLAN

  The Company has a defined contribution profit sharing pension plan covering substantially all of its employees with contributions set at the discretion of management. The total contributions to the plan were $20,000 for the year ended December 31, 1996 and, $8,100 and $20,000 for the nine months ended September 30, 1996 and 1997, respectively (unaudited).

5. DEFERRED COMPENSATION PLANS

  The Company established a deferred compensation system in 1990 called the President's Council. Employees are admitted into the Plan based on sales and years of service and vest five years after entering the plan. The Company makes contributions based on level of sales and years of service. The plan was amended in March 1996, retroactive to January 1, 1995 to read that participants in the plan who are 100% vested will not be allowed to withdraw from the plan except for termination, retirement or economic hardship reasons.

  The Company established an additional deferred compensation system in 1992 called the Roundtable. Employees are admitted into this plan based on sales and years of service. The Company makes contributions based on level of sales and years of service. Contributions to the President's Council and Roundtable deferred compensation plans were $81,775 for the year ended December 31, 1996 and, $101,522 and $90,512 for the nine months ended September 30, 1996 and 1997, respectively (unaudited).

                       BARBARA SUE SEAL PROPERTIES, INC.

6. SUBSEQUENT EVENT

  On October 10, 1997, the Company was acquired by NRT Incorporated. After the acquisition, the Company became Coldwell Banker Barbara Sue Seal Properties.

  As a result of the acquisition, the Company terminated the employee profit sharing plan and both the President's Council and Roundtable deferred compensation plans. In November 1997, participants' account balances were dispersed resulting in total distributions of $652,197, $742,455, and $18,915, for each of the respective plans.

                                  * * * * * *

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     , 1999

                                NRT Incorporated

                     14,062,500 Shares of Common Stock

                            ---------------------

                                 PROSPECTUS

                            ---------------------

                          Donaldson, Lufkin & Jenrette
                            Bear, Stearns & Co. Inc.

                              BT Alex. Brown

                              Lehman Brothers
                              Merrill Lynch & Co.
                           Morgan Stanley Dean Witter

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters that are not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create any implication that the information contained herein or the affairs of the company have not changed since the date hereof.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Until    , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

Item 13. Other Expenses of Issuance and Distribution.

  The following table indicates the estimated expenses to be incurred in connection with the offering, all of which will be paid by NRT.

   SEC registration fee................................................ $62,550
   NASD fee............................................................  23,000
       listing fee.....................................................       *
   Accounting fees and expenses........................................       *
   Legal fees and expenses.............................................       *
   Printing and engraving..............................................       *
   Transfer agent's fees...............................................       *
   Blue sky fees and expenses (including counsel fees).................       *
   Miscellaneous expenses..............................................       *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

---------------------
* To be completed by amendment.

Item 14. Indemnification of Directors and Officers

  As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of NRT (filed herewith as Exhibit 3.1) provides that no director shall be liable to NRT or its stockholders for monetary damages for breach of fiduciary duty as a director other than for (i) breaches of the directors' duty of loyalty to NRT and its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the Delaware General Corporation Law and (iv) any transaction from which the director derived an improper personal benefit.

  Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other court shall deem proper.

  The Restated Certificate of Incorporation and the Amended and Restated By-laws of NRT (filed herewith as Exhibit 3.2) provide for indemnification of officers and directors of NRT, both past and present, to the fullest extent permitted by the Delaware General Corporation law, and allow NRT to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the Amended and Restated By-laws. The Amended and Restated By-laws also authorize NRT to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against him in any such capacity whether or not NRT would have the power to indemnify him against such liability under the provisions of its certificate of incorporation or
Section 145 of the Delaware General Corporation Law.

  NRT intends to provide liability insurance for each of its directors and officers against certain losses arising from claims made against them while acting in their capacities as directors or officers of NRT, whether or not NRT would have the power to indemnify such person against such losses, as permitted by law.

  The form of Underwriting Agreement filed herewith as Exhibit 1.1 provide, among other things, for the indemnification by the underwriters of directors and certain officers of NRT against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

  In connection with the formation of NRT, on August 29, 1997, certain affiliates of Apollo Management, L.P. purchased 100 shares of Common Stock of NRT (subsequently split at the rate of 100,000 shares for each share outstanding) for $20,000,000 in cash and 55,000 shares of 18.00% Series C Cumulative Junior Redeemable Preferred Stock of NRT for $40,500,000 in cash. On the same date, Cendant Corporation purchased 132,500 shares of 9.00% Series A Cumulative Senior Redeemable Preferred Stock of NRT for $132,500,000 in cash and 24,000 shares of 5.00% Series B Cumulative Convertible Redeemable Preferred Stock of NRT for $24,000,000 in cash. On September 11, 1997, Cendant purchased an additional 25,091 shares of senior preferred stock for $25,091,000 in cash, and certain affiliates of Apollo purchased 13,510 shares of junior preferred stock for $13,510,000 in cash. All such transactions were exempt from the registration requirements of the Securities Act of 1933, as amended in reliance on Section 4(2) of the Securities Act on the basis that such transactions did not involve a public offering.

Items 16. Exhibits

 (a) Exhibits:

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
   1.1++ Form of Underwriting Agreement.
   3.1*  Form of Restated Certificate of Incorporation of NRT.
   3.2*  Form of Amended and Restated By-laws of NRT.
   4.1++ Specimen of Common Stock Certificate.
   5.1++ Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, regarding legality of securities being registered.
  10.1*  Master Membership Agreement, dated as of February 9, 1999, between ERA
         Franchise Systems, Inc. and NRT.
  10.2*  Master Century 21 Real Estate Franchise Agreement, dated as of
         February 9, 1999, between Century 21 Real Estate Corporation and NRT.
  10.3*  Master Real Estate Franchise Agreement, dated as of February 9, 1999, between Coldwell Banker Real Estate Corporation and NRT.
  10.4*  Form of Amended and Restated Stockholders Agreement, among NRT, Apollo
         Management, L.P., Cendant Corporation and the stockholders named therein.
  10.5*  Acquisition Cooperation Agreement, dated as of February 9, 1999, between Cendant Corporation and NRT.
  10.6*  Marketing Agreement, dated as of August 11, 1997, between NRT and
         Cendant Mortgage Corporation.
  10.7*  Program Outsourcing Agreement, dated as of February 9, 1999, between
         NRT and Cendant Corporation.
  10.8*  Support Agreement, dated as of August 11, 1997, between Cendant
         Corporation and NRT.
  10.9*  Advisory Services Agreement, dated as of August 11, 1997, among NRT and Apollo Management, L.P.
 10.10*  Lease, dated as of August 11 , 1997, between NRT and Cendant (relating to Parsippany, New Jersey property).
 10.11*  Lease, dated as of August 11, 1997, between NRT and Cendant (relating to Mission Viejo, California property).
 10.12*  Acquisition Services Agreement, dated as of February 9, 1999, between
         NRT and Cendant Corporation.
 10.13*  Development Advance Promissory Note, dated as of September 1, 1997, between NRT and Coldwell Banker Real Estate Corporation.
 10.14++ Amended and Restated Credit Agreement, dated as of March 31, 1999, among NRT, The Chase Manhattan Bank, Bankers Trust Company and the
         lending institutions party thereto.
 10.15*  NRT Incorporated 1997 Equity Participation Plan, as amended.
 10.16*  License Agreement, dated as of February 9, 1999, between Cendant and
         NRT.
 11.1+   Calculation of Loss per Common Share.

 Exhibit
 Number                       Description of Exhibit
 -------                      ----------------------
 21.1*   Subsidiaries of NRT.
 23.1++  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
         Exhibit 5.1).
 23.2++  Consent of Deloitte & Touche LLP.
 23.3+   Consent of Deloitte & Touche LLP.
 23.4+   Consent of Deloitte & Touche LLP.
 23.5+   Consent of Deloitte & Touche LLP.
 23.6+   Consent of Deloitte & Touche LLP.
 23.7+   Consent of Deloitte & Touche LLP.
 23.8+   Consent of Arthur Andersen LLP.
 24.1*   Power of Attorney.
 27.1*   Financial Data Schedule.

-------------------

* Previously filed.

+ Filed herewith.

++ To be filed by amendment.

 (b) Financial Statement Schedules:

  Schedule II--Valuation and Qualifying Accounts has been included on page S-1.

Item 17. Undertakings.

  (a) NRT hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of NRT by NRT pursuant to the Underwriting Agreement, the restated certificate of incorporation, the amended and restated by-laws, the Delaware General Corporation Law or otherwise, NRT has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by NRT of expenses incurred or paid by a director, officer or controlling person of NRT in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NRT will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the adjudication of such issue.

  (c) NRT hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by NRT pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on April 1, 1999.

                                          NRT Incorporated

                                          By: /s/ Steven L. Barnett
                                              _________________________________

                                            Name:Steven L. Barnett

                                            Title: Senior Vice President,
                                                   General Counsel and
                                                   Secretary


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                         Title                Date

                                     President, Chief
               *                     Executive Officer      April 1, 1999
-------------------------------------    and Director
          Robert M. Becker               (Principal
                                         Executive Officer)

                                     Chairman of the
               *                     Board and Director     April 1, 1999
-------------------------------------
         Chandler B. Barton

                                     Senior Vice
               *                     President, Chief       April 1, 1999
-------------------------------------    Financial Officer
           Gregory W. Hunt               and Treasurer
                                         (Principal
                                         Financial and
                                         Accounting Officer)

             Signature                       Title                 Date

                                         Director
               *                                           April 1, 1999
------------------------------------
         Terence W. Edwards

                                         Director
               *                                           April 1, 1999
------------------------------------
          Joshua J. Harris

                                         Director
               *                                           April 1, 1999
------------------------------------
          David M. Johnson

                                         Director
               *                                           April 1, 1999
------------------------------------
           Samuel L. Katz

                                         Director
               *                                           April 1, 1999
------------------------------------
           Marc J. Rowan

                                         Director
               *                                           April 1, 1999
------------------------------------
          Richard A. Smith

                                         Director
               *                                           April 1, 1999
------------------------------------
        Michael L. Tarnopol

                                         Director
               *                                           April 1, 1999
------------------------------------
         Michael D. Weiner

  *By: /s/ Steven L. Barnett
       ____________________________

       Steven L. Barnett

       Attorney-in-Fact

                       INDEPENDENT AUDITORS' REPORT

"To the Board of Directors of NRT Incorporated

  We have audited the consolidated financial statements of NRT Incorporated and subsidiaries ("NRT") as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 1998 and the four months ended December 31, 1997 and the consolidated statements of operations, trust equity and cash flows of National Realty Trust and subsidiaries (the "Predecessor Trust") for the period from January 1, 1997 to August 31, 1997 and the period from June 1, 1996 to December 31, 1996, and the consolidated statements of operations, stockholders' equity (deficit) and cash flows of Coldwell Banker Residential Brokerage Corporation and subsidiaries ("Predecessor CB Residential) for the period from January 1, 1996 to May 31, 1996 and have issued our report thereon
dated March 19, 1999 (March 31, 1999 as to Note 19 and April   , 1999 as to the
effects of the stock split described in Note 2), included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed at Item 16(b) of this Registration Statement. This financial statement schedule is the responsibility of the management of NRT. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Costa Mesa, California

March 19, 1999"

  The accompanying consolidated financial statements include the effects of a stock split of NRT's common stock anticipated to be approved by NRT's Board of Directors. The above opinion is in the form which will be furnished by Deloitte & Touche LLP upon consummation of the stock split, which is described in Note 2 of the notes to the consolidated financial statements, and assuming that, from March 19, 1999 to the date of such stock split, no other events will have occurred that would affect the accompanying financial statements and the notes thereto and financial statement schedule, or required disclosure therein.

Deloitte & Touche LLP

Costa Mesa, California

April 1, 1999

                             NRT Incorporated

Schedule II--Valuation and Qualifying Accounts for the Years Ended December 31,
                            1998, 1997 and 1996

Column A                         Column B         Column C   Column D   Column E
--------                  ----------------------- --------- ---------- ----------
                          Balance at   Charged                         Balance at
                          Beginning  to Operating                        End of
Description               of Period    Expenses   Other (a) Deductions   Period
-----------               ---------- ------------ --------- ---------- ----------
Legal Reserves..........    15,467         608       5,445     9,167     12,353
Closed Office Reserves..    24,274         --       23,419    18,997     28,696
                           -------      ------     -------   -------    -------
Total at December 31,
 1998...................   $39,741      $  608     $28,864   $28,164    $41,049
                           =======      ======     =======   =======    =======
Legal Reserves..........     2,988         710      14,070    42,301     15,467
Closed Office Reserves..       380         --       32,100     8,206     24,274
                           -------      ------     -------   -------    -------
Total at December 31,
 1997...................   $ 3,624      $  710     $46,170   $10,763    $39,741
                           =======      ======     =======   =======    =======
Legal Reserves..........     3,744         969         --      1,725      2,988
Closed Office Reserves..       351         --          285       256        380
                           -------      ------     -------   -------    -------
Total at August 31,
 1997...................   $ 4,095      $  969     $   285   $ 1,725    $ 3,624
                           =======      ======     =======   =======    =======
Legal Reserves..........     3,605       1,278           5     1,144      3,744
Closed Office Reserves..     3,687         --          515     3,851        351
                           -------      ------     -------   -------    -------
Total at December 31,
 1996...................   $ 7,292      $1,278     $   520   $ 4,995    $ 4,095
                           =======      ======     =======   =======    =======

Notes: (a) Amounts relate to acquisitions.

                                      S-2